   As filed with the Securities and Exchange Commission on July 22, 1999

                                                 Registration No. 333-80141
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  ----------

                            AMENDMENT NO. 1 TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                                  ----------
                                 DSL.net, Inc.
             (Exact name of registrant as specified in its charter)

                                  ----------
        Delaware                      4813                   06-1510312
     (State or other      (Primary Standard Industrial    (I.R.S. Employer
      jurisdiction        Classification Code Number)  Identification Number)
   of incorporation or
      organization)

                                  ----------
                                 DSL.net, Inc.
                              545 Long Wharf Drive
                              New Haven, CT 06511
                                 (203) 772-1000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  ----------
              David Struwas, President and Chief Executive Officer
                                 DSL.net, Inc.
                              545 Long Wharf Drive
                              New Haven, CT 06511
                                 (203) 772-1000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  ----------
                                   Copies to:

  Mark H. Burnett, Esq.      Stephen Zamansky, Esq.   Ellen B. Corenswet, Esq.
    Testa, Hurwitz &             DSL.net, Inc.          Babak Yaghmaie, Esq.
     Thibeault, LLP           545 Long Wharf Drive       Brobeck, Phleger &
     125 High Street      New Haven, Connecticut 06511      Harrison LLP
  Boston, Massachusetts          (203) 772-1000          1633 Broadway, 47th
          02110                                                 Floor
     (617) 248-7000                                   New York, New York 10019
                                                           (212) 581-1600

                                  ----------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

                                  ----------

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [X]

                                  ----------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
                                                  Proposed maximum    Proposed maximum        Amount of
  Title of each class of        Amount to be       offering price    aggregate offering     registration
securities to be registered      registered         per share(1)          price(1)            fee(1)(2)
--------------------------------------------------------------------------------------------------------
 Common Stock, $.0005 par
  value.................         10,971,818            $12.00           $131,661,818         $36,601.99
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

(2) Previously paid $31,970.00. Other expenses of the offering aggregate $1,050,000 and are itemized under Item 13 of Part II of this Registration Statement.

                                  ----------
   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+We will amend and complete the information in this prospectus. Although we + +are permitted by U.S. federal securities laws to offer these securities using + +this prospectus, we may not sell them or accept your offer to buy them until + +the documentation filed with the SEC relating to these securities has been + +declared effective by the SEC. This prospectus is not an offer to sell these + +securities or our solicitation of your offer to buy these securities in any +
+jurisdiction where that would not be permitted or legal.                      +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  SUBJECT TO COMPLETION -- July 22, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Prospectus

August  , 1999


                                   [LOGO]

                                 DSL.net, Inc.

                             9,600,000 Shares

--------------------------------------------------------------------------------

    DSL.net, Inc.:           The Offering:


    . We provide high-
      speed data             . We are offering
      communications           9,600,000 shares of
      services and             our common stock.
      Internet access
      using digital
      subscriber line
      technology to small
      and medium sized
      businesses in
      select second and
      third tier cities.

                             . Staples, Inc. has
                               indicated an
                               interest in
                               purchasing
                               $5,000,000 of
                               common stock
                               directly from us at
                               the initial public
                               offering price in
                               connection with
                               this offering,
                               although it is not
                               bound to do so.

    Proposed Symbol &
    Market:

     . DSLN

     . Nasdaq National Market

    Use of Proceeds:         . The underwriters
                               have an option to
                               purchase up to an
                               additional
                               1,371,818 shares to
                               cover over-
                               allotments.

     . To continue building
       our network

     . For working capital and
       other general corporate
       purposes

                             . This is the initial
                               public offering of
                               our common stock.
                               We anticipate that
                               the initial public
                               offering price will
                               be between $10.00
                               and $12.00 per
                               share.

                             .  Closing: August  , 1999.

    -----------------------------------------------

                             Per Share Total
    ----------------------------------------
     Public offering price:    $       $

     Underwriting fees:

     Proceeds to DSL.net:

    ----------------------------------------

    This investment involves risk. See "Risk
    Factors" beginning on page 10.

--------------------------------------------------------------------------------
Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

Donaldson, Lufkin & Jenrette
            Deutsche Banc Alex. Brown

                            Lehman Brothers

                                                                  DLJdirect Inc.

  [Map of United States highlighting selected cites in Connecticut in which we currently provide service and selected cities in Tennessee in which we will provide service in 1999.]

   Text:

  .  DSL.net

  .  Representative Market Coverage

  . Selected Cities in Connecticut (Service Currently Available)--Hartford, New Haven, Bridgeport, Norwalk, Stamford and Greenwich

  . Selected Cities in Tennessee (Service Available in 1999)--Memphis, Nashville, Chattanooga and Knoxville

   .  High-Speed Data Communications for Under-Served Markets

                               TABLE OF CONTENTS

                                      Page
Prospectus Summary..................    4
Risk Factors........................   10
Use of Proceeds.....................   21
Dividend Policy.....................   21
Capitalization......................   22
Dilution............................   23
Selected Financial and Other Data...   25
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   27
Business............................   36
                                      Page
Management..........................   54
Certain Transactions................   60
Principal Stockholders..............   64
Description of Capital Stock........   66
Shares Eligible for Future Sale.....   72
Underwriting........................   74
Legal Matters.......................   77
Experts.............................   77
Additional Information..............   77
Index to Financial Statements.......  F-1

                               PROSPECTUS SUMMARY

   This summary highlights certain important information regarding our business and this offering. You should read this entire prospectus, including the "Risk Factors" and the financial statements and all related notes, before deciding to purchase our common stock. All share information reflects all stock splits effected prior to the date of this prospectus. Except as otherwise indicated, the information in this prospectus assumes that:

  . the underwriters will not exercise their over-allotment option; and

  . all outstanding shares of our preferred stock will be converted into 35,759,794 shares of our common stock.

                                    DSL.net

   Our Business

   We provide high-speed data communications and Internet access services using digital subscriber line, or DSL, technology to small and medium sized businesses. We target select second and third tier cities, generally with populations of less than 900,000. Our networks enable data transport over existing copper telephone lines at speeds of up to 1.5 megabits per second. Our services, marketed under the NetGAIN brand name, offer customers high-speed digital connections at prices that are attractive compared to the cost and performance of alternative data communications services.

   We offer our customers a single point of contact for a complete business solution that includes all of the necessary equipment and services for high-speed data communications. Our primary services include Internet access, e-mail and hosting our customers' Web sites. We also support networks that connect customers' various offices and connect our customers with their suppliers, customers and others. In addition, through independent suppliers, we intend to offer Web site design and development and applications enabling customers to engage in electronic commerce. Key elements of our services include:

  . high-speed digital connections at prices that are attractive compared to the cost and performance of alternative data communications services;

  . connections that allow for data transmission to and from the customer at the same high speed, known as symmetric connections;

  . connections that allow customers to access the Internet continuously without having to dial into the network for each use;

  . a network designed to reduce the possibility of unauthorized access and to permit the secure transmission of sensitive information and applications; and

  . high quality customer support 24 hours a day, seven days a week, with continuous network and customer connections monitoring.

   We install our equipment in and provide our services from the offices of traditional telephone companies from which local telephone service is provided, known as central offices. Our network design allows us to monitor network components and customer traffic from our network operations center located in New Haven, Connecticut. This enables us to enhance network quality, service and performance and to identify and address network problems promptly. We have designed our network so that new capacity is added incrementally with each new customer.

   We began providing service in Stamford, Connecticut in May 1998. As of June 30, 1999, we provided service or had installed equipment in 24 cities. We intend to continue our network expansion into a total of more than 60 cities by the end of 1999. We market our services through our direct sales organization and through marketing partners located in our service areas, such as integrators of computer networks and systems and consultants.

   Our Market Opportunity

   We believe that a substantial business opportunity has been created by the convergence of several factors:

  .  growth in demand for high-speed data communications;

  . increased demand for Internet access by small and medium sized businesses;

  . limitations of existing telecommunications services to meet these demands; and

  . emergence of low-cost, DSL-based solutions.

   Data communications is the fastest growing segment of the telecommunications industry. Forrester Research, Inc. projects that the total market for data networking services and Internet access will grow from $6.2 billion in 1997 to approximately $49.7 billion by 2002, with approximately $27.9 billion to come from services to businesses.

   Several DSL service providers have taken advantage of this opportunity in large metropolitan areas. However, the limited availability of these services outside of large metropolitan areas has created an opportunity to provide DSL-based services to a significant, underserved market--small and medium sized businesses in second and third tier cities.

   Our Strategy

   Our objective is to become the leading provider of DSL-based services to small and medium sized businesses in second and third tier cities throughout the United States. Key elements of our strategy are to:

  . be the first DSL-based service provider in select second and third tier cities throughout the United States;

  . utilize our rapid deployment model and leverage our centralized network management to implement our rollout plan quickly and cost effectively;

  . establish relationships in each local market with select local and regional integrators of computer networks and systems and consultants who can help market our services and provide us with customer referrals;

  . develop direct relationships with customers in order to better understand and serve their needs; and

  . leverage our systems and network design to capitalize on the cost efficiencies of DSL technology.

   Another key component of our strategy is to develop relationships with companies that provide complementary products and services or that can assist us in attracting our target customers. In July 1999, we entered into separate strategic arrangements with Staples, Inc. and Microsoft Corporation. As part of our strategic relationships, Microsoft and Staples invested $15 million and $3.5 million, respectively. Staples has also indicated its interest in purchasing $5 million of common stock directly from us at the initial public offering price in connection with this offering, although it is not bound to do so. The Staples marketing agreement designates us as their exclusive supplier of the types of DSL services we provide in each of our markets. Our services will be co-branded and made available to Staples customers through their stores, catalogs, direct sales force and Web site. In turn, we have agreed that we will not sell our services through any other national office supplies company. In our Microsoft arrangement, we will jointly market a co-branded version of the Microsoft Network (MSN) service to our customers and Microsoft intends to use its existing channels and sales force to augment our own marketing efforts.

   Our History

   We were incorporated in Delaware on March 3, 1998. Our principal executive offices are located at 545 Long Wharf Drive, New Haven, Connecticut 06511, and our telephone number is (203) 772-1000. We maintain a corporate Web site at www.dsl.net. The contents of our website are not part of this prospectus.

   We own applications for federal registration and claim rights in the name DSL.NET. This prospectus also refers to trade names and trademarks of other companies.

                                  The Offering

Common stock offered........

                              9,600,000 shares

Common stock to be
 outstanding after the
 offering...................

                              59,639,556 shares

Use of proceeds.............  To continue building our network and for working capital and other general corporate purposes. We may also use a portion of the proceeds to acquire complementary businesses.

Proposed Nasdaq National
 Market symbol..............
                              DSLN

   The shares of common stock to be outstanding after the offering exclude, as of July 21, 1999:

  . 12,364,200 shares of common stock reserved for issuance under our stock option plan, of which 5,259,352 shares with a weighted average exercise price of $0.54 per share were subject to outstanding options;

  . 300,000 shares of common stock reserved for issuance under our employee stock purchase plan; and

  . 194,554 shares of common stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $0.68 per share.

   Staples has indicated an interest in purchasing $5,000,000 of common stock directly from us at the initial public offering price in connection with this offering, although it is not bound to do so.

                             Summary Financial Data

   You should read the following summary financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included elsewhere in this prospectus. We were incorporated on March 3, 1998 and commenced operations on March 28, 1998.

   The pro forma balance sheet information below reflects each of the following items, all of which occurred after June 30, 1999:

  . the issuance of 939,086 shares of Series E preferred stock for net proceeds of approximately $18,468,000; and

  . the repayment of a note receivable from one of our officers of approximately $1,000,000 on July 16, 1999.


   The pro forma as adjusted information adjusts the pro forma information to give effect to the conversion of all outstanding preferred stock into common stock and the sale of 9,600,000 shares of common stock offered by us at an assumed initial public offering price of $11.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses. See "Use of Proceeds."

                                                      Period
                                                  from Inception
                           Period from Inception  (March 3, 1998)
                          (March 3, 1998) through     through     Six Months Ended
                             December 31, 1998     June 30, 1998   June 30, 1999
Statement of Operations
 Data:
Total revenue...........        $    31,533           $ 3,489       $    184,173
Operating loss..........         (2,785,026)           (2,509)        (6,704,862)
Net loss................         (2,789,637)           (2,741)        (6,497,247)
Net loss per common
 share..................        $     (0.55)          $ (0.00)      $      (0.71)
Pro forma net loss per
 common share...........              (0.55)            (0.00)             (0.25)
Other Data:
EBITDA..................        $(2,779,282)          $(2,509)      $ (5,603,935)
Capital expenditures....            290,082             4,847          6,133,618
Cash Flow Data:
Used in operating activ-
 ities..................        $  (153,505)          $(1,427)      $ (2,766,896)
Used in investing activ-
 ities..................           (290,082)           (4,847)       (11,661,709)
Provided by financing
 activities.............            483,066            49,133         44,859,829

                                                      June 30, 1999
                                           ------------------------------------
                                                                    Pro Forma
                                             Actual     Pro Forma  As Adjusted
Balance Sheet Data:
Cash, cash equivalents and marketable se-
 curities................................  $35,998,794 $55,466,699 $152,974,699
Total assets.............................   43,575,321  72,081,234  160,551,226
Long-term obligations (including current
 portion)................................    1,725,090   1,725,090    1,725,090
Total stockholders' equity ..............   39,482,999  67,988,912  156,458,904

   EBITDA, shown above under "Other Data," consists of net loss excluding net interest, taxes, depreciation of capital assets and amortization of deferred compensation expense. Other companies, however, may calculate it differently from us. We have provided EBITDA because it is a measure of financial performance commonly used for comparing companies in the telecommunications industry in terms of operating performance, leverage, and ability to incur and service debt. EBITDA provides an alternative measure of cash flow from operations. EBITDA should not be considered in isolation from, and you should not construe it as a substitute for:

  .  operating loss as an indicator of our operating performance,

  .  cash flows from operating activities as a measure of liquidity,

  . other consolidated statement of operations or cash flows data presented in accordance with generally accepted accounting principles,

  .  or as a measure of profitability or liquidity.

                                  RISK FACTORS

   You should consider carefully the following risks, together with all other information included in this prospectus before you decide to buy our common stock. Please keep these risks in mind when reading this prospectus, including any forward-looking statements appearing in this prospectus. If any of the following risks actually occurs, our business, financial condition or results of operations would likely suffer materially. As a result, the trading price of our common stock may decline, and you could lose all or part of the money you paid to buy our common stock.

Risks relating to our business

 Our extremely limited operating history makes it difficult to evaluate our business and prospects

   We commenced operations in March 1998 and only recently began to market and sell our services. We began offering commercial service in Stamford, Connecticut in May 1998. Several members of our senior management team and other employees have only recently joined us and therefore have worked together for only a short period of time. Accordingly, you have limited information about our company with which to evaluate our business, strategies and performance and an investment in our common stock.

 Because the high-speed data communications industry is new and rapidly evolving, we cannot predict its future growth or ultimate size

   The high-speed data communications industry is in the early stages of development and is subject to rapid and significant technological change. Since this industry is new and because the technologies available for high-speed data communications services are rapidly evolving, we cannot accurately predict the rate at which the market for our services will grow, if at all, or whether emerging technologies will render our services less competitive or obsolete. If the market for our services fails to develop or grows more slowly than anticipated, our business, prospects, financial condition and results of operations could be materially adversely affected. Many providers of high-speed data communication services are testing products from numerous suppliers for various applications, and these suppliers have not broadly adopted an industry standard. In addition, certain industry groups are in the process of trying to establish standards which could limit the types of technologies we could use. Certain critical issues concerning commercial use of DSL technology for Internet access, including security, reliability, ease and cost of access and quality of service, remain unresolved and may impact the growth of these services.

 We have incurred losses and have experienced negative operating cash flow to date and expect our losses and negative operating cash flow to continue and to increase

   We have incurred significant losses and experienced negative operating cash flow for each month since our formation. We expect to continue to incur significant losses and negative operating cash flow for the foreseeable future. If our revenue does not grow as expected or capital and operating expenditures exceed our plans, our business, prospects, financial condition and results of operations will be materially adversely affected. As of June 30, 1999, we had an accumulated deficit of approximately $11,689,000. We cannot be certain if or when we will be profitable or if or when we will generate positive operating cash flow. We expect our operating expenses to increase significantly as we expand our business. In addition, we expect to make significant additional capital expenditures during the remainder of 1999 and in subsequent years. We also expect to substantially increase our operating expenditures, particularly network and operations and sales and marketing expenditures, as we implement our business plan. However, our revenue may not increase despite this increased spending.

 Our business model is unproven, and may not be successful

   We do not know whether our business model and strategy will be successful. If the assumptions underlying our business model are not valid or we are unable to implement our business plan, achieve the predicted level of market penetration or obtain the desired level of pricing of our services for sustained periods, our business, prospects, financial condition and results of operations could be materially adversely affected. We have adopted a different strategy than other DSL providers. We focus on selling directly to small and medium sized businesses in second and third tier cities. In contrast, other DSL providers sell services primarily to Internet service providers and others who, in turn, resell these services to end users through their sales forces. In addition, many other DSL providers are currently focused primarily on offering their services in large metropolitan areas. Certain of our target markets are within the larger metropolitan areas where other DSL providers are focused on providing service. Our unproven business model makes it difficult to predict the extent to which our services will achieve market acceptance. To be successful, we must deploy our network in a significant number of our selected markets and convince our target customers to utilize our service. As of June 30, 1999, we provided service or had installed equipment in only 24 cities. It is possible that we may never be able to deploy our network as planned, achieve significant market acceptance, favorable operating results or profitability.

 Our failure to achieve or sustain market acceptance at desired pricing levels could impair our ability to achieve profitability or positive cash flow

   Prices for digital communication services have fallen historically, a trend we expect will continue. Accordingly, we cannot predict to what extent we may need to reduce our prices to remain competitive or whether we will be able to sustain future pricing levels as our competitors introduce competing services or similar services at lower prices. Our failure to achieve or sustain market acceptance at desired pricing levels could impair our ability to achieve profitability or positive cash flow, which would have a material adverse effect on our business, prospects, financial condition and results of operations.

 If we fail to recruit qualified personnel in a timely manner and retain our employees, we will not be able to execute our business plan

   To meet our business plan, we need to hire a substantial number of qualified personnel, particularly sales and marketing personnel. If we are unable to recruit qualified personnel in a timely manner or to retain our employees, we will not be able to execute our business plan. Our industry is characterized by intense competition for, and aggressive recruiting of, skilled personnel, as well as a high level of employee mobility. Many of our future employees must be recruited to work locally in the new markets where we intend to establish a presence. The combination of our local sales and marketing strategy and the competitive nature of our industry may make it difficult to hire qualified personnel on a timely basis and to retain our employees.

 Our management team has little experience working together, and the loss of key personnel could adversely affect our business

   We depend on a small number of executive officers and other members of senior management to work effectively as a team, to execute our business strategy and business plan, and to manage employees who will be located throughout the United States. The loss of key managers or their failure to work effectively as a team could have a material adverse effect on our business and prospects. Our senior management has worked together for only a short period of time and may not work well together as a management team. Competition for qualified executives in the data communication services industry is intense and there are a limited number of persons with comparable experience. We do not have employment agreements with any of our executive officers, so any of these individuals may terminate his employment at any time.

 Our failure to establish the necessary infrastructure to support our business and to manage our growth could strain our resources and adversely affect our business and financial performance

   Our business plan anticipates that we will service in a significant number of new cities and add a significant number of new employees in geographically-dispersed areas. This rapid growth will continue to place a significant strain on our management, financial controls, operations, personnel and other resources. Our failure to manage our rapid growth could have a material adverse effect on our ability to integrate expanding operations, the quality of our services and our ability to recruit, manage and retain key personnel. If we do not institute adequate financial and reporting systems, managerial controls, and procedures to manage and operate from multiple geographically-dispersed locations, our operations will be materially and adversely affected. We are currently implementing an operations support system to help manage customer service, bill customers, process customer orders and coordinate with vendors and contractors. Implementation of this system, which we expect to be substantially completed by the end of 1999, could be delayed or, when implemented, could cause disruptions in service or billing. In addition, we are currently implementing a new financial and reporting system which will interact with our operations support system. To manage our growth effectively, we must successfully implement these systems on a timely basis, and continually expand and upgrade these systems as our operations expand.

 Disappointing quarterly revenue or operating results could cause the price of our common stock to fall

   Our quarterly revenue and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. If our quarterly revenue or operating results fall below the expectations of investors or security analysts, the price of our common stock could fall substantially. Our quarterly revenue and operating results may fluctuate as a result of a variety of factors, many of which are outside our control, including:

  . amount and timing of expenditures relating to the rollout of our infrastructure and services;

  . ability to obtain and the timing of necessary regulatory approvals;

  . rate at which we are able to attract customers within our target markets and our ability to retain these customers at sufficient aggregate revenue levels;

  . ability to deploy our network on a timely basis;

  . availability of financing to continue our expansion;

  . technical difficulties or network downtime;

  . availability of space in traditional telephone companies' central offices and timing of the installation of our equipment in those spaces; and

  . introduction of new services or technologies by our competitors and resulting pressures on the pricing of our service.

 The failure of our customers to pay their bills on a timely basis could adversely affect our cash flow

   Our target customers consist of small and medium sized businesses. We anticipate having to bill and collect numerous relatively small customer accounts. We may experience difficulty in collecting amounts due on a timely basis. Our failure to collect accounts receivable owed to us by our customers on a timely basis could have a material adverse effect on our business, financial condition and cash flow.

 Our failure to develop and maintain good relationships with marketing partners in a local service market could adversely affect our ability to obtain and retain customers in that market

   In addition to marketing through our direct sales force, we rely on relationships with local marketing partners, such as integrators of computer systems and networks and consultants. These partners recommend our services to their clients, provide us with referrals and help us build a local presence in each market. We may not be able to identify, and maintain good relationships with, quality marketing partners or assure you that they will recommend our services rather than our competitors' services to their customers. Our failure to identify, and maintain good relationships with, quality marketing partners could have a material adverse effect on our ability to obtain and retain customers in a market and, as a result, our business would suffer.

 Our success depends on negotiating and entering into interconnection agreements with traditional telephone companies

   We must enter into and renew interconnection agreements with traditional telephone companies in each of our target markets in order to provide service in that market. These agreements govern, among other things, the price and other terms regarding our location of equipment in the telephone companies' central offices and our lease of copper telephone lines that connect those central offices to our customers. To date, we have entered into agreements with Ameritech, Bell Atlantic, BellSouth, SBC (including SNET) and GTE, which govern our relationships in 21 states. Delays in obtaining interconnection agreements would delay our entrance into target markets and could have a material adverse effect on our business and prospects. Our interconnection agreements have limited terms of one to two years and we cannot assure you that new agreements will be negotiated or that existing agreements will be extended on terms favorable to us. Interconnection agreements are also subject to oversight by the FCC, state telecommunication regulators and the courts. These governmental authorities may modify the terms or prices of our interconnection agreements in ways that could adversely affect our ability to deliver service and our business and results of operations.

   Under federal law, traditional telephone companies have an obligation to negotiate with us in good faith to enter into interconnection agreements. If no agreement can be reached, either side may petition the applicable state telecommunications regulators to arbitrate remaining disagreements. These arbitration proceedings can last for many months. Moreover, the state regulators must approve any interconnection agreement resulting from negotiation or arbitration, and any party may appeal an adverse decision by the state regulators to federal district court. The potential cost in resources and delay from this process would delay our entry into markets and could harm our ability to compete in these markets, and we cannot assure you that a state regulatory authority would resolve disputes in our favor. Moreover, the FCC rules governing pricing standards for access to the networks of the traditional telephone companies are currently being challenged in federal court. If the courts overturn the FCC's pricing rules, the FCC may adopt a new pricing methodology that would require us to pay a higher price to traditional telephone companies for access to suitable facilities and lines. This could have a detrimental effect on our business.

   Many of the traditional local telephone companies, including those created by AT&T's divestiture of its local telephone service business, are conducting technical or market trials or have begun deploying DSL-based services. In addition, these companies also currently offer high-speed data communications services that use other technologies. Consequently, these companies have certain incentives to delay:

  .our entry into, and renewals of, interconnection agreements,

  .our access to their central offices to install our equipment and provide our services,

  .provisioning acceptable transmission facilities and copper telephone lines, and

  .our introduction and expansion of our services.

Any such delays would negatively impact our ability to implement our business plan and harm our competitive position, business and prospects.

 Failure to obtain space for our DSL equipment in the local telephone companies' central offices in our target markets could adversely affect our business

   Our strategy requires us to obtain space for our DSL equipment in those central offices of the traditional telephone companies that already serve a large number of our target customers. Failure to obtain required space to locate our equipment on a timely basis could have a material adverse effect on our business. In addition to negotiating and entering into interconnection agreements with traditional telephone companies, we must negotiate and enter into collocation agreements for each central office in which we locate equipment. We may not be able to secure collocation space in the central offices of our choice on a timely basis. We expect that central office space will become increasingly scarce as demand increases. In addition, the terms of our collocation agreements are one to two years and are subject to certain renegotiation, renewal and termination provisions.

 Our success depends on traditional telephone companies providing acceptable transmission facilities and copper telephone lines

   We interconnect with and use the networks of traditional telephone companies to provide our services to our customers. We cannot assure you that these networks will be able to meet the telecommunications needs of our customers or maintain our service standards. We also depend on the traditional telephone companies to provide and maintain their transmission facilities and the copper telephone lines between our network and our customers' premises. Our dependence on traditional telephone companies could cause delays in establishing our network and providing our services. Any such delays could have a material adverse effect on our business. We lease copper telephone lines running from the central office of the traditional telephone companies to each customer's location. In many cases, the copper telephone lines must be specially conditioned by the telephone company to carry digital signals. We may not be able to lease a sufficient number of acceptable telephone lines on acceptable terms, if at all. Traditional telephone companies often rely on unionized labor and labor-related issues have in the past, and may in the future, adversely affect the incumbent carriers' provision of services.

 Our success depends on contractors who install the equipment and wiring necessary to utilize our service in the central offices of traditional telephone companies and at our customers' premises

   We primarily utilize contractors to install necessary equipment and wiring in the central offices of traditional telephone companies and at our customers' premises. These installations must be completed on a timely basis and in a cost-efficient manner. Failure to retain experienced contractors to install the equipment and wiring or failure to complete these installations on a timely, cost-efficient basis could materially delay our growth or damage our reputation, our business and prospects and results of operations. If we are unable to retain contractors to provide these services, we will have to complete these installations ourselves, probably at a greater cost and with delay. We may be required to utilize numerous contractors as we expand our operations, which may divert management attention and result in delays in installations, increased costs and lower quality.

 Intense competition in the high-speed data communication services market may negatively affect the number of our customers and the pricing of our services

   The high-speed data communication services market is intensely competitive. If we are unable to compete effectively, our business, prospects, financial condition and results of operations would be adversely affected. We expect the level of competition to intensify in the future, due, in part, to increasing consolidation in our industry. Our competitors use various technologies for local access connections, that include higher speed alternatives to traditional dial-up modems, such as integrated services digital network, or ISDN, frame relay, T1 and DSL services, and alternatives to traditional telecommunications networks such as wireless, satellite-based and cable networks. We expect significant competition from:

  . Other providers of DSL-based services like us, including Covad, Network
    Access Solutions, NorthPoint and Rhythms NetConnections;

  . Internet service providers, such as America Online, Concentric Network and Flashcom, which have begun to develop high-speed access capabilities to leverage their existing products and services.

  . Traditional local telephone companies, including the traditional telephone companies created by AT&T's divestiture of its local telephone service business, some of which have begun deploying DSL-based services and which provide other high-speed data communications services;

  . National long distance carriers, such as AT&T and MCI WorldCom, which are beginning to offer competitive DSL-based services;

  . Cable modem service providers, such as At Home, which are offering high-speed Internet access over cable networks and have positioned themselves to do the same for businesses;

  . Providers utilizing alternative technologies, such as wireless and satellite-based data service providers.

   Many of our current and potential competitors have longer operating histories, greater brand name recognition, larger customer bases and substantially greater financial, technical, marketing, management, service support and other resources than we do. Therefore, they may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or customer requirements. See "Business --Competition."

 We may not be able to continue to grow our business if we do not obtain significant additional funds on acceptable terms by 2001

   The actual amount and timing of our future capital requirements will depend on the demand for our services and regulatory, technological and competitive developments which could differ materially from our estimates. We may not be able to raise sufficient debt or equity capital on terms that we consider acceptable, if at all. If we are unable to obtain adequate funds on acceptable terms, our ability to deploy and operate our network, fund our expansion or respond to competitive pressures would be significantly impaired.

 We may incur significant amounts of debt in the future to implement our business plan and, if incurred, this indebtedness will create greater financial and operating risk and limit our flexibility

   We intend to seek additional debt financing in the future. We are not generating sufficient revenue or operating cash flow to fund our operations or to repay existing or expected debt. We may not be able to repay our current debt or any future debt. In addition, the terms of any future debt would likely contain additional restrictive covenants that would limit our ability to incur additional indebtedness and place other operating restrictions on our business. If we incur additional debt, we will be required to devote increased amounts of our cash flow to service indebtedness. This could require us to modify, delay or abandon the capital expenditures and other investments necessary to implement our business plan.

 We may be subject to risks associated with future acquisitions

   We may acquire complementary businesses. At present, we have no agreements or other arrangements with respect to any acquisition. An acquisition may not produce the revenue, earnings or business synergies that we anticipate, and an acquired business might not perform as we expect. If we pursue any acquisition, our management could spend a significant amount of time and effort in identifying and completing the acquisition and may be distracted from the operation of our business. If we complete an acquisition, we would probably have to devote a significant amount of management resources to integrating the acquired business with our existing operations, and that integration may not be successful.

 Our services are subject to federal, state and local regulation and changes in laws or regulations could adversely affect the way we operate our business

   The facilities we use and the services we offer are subject to varying degrees of regulation at the federal, state and/or local levels. Changes in applicable laws or regulations could, among other things, increase our costs, restrict our access to the central offices of the traditional telephone companies, or restrict our ability to provide our services. For example, the 1996 Telecommunications Act, which, among other things, requires traditional telephone companies to unbundle network elements and to allow competitors to locate their equipment in the telephone companies' central offices, is the subject of ongoing administrative proceedings at the federal and state levels, litigation in federal and state courts, and legislation in federal and state legislatures. We cannot predict the outcome of the various proceedings, litigation and legislation or whether or to what extent these proceedings, litigation and legislation may adversely affect our business and operations. In addition, decisions by the FCC and state telecommunications regulators will determine some of the terms of our relationships with traditional telecommunications carriers, including the terms and prices of interconnection agreements, and access fees and surcharges on gross revenue from interstate and intrastate services. State telecommunications regulators determine whether and on what terms we will be authorized to operate as a competitive local exchange carrier in their state. In addition, local municipalities may require us to obtain various permits which could increase the cost of services or delay development of our network. Future federal, state and local regulations and legislation may be less favorable to us than current regulations and legislation and may adversely affect our businesses and operations. See "Business -- Governmental Regulation."

 A recent U.S. Supreme Court decision has raised questions about our ability to obtain interconnection facilities from the traditional telephone companies which could hurt our business

   A January 1999 decision by the U.S. Supreme Court could adversely affect our business because it has raised questions about whether we will be able to obtain certain interconnection facilities from the traditional telephone companies that we need in order to provide our services. In that decision, the Supreme Court invalidated an FCC rule which defines the particular parts of a traditional telephone company's network that must be provided to competitors like us, and it sent the matter back to the FCC with instructions to consider further the question of which parts of a traditional telephone company's network must be provided to competitors. The FCC recently initiated a proceeding to develop a new standard for determining which portions of the telephone companies' network elements must be made available to competitors like us. The FCC has stated that it plans to issue a new decision on this matter later this year. This new standard may change the parts of the telephone companies' networks to which companies like ours have access. If this occurs, our ability to implement our business plan will be adversely affected.

 Uncertain tax and other surcharges on our services may increase our payment obligations to federal and state governments

   Telecommunications providers are subject to a variety of federal and state surcharges and fees on their gross revenues from interstate and intrastate services. These surcharges and fees may be increased and other surcharges and fees not currently applicable to our services could be imposed on us. In either case, the cost of our services would increase and that could have a material adverse effect on our business, prospects, financial condition and results of operations.

 A breach of our network security could result in liability to us and deter customers from using our services

   Our network may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Any of the foregoing problems could result in liability to us and deter customers from using our service. Unauthorized access could jeopardize the security of confidential information stored in the computer systems of our customers. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to our customers, cause us to incur significant costs to remedy the problem, and divert management attention. We can provide no assurance that the security measures we have implemented will not be circumvented or that any failure of these measures will not have a material adverse effect on our ability to obtain and retain customers. Any of these factors could have a material adverse effect on our business and prospects.

 Our failure to adequately protect our proprietary rights may adversely affect our business

   We rely on unpatented trade secrets and know-how to maintain our competitive position. Our inability to protect these secrets and know-how could have a material adverse effect on our business and prospects. We protect our proprietary information by entering into confidentiality agreements with employees and consultants and potential business partners. These agreements may be breached or terminated. In addition, third parties, including our competitors, may assert infringement claims against us. Any such claims, could result in costly litigation, divert management's attention and resources, require us to pay damages and/or to enter into license or similar agreements under which we would be required to pay license fees or royalties.

 Our failure and the failure of third parties to be Year 2000 compliant could negatively impact our business

   Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. The use of software and computer systems that are not Year 2000 compliant could result in system failures or miscalculations and may result in disruptions of operations including, among other things, a temporary inability to process transactions, send invoices or engage in normal business activities. We are subject to potential Year 2000 problems affecting our services and our business systems, the systems of the incumbent local exchange carriers and other vendors, and our customers' systems. Any of these Year 2000 problems could have a material adverse effect on our business, financial condition and results of operations. Year 2000 errors or defects may be discovered in our internal software or other systems and, if such errors or defects are discovered, the costs of making those systems Year 2000 compliant may be material. Year 2000 errors or defects in the internal systems maintained by the incumbent carriers and other vendors, could require us to incur significant unanticipated expenses to remedy any problems or, if possible, replace affected vendors. Furthermore, Year 2000 problems of our target customers could negatively impact their decision to buy our services. See "Management's Discussion and Analysis and Results of Operations--Impact of Year 2000."

Risks relating to ownership of our common stock

 The price of our common stock after this offering may be lower than the price you pay

   Prior to this offering, there has been no public market for our common stock. After this offering, an active trading market in our stock might not develop or continue. If you purchase shares of our common stock in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay a price that we negotiated with the representatives of the underwriters. The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you pay.

 Our executive officers, directors and principal stockholders own a significant percentage of our company and will be able to exercise significant influence over our company, which could have a material and adverse effect on the market price of our common stock

   After this offering, our executive officers, directors and principal stockholders and their affiliates will together control approximately 59.4% of our outstanding common stock. As a result, these stockholders, if they act together, will be able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and will continue to have significant influence over our affairs. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale and might affect the market price of our common stock.

 Certain provisions of our charter, by-laws and Delaware law make a takeover difficult

   Our corporate documents and Delaware law contain provisions that might enable our management to resist a takeover. These provisions include a staggered board of directors, limitations on persons authorized to call a special meeting of stockholders and advance notice procedures required for stockholders to make nominations of candidates for election as directors or to bring matters before an annual meeting of stockholders. These provisions might discourage, delay or prevent a change of control or a change in our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of common stock and could deprive you of an opportunity to receive a premium for your common stock as part of a sale.

 The market price of our common stock may drop significantly when the restrictions on resale by our existing securityholders lapse

   Following this offering, we will have approximately 59,600,000 shares of common stock outstanding. Approximately 50,500,000 shares, or 84.7%, of our outstanding common stock will be subject to restrictions on resale. As these restrictions on resale end beginning in February 1999, the market price of our common stock could drop significantly if holders of these shares sell them or are perceived by the market as intending to sell them. These sales also may make it difficult for us to sell equity securities in the future at a time and price that we deem appropriate. See "Shares Eligible for Future Sale."

 We will have discretion as to the use of the proceeds of this offering, which we may not use effectively

   We have not committed the net proceeds of this offering to any particular purpose. As a result, our management will have significant flexibility in applying the net proceeds of this offering and could apply them in ways with which stockholders may disagree. If we do not apply the funds we receive effectively, our accumulated deficit will increase and we may lose significant business opportunities. See "Use of Proceeds."

 Investors will experience immediate and substantial dilution in the book value of their investment

   If you purchase shares of our common stock in this offering, you will experience immediate and substantial dilution because the price you pay will be substantially greater than the net tangible book value per share of the shares you acquire. This dilution is due, in large part, to the fact that our current investors paid substantially less than the public offering price when they purchased their shares of common stock. You will experience additional dilution upon the exercise of outstanding stock options and warrants to purchase common stock.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

                       AND CERTAIN OTHER INFORMATION

   Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance, and are identified by terminology such as "may," "might," "will," "should," "expect," "scheduled," "plan," "intend," "anticipate," "believe," "estimate," "potential," or "continue" or the negative of such terms or other comparable terminology. These statements speak only as of the date of this prospectus and are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors, among others, may cause our actual results to differ materially from any forward-looking statement.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We do not intend to update any of the forward-looking statements, whether as a result of new information, further events or otherwise.

   We use market data and industry forecasts throughout this prospectus, which we have obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of this information is not guaranteed by those publications. Similarly, we believe that the surveys and market research we or others have performed is reliable, but we have not independently verified this information. Such information may not be accurate.

                                USE OF PROCEEDS

   We estimate that the net proceeds from the sale of common stock in this offering will be approximately $97,508,000, based upon an assumed offering price per share of $11.00 and after deducting estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that such net proceeds will be approximately $111,542,000. See "Underwriting."

   We intend to use the net proceeds from this offering to continue building our network and for working capital and other general corporate purposes. We may also use a portion of the net proceeds to acquire complementary businesses, although we have no specific understandings, commitments or agreements to do so at this time. The amounts actually expended for these purposes will vary significantly depending on a number of factors, including revenue growth, if any, and the extent and timing of our entry into target markets and capital expenditures. In addition to the intended uses of the net proceeds, the principal purposes of the offering are to create a public market for our common stock, enhance our ability to use our common stock as a means of attracting, motivating and retaining key employees, and facilitate our future access to public equity markets.

   Prior to the application of the net proceeds from the offering as described above, these proceeds will be invested in marketable, investment-grade securities.

                                DIVIDEND POLICY

   We have never declared or paid cash dividends. We do not anticipate declaring or paying cash dividends for the foreseeable future. Instead, for the foreseeable future, we will retain our earnings, if any, for the future operation and expansion of our business. In addition, our credit agreement with our bank prohibits the payment of cash dividends.

                                 CAPITALIZATION

   The following table shows our capitalization at June 30, 1999 on an actual basis, a pro forma basis and a pro forma as adjusted basis.

   The pro forma balance sheet information below reflects each of the following items, all of which occurred after June 30, 1999:

  . the issuance of 939,086 shares of Series E preferred stock; and

  . the repayment of a note receivable from one of our officers on July 16, 1999.



   The pro forma as adjusted information adjusts the pro forma information to give effect to the conversion of all outstanding preferred stock into common stock and the sale of 9,600,000 shares of common stock offered by us at an assumed initial public offering price of $11.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses. See "Use of Proceeds."

                                                   June 30, 1999
                                       ----------------------------------------
                                                                    Pro Forma
                                          Actual      Pro Forma    As Adjusted
Cash, cash equivalents and marketable
 securities..........................  $ 35,998,794  $ 55,466,699  $152,974,699
                                       ============  ============  ============
Long-term debt, including current
 portion.............................     1,725,090     1,725,090     1,725,090
                                       ------------  ------------  ------------
Stockholders' equity:
  Convertible preferred stock, $.001
   par value; 18,962,500 shares au-
   thorized; 18,962,500 shares autho-
   rized pro forma; 20,000,000 shares
   authorized pro forma as
    adjusted;
   Series A -- 225,000 issued and
    outstanding;
    225,000 issued and outstanding
    pro forma and none issued and
    outstanding pro forma as
    adjusted.........................       225,000       225,000           --
   Series B -- 6,500,000 issued and
    outstanding; 6,500,000 issued and
    outstanding pro forma; none
    issued and outstanding pro forma
    as adjusted......................    15,424,999    15,424,999           --
   Series C -- 2,785,516 issued and
    outstanding; 2,785,516 issued and
    outstanding pro forma; none
    issued and outstanding pro forma
    as adjusted......................     9,941,104     9,941,104           --
   Series D -- 2,963,672 issued and
    outstanding; 2,963,672 issued and
    outstanding pro forma; none
    issued and outstanding pro forma
    as adjusted......................    30,973,869    30,973,869           --
   Series E -- none issued and
    oustanding; 939,086 issued and
    outstanding pro forma; none
    issued and outstanding pro forma
    as adjusted......................           --     18,467,994           --
  Common stock, $.0005 par value;
   55,925,000 shares authorized;
   55,925,000 shares authorized pro
   forma; 200,000,000 shares
   authorized pro forma as adjusted;
   14,129,800 shares issued and
   outstanding; 14,129,800 issued and
   outstanding pro forma; 59,489,589
   shares issued and outstanding pro
   forma as adjusted.................         7,065         7,065        29,745
  Additional paid-in capital.........     8,039,317     8,039,317   180,557,603
  Note receivable from officer.......      (999,911)          --            --
  Deferred compensation..............   (12,439,562)  (12,439,562)  (12,439,562)
  Accumulated deficit................   (11,688,882)  (11,688,882)  (11,688,882)
                                       ------------  ------------  ------------
    Total stockholders' equity.......  $ 39,482,999  $ 58,950,904  $156,458,904
                                       ------------  ------------  ------------
    Total capitalization.............  $ 41,208,089  $ 60,675,994  $158,183,994
                                       ============  ============  ============

                                    DILUTION

   As of June 30, 1999, our pro forma net tangible book value was $58,767,860, or $1.17 per share of common stock. Pro forma net tangible book value is the amount of total tangible assets less total liabilities. Pro forma net tangible book value per common share is pro forma net tangible book value divided by the number of shares of common stock outstanding, assuming the issuance of our Series E preferred stock and the payment of a note receivable from one of our officers which occurred after June 30, 1999 and the conversion of all shares of preferred stock into common stock.

   After giving effect to the sale of the common stock offered by us at an assumed initial public offering price of $11.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses payable by us, and the receipt of the net proceeds therefrom, our pro forma net tangible book value at June 30, 1999 would have been $156,276,000, or $2.62 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $1.45 per share of common stock to existing stockholders, and an immediate dilution in pro forma net tangible book value of $8.38 per share of common stock to new investors purchasing our common stock in this offering. The following table illustrates this per share dilution.

   Assumed initial public offering price per common share........       $11.00
                                                                        ------
     Pro forma net tangible book value per share at June 30,
      1999....................................................... $1.17
     Increase in pro forma net tangible book value per share
      attributable to new investors..............................  1.45
                                                                  -----
   Pro forma net tangible book value per share after this
    offering.....................................................         2.62
                                                                        ------
   Dilution per share to new investors...........................       $ 8.38
                                                                        ======

   The following table summarizes on a pro forma basis as of June 30, 1999:

  . the number of shares of our common stock purchased by existing stockholders, the total consideration and the average price per share paid to us for these shares;

  . the number of shares of our common stock purchased by new investors, the total consideration and the price per share paid for these shares, valuing them at an assumed initial public offering price of $11.00 per share; and

  . the percentage of shares of our common stock purchased by the existing stockholders and new investors and the percentage of consideration paid to us for these shares.


                                                     Total
                            Shares Purchased     Consideration
                           ------------------ -------------------- Average Price
                             Number   Percent    Amount    Percent   Per Share
Existing stockholders..... 50,039,556   83.9% $ 63,406,899   37.5%    $ 1.27
New investors.............  9,600,000   16.1   105,600,000   62.5      11.00
                           ----------  -----  ------------  -----
  Total................... 59,639,556  100.0% $169,006,899  100.0%
                           ==========  =====  ============  =====

   This table assumes that none of the stock options or the warrants outstanding upon the closing of this offering will be exercised, which as of July 21, 1999 include:

  . 5,259,352 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $0.54 per share; and

  . 194,554 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.68 per share.

   To the extent any of these stock options or warrants are exercised, new investors will experience further dilution. If all of these stock options and warrants are exercised, the number of shares held by new investors will be reduced to 14.7% of the shares purchased for which new investors will have paid 61.4% of the total consideration for shares purchased. Based on our pro forma net tangible book value as of June 30, 1999 described above and giving effect to the exercise of all of these stock options and warrants, the dilution per share to new investors would be $8.60.

                       SELECTED FINANCIAL AND OTHER DATA

   We were incorporated on March 3, 1998 and commenced operations on March 28, 1998. We present below summary financial and other data for our company. The following data at December 31, 1998 and for the period from inception (March 3, 1998) through December 31, 1998, except for "Other Data," has been derived from our financial statements audited by PricewaterhouseCoopers LLP, independent accountants. The balance sheet at December 31, 1998 and the related statements of operations, changes in stockholders' equity and cash flows for the period from inception (March 31, 1998) to December 31, 1998 and notes thereto appear elsewhere in this prospectus. The balance sheet data as of June 30, 1999 and the statement of operations and other data for the period from inception (March 3, 1998) through June 30, 1998 and the six months ended June 30, 1999 have been derived from our unaudited financial statements that are included elsewhere in this prospectus. The unaudited financial statements include, in the opinion of our management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of the information set forth.

   The pro forma information gives effect to each of the following items, all of which occurred after June 30, 1999:

  . the issuance of 939,086 shares of Series E preferred stock.

  . the repayment of a note receivable from one of our officers of $999,911 on July 16, 1999.

   The pro forma as adjusted information adjusts the pro forma information to give effect to the conversion of all outstanding preferred stock into common stock and the sale of 9,600,000 shares of common stock offered by us at an assumed initial public offering price of $11.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses. See "Use of Proceeds."

   You should refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the more complete financial information included elsewhere in this prospectus. The results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the full year.

                                                   Period
                         Period from Inception from Inception
                            (March 3, 1998)    (March 3, 1998)
                                through            through     Six Months Ended
                           December 31, 1998    June 30, 1998   June 30, 1999
                                                 (unaudited)     (unaudited)
Statement of Operations
 Data:
Revenue.................      $    31,533          $ 3,489       $   184,173
Operating expenses:
  Network and
   operations...........          127,054              705         1,482,628
  General and
   administrative.......          230,272            3,896         1,554,013
  Sales and marketing...           35,961            1,397         1,235,589
  Stock compensation....        2,423,272              --          2,616,805
                              -----------          -------       -----------
    Total operating
     expenses...........        2,816,559            5,998         6,889,035
                              -----------          -------       -----------
Operating loss..........       (2,785,026)          (2,509)       (6,704,862)
Interest expense (in-
 come) .................            4,611              232          (207,615)
                              -----------          -------       -----------
Net loss................      $(2,789,637)         $(2,741)      $(6,497,247)
                              ===========          =======       ===========

                                                    Period
                          Period from Inception from Inception
                             (March 3, 1998)    (March 3, 1998)
                                 through            through     Six Months Ended
                            December 31, 1998    June 30, 1998   June 30, 1999
                                                  (unaudited)     (unaudited)
Net Loss per Common
 Share Data:
Net loss per common
 share..................       $     (0.55)        $   (0.00)     $      (0.71)
                               ===========         =========      ============
Shares used in computing
 net loss per share.....         5,118,342         5,089,634         9,151,630
Pro forma net loss per
 common share...........             (0.55)            (0.00)            (0.25)
Shares used in computing
 pro forma net loss per
 share..................         5,118,342         5,089,634        26,411,314
Other Data:
EBITDA..................       $(2,799,282)        $  (2,509)     $ (5,603,935)
Capital expenditures....           290,082             4,847         6,133,618
Cash Flow Data:
Used in operating activ-
 ities..................       $  (153,505)        $  (1,427)     $ (2,766,896)
Used in investing activ-
 ities..................          (290,082)           (4,847)      (11,661,709)
Provided by financing
 activities.............           483,066            49,133        44,859,829

                                                      June 30, 1999
                                           ------------------------------------
                              December 31,                          Pro Forma
                                  1998       Actual     Pro Forma  as Adjusted
Balance Sheet Data:
Cash, cash equivalents and
 marketable securities......   $  39,479   $35,998,794 $55,466,699 $152,974,699
Total assets................     369,980    43,575,321  63,043,226  160,551,226
Long-term obligations,
 including current portion..     433,161     1,725,090   1,725,090    1,725,090
Total stockholders' equity
 (deficit)..................    (315,865)   39,482,999  58,950,904  156,458,904

   EBITDA, shown above under "Other Data," consists of net loss excluding net interest, taxes, depreciation of capital assets and amortization of deferred compensation expense. Other companies, however, may calculate it differently from us. We have provided EBITDA because it is a measure of financial performance commonly used for comparing companies in the telecommunications industry in terms of operating performance, leverage, and ability to incur and service debt. EBITDA provides an alternative measure of cash flow from operations. EBITDA should not be considered in isolation from, and you should not construe it as a substitute for:

  .  operating loss as an indicator of our operating performance,

  .  cash flows from operating activities as a measure of liquidity,

  . other consolidated statement of operations or cash flows data presented in accordance with generally accepted accounting principles, or

  .  as a measure of profitability or liquidity.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis of the financial condition and results of operations should be read in conjunction with "Selected Financial and Other Data" and our financial statements and related notes appearing elsewhere in this prospectus.

Overview

   We provide high-speed data communications services and Internet access to small and medium sized businesses in second and third tier cities. We began providing service in May 1998 and, as of June 30, 1999, we provided service or had installed equipment in 24 cities. We intend to continue our network expansion into a total of more than 60 cities by the end of 1999.

   Since inception on March 3, 1998, our principal activities have included:

  . developing criteria for market selection and analyzing potential markets against these criteria;

  . obtaining required governmental authorizations;

  . negotiating and entering into interconnection agreements with traditional telephone companies;

  . acquiring space in traditional telephone companies' central offices and installing our network equipment in those offices;

  . launching service in target markets;

  . selling and marketing to, and installing service for, customers in markets where we have established service;

  . hiring management and other personnel;

  . raising capital; and

  . developing and implementing our operations support system and other information systems.

   We have incurred operating losses, net losses and negative operating cash flow for each month since our formation. As of December 31, 1998 and June 30, 1999, we had an accumulated deficit of approximately $2,790,000 and $11,689,000, respectively. We intend to substantially increase our operating expenses and capital expenditures in an effort to rapidly expand our network infrastructure and service areas. We expect to incur substantial operating losses, net losses and negative operating cash flow during our network build-out and during the initial penetration of each new market we enter. Our losses and negative operating cash flow are expected to continue and to increase as we expand our operations.

   We incur network and operations expenses, sales and marketing expenses and capital expenditures when we enter a new market. After selecting a target market, we apply for space in the traditional telephone company's central office from which we intend to provide service. The availability of space in these central offices and the timing and cost of our obtaining that space varies by location and by telephone company. Based on our experience to date, if space is available in a desired central office, the time for us to obtain the required local approvals and deploy our equipment in that space has typically ranged from five to ten months. To date, our initial cost for obtaining space in each central office and interconnection to the telephone company's network has typically averaged less than $50,000. In addition to this initial cost, we pay monthly fees for maintenance, utilities and continued access to the telephone company's network, which vary by location and are substantially lower than the initial cost for obtaining space. Once we have deployed our network in a market, the majority of our additional capital expenditures depend on orders to connect new end users. These additional capital expenditures include the costs of additional DSL equipment that is installed in the central offices and additional modems that are installed in customers' sites. In addition to the capital expenditures required to enter a market, we are required to fund each market's cash flow deficit as we build our customer base.

   Our financial performance will vary, and whether and when we achieve profitability will depend on a number of factors, including:

  . development of the high-speed data communications industry and our ability to compete effectively;

  . amount, timing and pricing of customer revenue;

  . cost and timing of the deployment of our network, including installation of equipment in traditional telephone companies' central offices;

  . commercial acceptance of our service and attaining expected penetration within our target markets;

  . timely recruitment of qualified personnel, particularly sales and marketing personnel;

  . upfront sales and marketing expenses;

  . our ability to retain contractors to install equipment and wiring at customer premises on a timely and cost-effective basis;

  . cost and utilization of our backbone network which we lease from other telecommunications providers;

  . our ability to establish and maintain relationships with marketing partners;

  . successful implementation of financial, information management and operations support systems to efficiently and cost-effectively manage our growth; and

  . outcome of federal and state regulatory proceedings and related judicial proceedings, including proceedings relating to the 1996
    Telecommunications Act.

Factors Affecting Future Operations

   Revenues. We derive our revenues from installation charges and monthly fees paid by customers for our NetGAIN services, which vary based on the speed of the connection. The monthly fee includes all phone line charges, Internet access charges, the cost of the modem installed at the customer's site and the other services we generally provide. During the six months ended June 30, 1999, monthly fees represented more than 80% of our revenue. We expect that, as the number of customers using our services increases, monthly fees will continue to increase, and that installation charges will continue to decrease, as a percent of revenue.

   We seek to price our services competitively. The market for high-speed data communications services and Internet access is rapidly evolving and intensely competitive. While many of our competitors and potential competitors enjoy competitive advantages over us, we are pursuing a significant market that, we believe, is currently underserved. Although pricing will be an important part of our strategy, we believe that direct relationships with our customers and consistent, high quality service and customer support will be key to generating customer loyalty. During the past several years, market prices for many telecommunications services and equipment have been declining, a trend that we believe will likely continue. As prices decline for any given speed of service, we expect that the total number and proportion of our customers purchasing our higher-speed, higher-priced services will increase. The majority of the cost to upgrade a customer's speed is generally comprised of increased utilization of our backbone network.

   Network and Operations. Our network and operations expenses include costs related to personnel, monthly rental for telecommunications lines between customers, central offices and network service providers, customer line installation, Internet access, certain depreciation and amortization expenses and other costs. The costs of provisioning a customer's copper telephone line and the related monthly leased line costs, which typically range from $10 to $30 per month, are expensed as incurred. Our total costs for leasing lines will increase as we lease additional lines to service additional customers. In addition, we lease high-speed fiber-optic lines to connect our central office equipment with our network and the Internet and incur costs to connect to the Internet. We expect these costs to increase as the volume of data communications traffic generated by our customers increases.

   The majority of our capital expenditures relate to building our network and delivering service to customers. Accordingly, the majority of our depreciation and amortization expense, excluding deferred compensation expense, is included in our network and operations expenses. This expense includes:

  . Depreciation of network and operations equipment and DSL modems installed at customer sites;

  . Depreciation of information systems, and computer hardware and software;
    and

  . Amortization and depreciation of the costs of obtaining, designing and building our collocation space and corporate facilities.

We expect depreciation and amortization expense to increase significantly as more of our network becomes operational and as we increase capital expenditures to expand.

   General and Administrative. Our general and administrative expenses consist primarily of costs relating to personnel, customer service, finance, billing, administrative services, recruiting, insurance, bad debts, legal services and depreciation expense. As we have been implementing our business plan, we have hired and expect to continue to hire additional employees. As a result, we expect these expenses to increase as the number of employees increases.

   Sales and Marketing. Our sales and marketing expenses consist primarily of expenses for personnel, the development of our NetGAIN brand name, promotional materials, advertising and sales commissions. Sales and marketing expenses are expected to increase significantly as we continue to expand our business into new markets.

   We recently entered into strategic business relationships with Staples and Microsoft. The Staples marketing agreement designates us as their exclusive supplier of the types of DSL services we provide in each of our markets. The Microsoft arrangement allows us to jointly market a co-branded version of the Microsoft Network (MSN) service to our customers and Microsoft intends to use its existing channels and sales force to augment our own marketing efforts. In connection with the Staples and Microsoft business relationships, we expect to amortize to operating expense any difference between the price paid by the strategic business partners for the Series E convertible preferred stock and the deemed fair value of the underlying common stock over the one to two year terms of the strategic business relationships.

   Stock Compensation. We have incurred stock compensation expenses as a result of the granting of stock and stock options to employees and others with exercise prices per share subsequently determined to be below the fair values per share of our common stock for financial reporting purposes at the dates of grant. The stock compensation is being charged immediately or is being amortized over the vesting period of the applicable options, which is generally 48 months.

   Taxation. We have not generated any taxable income to date and, therefore, have not paid any federal income taxes since inception. Use of our net operating loss carryforwards, which begin to expire in 2003, may be subject to limitations. We have recorded a full valuation allowance on a deferred tax asset, consisting primarily of net operating loss carryforwards, because of uncertainty regarding their recoverability.

Results of Operations

   Revenue. We first introduced services in May 1998. Revenue in 1998 was approximately $32,000. Revenue increased to approximately $184,000 for the six months ended June 30, 1999 from approximately $3,500 for the period from March 3, 1998 (inception) to June 30, 1998. The increase in revenue was primarily due to the increased number of customers subscribing for our services.

   Network and operations. Network and operations expenses in 1998 were approximately $127,000. Network and operations expenses increased to approximately $1,483,000 for the six months ended June 30, 1999 from approximately $700 for the period from March 3, 1998 (inception) to June 30, 1998. The increase in these expenses between the 1998 and 1999 interim periods was primarily due to the increased number of customers subscribing for our services and other increased costs resulting from the addition of personnel, the expansion of our network and legal costs incurred in connection with our applications for regulatory approvals in various states.

   Depreciation and amortization expense, excluding amortization of deferred compensation, in 1998 was approximately $6,000. Depreciation and amortization expense, excluding amortization of deferred compensation, increased to approximately $191,000 for the six months ended June 30, 1999 from $0 for the period from March 3, 1998 (inception) to June 30, 1998. This expense increased as more of our network became operational and we increased capital expenditures to expand.

   General and administrative. General and administrative expenses in 1998 were approximately $230,000. General and administrative expenses increased to approximately $1,554,000 for the six months ended June 30, 1999 from approximately $3,900 for the period from March 3, 1998

(inception) to June 30, 1998. The increases in general and administrative expenses were principally the result of increases in the number of employees.

Sales and marketing. Sales and marketing expenses in 1998 were approximately $36,000. Sales and marketing expenses increased to approximately $1,236,000 for the six months ended June 30, 1999 from approximately $1,400 for the period from March 3, 1998 (inception) to June 30, 1998. These expenses increased primarily as a result of the increase in marketing and promotional activities and increases in sales and marketing personnel.

Stock compensation. We incurred stock compensation expenses of approximately $2,423,000 in 1998. Stock compensation expenses were approximately $2,617,000 for the six months ended June 30, 1999 compared to $0 for the period from March 3, 1998 (inception) to June 30, 1998. Expenses incurred in 1998 consisted of current period charges related to common stock issued to certain officers. The expenses incurred in the six months ended June 30, 1999 consisted of:

  . amortization related to stock options granted during the first half of 1999, which amounted to approximately $549,000;

  . amortization of restricted stock to senior management during the first quarter of 1999, which amounted to approximately $1,480,000; and

  . a current period charge related to common stock granted to an executive for which there is no vesting requirement, which amounted to approximately $588,000.

   The unamortized balance of approximately $12,440,000 at June 30, 1999 will be amortized over the remaining vesting period of each grant, which ranges from 33 to 45 months. As of June 30, 1999, options to purchase 5,042,739 shares of common stock were outstanding, which were exercisable at a weighted average exercise price of $0.25 per share.

   Interest expense (income), net. Interest income was approximately $208,000 for the six months ended June 30, 1999 compared to interest expense of approximately $200 for the period from March 3, 1998 (inception) to June 30, 1998. This increase was primarily due to an increase in our cash balances as a result of the issuance of preferred stock in 1999 and the repayment of debt with the proceeds therefrom. Interest expense in 1998 was approximately $5,000, and related primarily to a note payable which was paid in full in January 1999.

   Net loss. Net loss for 1998 totaled approximately $2,790,000. Net loss increased to approximately $6,497,000 for the six months ended June 30, 1999 from approximately $2,700 for the period from March 3, 1998 (inception) to June 30, 1998.

Liquidity and Capital Resources

   We have financed our capital expenditures and operations primarily with the proceeds from stock issuances and borrowings. As of June 30, 1999, on a pro forma basis giving effect to the sale of shares of Series E preferred stock to Microsoft and Staples and the repayments of a note receivable from one of our officers which occurred in July 1999, we had cash, cash equivalents and marketable securities of approximately $55,467,000 and working capital of approximately $53,197,000.

   Net cash provided by financing activities in 1998 and for the six months ended June 30, 1999 was approximately $483,000 and $44,860,000, respectively. This cash primarily resulted from the sale of preferred stock, amounts borrowed under our lease facility and short-term bridge financings. We have used, and intend to continue using, the proceeds from these financings primarily to implement our business plan and for working capital.

   In August 1998, we issued a $100,000 demand note which bore interest at the annual rate of 5.56%. As of December 31, 1998, $66,667 of principal of this note remained outstanding. This note was repaid in full in January 1999.

   In November 1998, we received $350,000 from a short-term bridge note and warrant financing. These notes had an aggregate principal amount of $350,000 and bore interest at annual rates of 5.56% or 6%. These notes were converted into shares of our Series A preferred stock in January 1999.

   During 1998, we also received $50,500 from the sale of our capital stock.

   In January 1999 we received net proceeds of approximately $3,302,000 from the sale of shares of Series A preferred stock and certain warrants. In April 1999, we received net proceeds of approximately $9,941,000 from the sale of shares of Series C preferred stock. In May 1999, we received net proceeds of approximately $29,974,000 from the sale of shares of Series D preferred stock. In addition, in July, 1999, we received net proceeds of approximately $18,468,000 from the sale of shares of Series E preferred stock and repayment of a note receivable from an officer of approximately $1,000,000 for the purchase of Series D preferred stock. Upon completion of the sale of common stock in this offering, all outstanding shares of our preferred stock will convert automatically into shares of common stock.

   In March 1999, we entered into a 36-month lease facility to finance the purchase of up to an aggregate of $2,000,000 of equipment. Amounts financed under this lease facility bear an interest rate of 8% or 9%, depending on the type of equipment, and are secured by the financed equipment. There was approximately $504,000 outstanding on this lease facility at June 30, 1999.

   In May 1999, we established a line of credit which allows us to borrow up to an aggregate of $5.0 million. This line of credit expires in May 2000, at which time amounts outstanding will convert into a term loan, which will be repayable over 36 months. Amounts borrowed under this line of credit generally bear interest at the sum of 1% plus the higher of the bank's prime rate of interest and the federal funds rate plus .5%. As of June 30, 1999, amounts outstanding under this line of credit bore interest at the annual rate of 8.75% and are secured by a lien on certain of our equipment. Borrowings under the line of credit are restricted based on our current ratio, our leverage ratio and the amount of our stockholders equity. As of June 30, 1999, approximately $4,200,000 was available under this line of credit.

   We are currently negotiating another credit arrangement with a bank that would provide an estimated $30,000,000 revolving line of credit to be used for general corporate purposes and for the issuance of letters of credit. Borrowing availability and rate of interest under the proposed line of credit are expected to vary depending upon specified financial ratios. The interest rate may be prime or LIBOR-based.

   In 1998 and for the six months ended June 30, 1999, the net cash used in our operating activities was approximately $154,000 and $2,767,000, respectively. This cash was used for a variety of operating expenses, including salaries, consulting and legal expenses, network operations and overhead expenses. Our negative operating cash flow is expected to continue and to increase as we expand our operations.

   Net cash used in investing activities in 1998 and for the six months ended June 30, 1999 was approximately $290,000 and $11,662,000, respectively. This cash was used primarily for the purchase of equipment and payment of collocation costs and purchase of marketable securities.

   In February 1999, we leased office space in New Haven, Connecticut. Annual minimum lease payments under this lease are approximately $192,000 for 1999, approximately $745,000 for each of the years 2000 through 2004, and approximately $279,000 for 2005.

   The development and expansion of our business requires significant capital expenditures. The principal capital expenditures incurred to enter each market include the procurement, design and construction of the space in traditional telephone companies' central offices where we deploy our equipment, and the purchase and installation of all necessary equipment. Capital expenditures, including collocation fees, were approximately $290,000 and $6,134,000 in 1998 and for the six months ended June 30, 1999, respectively. Although we currently have no material commitments for capital expenditures, we currently anticipate spending approximately $20,000,000 and $50,000,000 for capital expenditures for the second half of 1999 and for 2000, respectively. Our currently planned capital expenditures for 1999 include approximately $8,000,000 for our information and management systems, including our operations support system. The remaining planned capital expenditures are primarily for the procurement, design and construction of central office spaces and the purchase and installation of the equipment necessary for us to provide our services. The actual amounts and timing of our capital expenditures will vary depending on the speed at which we are able to expand and implement our network and could differ materially both in amount and timing from our current plans.

   We believe that the net proceeds from this offering, together with our existing cash and short-term investments, amounts available under our equipment lease and credit facilities, and cash generated from operations, will be sufficient to fund our operating losses, capital expenditures, lease payments and working capital requirements through 2000. We estimate that the net proceeds from the sale of common stock in this offering will be approximately $97,508,000, based upon an assumed offering price per share of $11.00 and after deducting estimated underwriting discounts and commissions and estimated offering expenses. We currently anticipate that our cash and short-term investments will exceed $152,000,000 after completion of this offering. We intend to use these cash resources, including the net proceeds from this offering, to continue building our network and for working capital and other general corporate purposes. We may also use a portion of the net proceeds to acquire complementary businesses, although we have no specific understandings, commitments or agreements to do so at this time. The amounts actually expended for these purposes will vary significantly depending on a number of factors, including revenue growth, if any, planned capital expenditures, and the extent and timing of our entry into target markets.

   We expect our operating losses, negative operating cash flow and capital expenditures to increase substantially as we expand our network. We expect that additional financing will be required in the future. We may attempt to raise financing through some combination of commercial bank borrowings, leasing, vendor financing and the sale of equity or debt securities.

   Our capital requirements may vary based upon the timing and the success of implementation of our business plan and as a result of regulatory, technological and competitive developments or if:

  . demand for our services or our cash flow from operations is less than or more than expected;

  . our development plans or projections change or prove to be inaccurate;

  . we make any acquisitions; or

  . we accelerate deployment of our network or otherwise alter the schedule or targets of our business plan implementation.

   We cannot assure you that we will be able to raise sufficient debt or equity capital on terms that we consider acceptable, if at all. If we are unable to obtain adequate funds on acceptable terms, our ability to deploy and operate our network, fund our expansion or respond to competitive pressures would be significantly impaired.

   We have not entered into any financial instruments that expose us to material market risk.

Impact of Year 2000

   Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. In order to distinguish 21st century dates from 20th century dates, the date code field needs to be expanded to 4 digits. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with these Year 2000 requirements. The use of software and computer systems that are not Year 2000 compliant could result in system failures or miscalculations resulting in disruptions of operations, including among other things, a temporary inability to process transactions, send invoices, or engage in normal business activities.

   Since we have been recently organized, we have been able to build our internal business systems with Year 2000 compliance in mind. In the future, we will seek assurance from vendors that new business systems which we purchase will be Year 2000 compliant. We have not reviewed our non-information technology systems for year 2000 issues relating to embedded microprocessors.

   Our current service offerings are not date sensitive and do not rely on, and do not need to process, date-related information in order to function as designed, either prior to and after the year 2000.

   Based on the foregoing, we have no reason to believe that our current service offerings and our business systems will not be Year 2000 compliant. Failure of our business systems or current service offerings to operate properly with regard to the Year 2000 and thereafter could require us to incur significant unanticipated expenses to remedy any problems or replace affected vendors and could have a material adverse effect on our business, operating results and financial condition.

   We can provide no assurance that the incumbent carriers and other vendors will be Year 2000 compliant or that Year 2000 problems among our target customers will not negatively impact their decision to buy our service. We will initiate a Year 2000 compliance check of incumbent carriers. Any Year 2000 related disruption of operations of the incumbent carriers or other providers would likely have a material adverse impact on our business, operation results, and financial condition. Furthermore, Year 2000 issues may affect the purchasing decisions of our customers as companies expend significant resources to correct their current systems for Year 2000 compliance.

   To date, we have not incurred significant costs in order to comply with Year 2000 requirements and we do not believe we will incur significant costs in the foreseeable future. We plan to determine the risks associated with a reasonably likely worse-case scenario and will formulate a contingency plan prior to December 31, 1999 to address these risks.

Recently Issued Accounting Pronouncements

   In 1998, we adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 supersedes SFAS 14, Financial Reporting for Segments of a Business Enterprise, replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of our reportable segments. We operate in one segment: high-speed data communication services. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 had no impact on our financial statements for the periods presented.

   In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SoP 98-1 provides guidance for determining whether computer software is internal-use software, and on accounting for proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. The adoption of SoP 98-1 had no impact on our financial statements for the periods presented.

   In April 1998, the Accounting Standards Executive Committee issued SoP 98-5, Reporting on the Costs of Start-Up Activities, which provides guidance on the financial reporting of start-up costs and organizational costs. It requires costs of start-up activities and organizational costs to be expensed as incurred. SoP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. As we have not capitalized such costs to date, the adoption of SoP 98-5 is not expected to have an impact on our financial statements.

                                    BUSINESS

Overview

   We provide high-speed data communications and Internet access services using digital subscriber line, or DSL, technology to small and medium sized businesses. We target select second and third tier cities, which generally have populations of less than 900,000. Our networks enable data transport over existing copper telephone lines at speeds of up to 1.5 megabits per second. Our services, marketed under the NetGAIN brand name, offer customers high-speed digital connections at prices that are attractive compared to the cost and performance of alternative data communications services.

Industry Background

   We believe that a substantial business opportunity has been created by the convergence of several factors:

  . growth in demand for high-speed data communications;

  . increased demand for Internet access by small and medium sized businesses;

  . limitations of existing telecommunications services to meet these demands; and

  . emergence of low-cost, DSL-based solutions.

   Growth in High-Speed Data Communications. Data communications is the fastest growing segment of the telecommunications industry. Forrester Research, Inc. projects that the total market for data networking services and Internet access will grow from $6.2 billion in 1997 to approximately $49.7 billion by 2002, with approximately $27.9 billion to come from services to businesses. To remain competitive, companies require high-speed connections to maintain complex Internet sites, to access critical information and business applications, and to communicate more efficiently with employees, customers and suppliers. In addition, businesses are increasingly using the Internet to market and sell their products and services.

   Increased Demand for High-Speed Internet Access by Small and Medium Sized Businesses. Small and medium sized businesses are increasingly using the Internet to enable them to compete more effectively with larger organizations. According to International Data Corporation/LINK, Internet access among small businesses--those with under 100 employees--grew from 19.7% in 1996 to 38.8% in 1997. The following table illustrates the historical and estimated growth in Internet use by these small businesses:

                                           1996  1997  1998E 1999E 2000E 2001E
   Total small businesses (000s).......... 7,065 7,240 7,382 7,531 7,684 7,842
   Percentage of small businesses with
    Internet access....................... 19.7% 38.8% 43.9% 47.8% 51.3% 54.5%
   Percentage of small businesses with
    home pages............................  2.1%  7.1%  9.1% 11.7% 15.0% 16.6%

  Source: International Data Corporation/LINK

   Currently, many small and medium sized businesses use the Internet to exchange e-mails and files with customers, suppliers and other business partners and to disseminate and obtain industry, product and market information. Many of these businesses also have begun to use the Internet to market and sell their products and services, to make purchases from suppliers and for other commerce-related activities. For example, the percentage of small businesses with home pages more than tripled from 1996 to 1997. To take full advantage of electronic commerce applications and the Internet, these businesses would benefit from high-speed, secure and affordable digital data communications connections.

   Limitations of Existing Telecommunications Network. The growing demand for high-speed Internet access and data communications services is straining the capacity of the existing telecommunications network, particularly the local access portion. The long distance portion of the network typically consists of fiber-optic cables and other equipment that enable high speed connections between the offices of the traditional telephone companies from which local telephone service is provided, known as central offices. In contrast, the local access portion of the network, also known as the last mile, typically consists of copper telephone wire that connects end users' locations to the nearest central office. This last mile of copper telephone wire was not originally designed for the transmission of high-speed digital signals, but has been historically used for the transmission of low-speed, analog voice signals. Most data transmission solutions to the last mile problem, including dial-up modems, frame relay, integrated services digital network (ISDN) and T1 lines, are relatively slow, hard to obtain or expensive.

   Emergence of DSL-based Solutions. As a result of technological developments and regulatory changes, DSL technology has emerged as a commercially available, cost-effective means of providing high-speed data transmission using existing copper telephone lines. DSL technology enables the transmission of digital signals over existing copper telephone wires. DSL technology enables the transmission of packets of data over a telecommunications network, which allows multiple users to simultaneously transmit and receive data over a single connection. DSL equipment, when deployed at each end of a standard copper telephone line, increases the data carrying capacity of the line to speeds to and from the user of up to 1.5 megabits per second, depending on the distance between the user and the central office and the quality of the copper telephone line.

   The deployment of DSL-based solutions by competitive telecommunications companies has been facilitated by changes in the regulatory framework in recent years. Under the 1996 Telecommunications Act, traditional telephone companies are generally required to lease telephone lines to competitive telecommunications companies on a wholesale basis through resale or unbundling and to allow these competitive telecommunications companies to locate certain of their equipment in the traditional telephone companies' central offices. By using existing facilities and copper lines, DSL providers avoid the considerable up-front fixed costs necessary to deploy alternative high-speed digital communications technologies, such as cable, wireless and satellite networks. As a result, a significant portion of the investment in a DSL network is incurred only as customers order the service. In addition, we anticipate that continued advances in DSL technologies and transmission speeds, as well as advances in DSL equipment manufacturing efficiencies, will further reduce the cost of deploying a DSL-based network.

Market Opportunity

   We believe that the demand for affordable high-speed Internet access and data communications services and the limited availability of these services outside of large metropolitan areas have created an opportunity to provide DSL-based services to a significant, underserved market -- small and medium sized businesses located in second and third tier cities. These businesses increasingly require high-speed data communications capabilities to compete effectively. Traditional telephone companies have generally offered ISDN, frame relay or T1 lines as high-speed alternatives in these markets, but these services are typically at a higher cost or lower speeds than DSL-based services.

The DSL.net Solution

   Our services, marketed under the NetGAIN brand name, provide small and medium sized businesses in second and third tier cities with high-speed Internet access and data services using DSL technology. Key elements of our solution are:

   High-Speed, Symmetric Connections. We offer Internet access at speeds of up to 1.5 megabits per second. Our network is designed to provide data transmission at the same speed to and from the customer, known as symmetric data transmission. We believe that symmetric data transmission is best suited for business applications, because business users require fast connections both to send and receive information. This compares to other DSL services which use asymmetric data transmission, which only permits users to send information at speeds much slower than they can receive information.

   Complete Business Solution. We offer our customers a single point of contact for a complete solution that includes all of the necessary equipment and services to establish and maintain digital data communications. Our primary services include Internet access, e-mail, assisting our customers in obtaining Internet addresses, and hosting our customers' Web sites and support networks that connect customers' various offices and connect our customers to their suppliers, customers and others. Through independent suppliers, we also intend to provide Web site design and development and applications enabling electronic commerce. Our network is designed to enable us to individually configure each customer's service remotely. As a result, our customers are able to upgrade to higher speeds without adding networking equipment and without an on-site visit from technical personnel.

   Always-On Connections. With our service, customers can access the Internet continuously without having to dial into the network for each use. These "always-on" connections provide customers with the ability to readily access the Internet and transfer information. Despite the always-on connection, we charge our customers a flat fee per month rather than billing them based on usage.

   Attractive Value Proposition. Our NetGAIN services offer customers high-speed digital connections at prices that are attractive compared to the cost and performance of alternative data communications services, such as dial-up, T1, ISDN or frame relay lines. We believe that our services also increase the productivity of network users by decreasing the time they spend connecting to the Internet and waiting for information downloads and transfers.

   Secure Connections. Our network is designed to reduce the possibility of unauthorized access to our customers' internal applications and information and to allow them to safely transmit sensitive information and applications.

   Customer Support. We provide customer service 24 hours a day, seven days a week. This support is important to many of our small and medium sized business customers because they do not typically have dedicated internal support staff. With our remote monitoring and troubleshooting capabilities, we continuously monitor our network and our customers' connections. This enables us to identify and enhance network quality, service and performance and address network problems promptly.

The DSL.net Strategy

   Our objective is to become the leading provider of DSL-based services to small and medium sized businesses in second and third tier cities throughout the United States. To achieve this objective, we plan to:

   Establish Service in Select Markets Throughout the United States. We seek to be the first DSL-based service provider in select second and third tier cities throughout the United States. Before entering a market, we carefully analyze the competitive environment, the composition of the small and medium sized businesses located in the market, the location, cost and availability of collocation space in the local telephone company's central offices, and the proximity of our target customers to those central offices. Our goal is to locate our equipment in central offices with a high density of small and medium sized businesses that we believe will use our services. We are seeking to have regulatory approval to operate as a competitive local exchange carrier in all 50 states and the District of Columbia and to have entered into interconnection agreements with the Regional Bell Operating Companies, which are the traditional telephone companies created by AT&T's divestiture of its local telephone service businesses, and certain other traditional telephone companies by the end of 1999.

   Utilize Our Rapid Deployment Model. Once we have selected a market to enter, we deploy our network using an operating and strategic model that we believe is replicable across the country and leverages our centralized network management capabilities. We deploy a standard package of pre-configured equipment at each central office. We utilize third-party field service organizations, who have the required authorizations from traditional telephone companies, as well as our own internal personnel to install this equipment in central offices. Through centralized network management, standardized configuration of our equipment, the assistance of third-party service providers and on-site inspection of central office installations, we believe we can implement our rollout plan quickly and cost effectively.

   Establish Local Referral Networks. We seek to establish relationships in each local market with select local and regional technology-related professionals, such as integrators of computer networks and systems and consultants, who market our services and provide customer referrals. These local marketing partners typically understand their clients' technology requirements and capabilities and can provide valuable insights into customers' needs. We also work with other local organizations which serve the business community and refer customers to us. We use these relationships to leverage our general advertising, direct mail and telemarketing efforts, which are directed at decision makers in local businesses.

   Develop Relationships Directly with Customers. Our strategy emphasizes direct relationships with our customers. These relationships enable us to learn information from our customers about their needs and preferences and help us expand our service offerings to include additional value-added services based on customer demand. We believe that these customer relationships increase customer loyalty and reduce turnover. In addition, our existing customers have provided customer referrals and we believe strong relationships will result in customer referrals in the future.

   Leverage our Scaleable Systems and Network. Our network and operations support systems have been designed to leverage the economies of DSL technology and to grow with our business. Because DSL technology uses existing copper telephone lines, implementing a DSL-based network generally requires a lower initial capital investment than that needed for alternative technologies. Once we install our pre-configured equipment in a central office, our subsequent capital investments to expand service from that location are directly related to the number of customers who order our service, thereby reducing our overall capital expenditures until additional paying customers have ordered our service. In addition, the design of our network and the operations support systems that we are in the process of implementing is intended to allow us to expand capacity as it is needed to support additional customers and markets.

Our NetGAIN Services

   We utilize DSL technology to provide reliable and cost-effective service to our customers under the NetGAIN brand. As part of our service offerings, we function as our customer's Internet service provider and deliver a broad range of Internet-based, value-added solutions. As of June 30, 1999, we provided service or had installed equipment in 24 cities.

   Our goal is to deliver services which:

  . provide reliable, always-on, secure, high-speed Internet connections with transmission speeds up to 1.5 megabits per second;

  . are easily upgradable to higher speeds with simple software changes that can be affected remotely from our offices;

  . are more reliable and enable greater productivity than dial-up modems;
    and

  . are easier to provision, install and support than existing high-speed data communications alternatives.

   Our NetGAIN services currently include all necessary equipment, software and lines required to establish and maintain a digital Internet connection. Our primary services include Internet access, e-mail, assisting our customers in obtaining Internet addresses and hosting our customers' Web sites. We also support networks that connect customers' various offices and connect our customers to their suppliers, customers and others. In addition, through independent suppliers, we intend to offer Web site design and development, as well as a suite of applications enabling electronic commerce.

   The following table lists our primary Internet access service offerings:

                                                 Maximum Speed*
                                                -----------------    Maximum
                                                   To      From   Distance from
      Services                                  Customer Customer Central Office
      NetGAIN Standard......................... 416 kb/s 416 kb/s  18,000 feet
      NetGAIN Plus............................. 784 kb/s 784 kb/s  14,000 feet
      NetGAIN Pro.............................. 1.2 mb/s 1.2 mb/s  12,000 feet
      NetGAIN Premium.......................... 1.5 mb/s 1.5 mb/s   9,000 feet

---------------------

* The speed and effectiveness of the DSL connection varies based on a number of factors, including the distance of the customer from the central office and the condition of the copper line that connects the customer to the central office.

   Customers pay an installation charge and a monthly fee for the NetGAIN service. The monthly fee does not vary by number of users or usage, although it does vary based on the speed of the connection. The fee includes the cost of the modem installed at the customer's site, all phone line charges, and general Internet access services, including e-mail, assistance in obtaining Internet addresses and domain naming services. Generally, customers subscribe to our NetGAIN services for at least one year and are billed for our services on a monthly basis. We also intend to offer customers the ability to have their monthly service fees charged directly to their credit cards.

   We plan to continue expanding our network features and applications to meet customer demand by working closely with leading hardware, software and networking companies. We expect to focus on many applications, including combining voice and data communications, increasing our directory and security capabilities, and providing businesses with the ability to access their important applications from remote locations. Using these network-enabled features and applications, we will continue to provide a complete solution to meet our business customers' needs.

Customers

   Our target customers are small and medium sized businesses in second and third tier cities in which we offer our services. In particular, we believe the following are especially attractive customers:

  . businesses currently using other high-speed data communications services, such as T1, ISDN and frame relay services, or analog dial-up Internet access;

  . professional or service-based firms that have multiple Internet service provider accounts and phone lines;

  . branch offices located in second and third tier cities that require transmission of large files between locations;

  . businesses with a substantial amount of revenue from mail order or Internet sales from customers outside their immediate geographic territory; and

  . businesses that use data-intensive applications, such as financial services, technology, and publishing.

   None of our customers accounted for more than 5% of our total revenues in 1998 or during the first six months of 1999.

Sales and Marketing

   Our marketing professionals have developed a methodology to identify the businesses that would benefit from our services. Once we identify businesses in a target market, we employ a targeted local marketing strategy utilizing a variety of mediums, including direct mail, print and radio. In addition, we sponsor local promotional events, such as information technology or telecommunications seminars, to assist our local sales professionals.

   Direct Sales Channels. Our direct sales efforts are centered around telemarketing personnel and city managers, who are assigned to one or more local areas. These city managers are responsible for assessing business opportunities and identifying marketing channel partners to assist us in the sale of our NetGAIN services. In addition, city managers work with local business associations to identify potential customers and build brand awareness.

   Our telemarketing personnel follow up on our direct mail marketing campaigns. Unlike large corporations, decision-makers in small and medium sized businesses generally decide over the phone and in a relatively short time whether to initiate data communications service with us. We believe our telemarketing personnel are effective in following up with those businesses that have received direct mailings from us.

   Marketing Partners. Our city managers also identify local information technology professionals, such as integrators of computer networks and systems and consultants, to assist in the sale of our NetGAIN services. We select marketing partners based on several factors, including brand name, local market presence, complementary technology or product lines, and a strong distribution channel. Our local marketing partners understand the technology needs and capabilities of their clients and are in position to recommend us to their clients and provide us with referrals. We compensate our marketing partners for each referral of a customer who purchases our services. We believe that relationships with marketing partners are important in establishing a long-term presence in the local community and leveraging our direct sales force.

Strategic Relationships

   We have entered into strategic relationships that we believe are valuable because they provide additional marketing capabilities and distribution channels, in addition to capital investment. We anticipate that we will enter into additional strategic relationships with others in the future.

   Our current strategic relationships include:

   Staples. In July 1999, we entered into a strategic relationship with Staples pursuant to which, among other things:

  . Staples Investment. Staples invested $3,500,000 in return for shares of our Series E preferred stock which will convert into 473,655 shares of our common stock upon the closing of this offering. In addition, Staples has indicated an interest in purchasing $5,000,000 of our common stock directly from us at the initial public offering price in connection with this offering, although it is not bound to do so.

  . Marketing Services through Staples. Staples has agreed to market our services to their small and medium sized business customers. Staples intends to offer our services for sale and refer potential customers to us through their retail stores, direct marketing sales force, catalog and Web site. We have agreed to compensate Staples for each sale of our services generated through these channels. We intend to offer our customers the ability to connect over the Internet directly to Staples for their business supply purchases.

  . Mutual Exclusivity. During the term of our agreement, which is initially for one year with the potential for annual renewals, we have agreed not to offer our services through another national office supply company. In turn, Staples has agreed to offer our services exclusively to its customers in all of the markets we serve.

   Microsoft. In July 1999, we entered into a strategic relationship with Microsoft pursuant to which, among other things:

  . Microsoft Investment. Microsoft invested $15,000,000 in us, in return for shares of our Series E preferred stock which will convert into 2,029,949 shares of common stock upon the closing of this offering.

  . Co-branding for Our Customers. During the term of our agreement, which is initially for two years with the potential for annual renewals, Microsoft has agreed to jointly market with us a co-branded version of the Microsoft Network service (MSN). We have agreed to provide and market the co-branded MSN service to our new and existing customers. We and Microsoft have agreed to share any advertising revenue generated through the co-branded MSN service.

  . Joint Marketing of Our Services. Microsoft has agreed to market and provide our services through its sales force as well as to its Microsoft certified systems integrators and consultants.

Customer Support and Operations

   Our customer support professionals work to minimize the complexity and inconvenience of data communications and Internet access for our customers. They provide our customers with a single point of contact for implementation, maintenance and operations support.

   Implementation. We manage the implementation of our service for each customer. We lease the copper telephone lines from the local telephone company. These lines run from our equipment located in the telephone company's central office to our customer. We test these lines to determine whether they meet our specifications and work with the local telephone company to correct any problems identified by our testing. Field service technicians, typically outside contractors, install the modem and any necessary wiring inside our customers' offices and test the modem and connection over our network.

   Maintenance. Our network operations center provides network surveillance for all equipment in our network. We are able to detect and correct many of our customers' maintenance problems remotely, often before our customer is aware of the problem. Customer-initiated maintenance and repair requests are managed and resolved primarily through our help desk. Our information management system, which generates trouble tickets for tracking maintenance problems, allows us to communicate maintenance problems from the customer service center to our network operations center 24 hours a day, seven days a week.

   Operations Support System. We are in the process of implementing an operations support system that will integrate many of our business systems, including customer billing, provisioning, inventory control, customer care reports and trouble ticket tracking. This operations support system has been designed to provide us with accurate, up-to-date information in these areas. We believe that our operations support system will provide us with the flexibility to add additional services for our customers as well as to meet our expansion goals. We expect that the operations support systems will be substantially completed by the end of 1999.

Our Network

   Our network delivers high-speed Internet access and data communication services. It offers scaleability, reliability, security and high performance.

 Network Design. The key design principles of our network are:

  . Intelligent End-to-End Network Management. Our network is designed to allow us to monitor network components and customer traffic from a central location. Because we control the lines to the customer, we can perform network diagnostics and equipment surveillance continuously. From our network operations center, we have visibility across our entire network, allowing us to identify and address network problems quickly and to provide quality service and performance.

  . Consistent and Scaleable Performance. We believe that networks that use technology that transmits packets of information such as ours, will eventually replace many of the existing dial-up modems currently connected to networks that use current switching technology. We have designed our network for scaleability and consistent performance. New capacity is added automatically as each new user receives a line. We also use asynchronous transfer mode equipment in our network, which implements packet switching directly in integrated circuits in contrast to slower router-based designs that implement switching in router software.

  . Security. Our network is designed to reduce the possibility of unauthorized access and to allow our customers to safely transmit and receive sensitive information and applications. The modems we install on our customers' premises are designed with enhanced security features and work in conjunction with installed security systems and network servers in an effort to provide safe connections to the Internet and a secure operating environment.

 Network Components. The primary components of our network are:

  . DSL Modems and On-Site Connections. We purchase DSL modems and provide them to our customers as part of the service contract. We configure the DSL modem and arrange for the installation of the modem and on-site wiring needed to connect the modem to the copper telephone line that we lease. We contract with independent field service organizations to perform these services, in addition to using a small internal staff.

  . Copper Telephone Lines. We lease a copper telephone line running to each customer from our equipment in the local telephone company's central office under terms specified in our interconnection agreements with these companies. Each copper line must be specifically conditioned by the local telephone company to carry digital signals, typically for an additional charge. If we are unable to lease, or experience delays in leasing, a sufficient number of acceptable telephone lines on acceptable terms, our business will be harmed.

  . Central Office Collocation. Through our interconnection agreements, we seek to secure space to locate our equipment in the central offices of traditional telephone companies and offer our services from these locations. These collocation spaces are designed to offer the same high reliability and availability standards as the telephone companies' other central office spaces. We install our digital subscriber line access multiplexers, or DSLAMs, and other equipment necessary to provide high-speed DSL signals to our customers in these spaces. We have continuous access to these spaces to install and maintain our equipment. We expect that space in central offices will become increasingly scarce as competitive telecommunications companies vie for space. We may not be able to secure space to install our equipment on a timely basis, which could delay our roll-out plan and adversely affect our business and prospects.

  . Backbone Network. Network traffic gathered at each central office is routed to one of our regional hubs and then to the Internet. In certain areas where we offer service from more than one central office, network traffic is routed from each central office in that area to a local hub which aggregates its traffic and the traffic from the other central offices located in that area and routes this traffic to a regional hub. Our hubs are provisioned with extra equipment and backup power to provide redundancy in the event of an equipment failure and are actively monitored from our network operations center. We lease space for our hubs in facilities designed to host network equipment. Our equipment is located in central offices and our hubs are connected to one another and the Internet via fiber-optic cables that we lease from various long distance carriers.

  . Network Operations Center. Our network is managed from our network operations center, or NOC, located in New Haven, Connecticut. We provide end-to-end network management 24 hours a day, seven days a week. This enhances our ability to address performance and service issues before they affect the customer. From the network operations center, we can monitor individual customer lines and the equipment and circuits in each regional network and central office.

  . Private Regional Network. We anticipate that, at some point in the future, we will operate our own private regional networks in certain geographic areas. We believe our regional networks will consist of high-speed telecommunications equipment that will connect our hubs to our equipment in individual central offices. Private networks of this type typically operate at speeds of 45 to 155 megabits per second.

Competition

   We face competition from many companies with significantly greater financial resources, well-established brand names and large installed customer bases. Although we believe competition in many second and third tier cities is less intense than competition in larger cities, we expect the level of competition in our markets to intensify in the future. We expect significant competition from:

   Other DSL Providers. Certain competitive carriers, including Covad, Network Access Solutions, NorthPoint and Rhythms NetConnections, offer DSL-based services. The 1996 Telecommunications Act specifically grants competitive telecommunications companies, including other DSL providers, the right to negotiate interconnection agreements with traditional telephone companies, including interconnection agreements which may be identical in all respects to, or more favorable than, our agreements. Several of the large telecommunications companies and computer companies, such as Microsoft and Intel, have made investments in DSL service providers.

   Internet Service Providers. Several national and regional Internet service providers, including America Online, Concentric Network, Flashcom, Mindspring, PSINet and Verio, have begun developing high-speed access capabilities to leverage their existing products and services. These companies generally provide Internet access to residential and business customers over the traditional telephone companies' networks at higher speeds. However, some Internet service providers have begun offering DSL-based access using another carrier's DSL service or, in some cases, building their own DSL networks. Some Internet service providers combine their significant and even nationwide marketing presence with strategic or commercial alliances with DSL-based competitive telecommunications companies.

   Traditional Local Telephone Companies. Many of the traditional local telephone companies, including those created by AT&T's divestiture of its local telephone service business, are conducting technical or market trials or have begun deploying DSL-based services. These companies have established brand names and reputations for high quality in their service areas, possess sufficient capital to deploy DSL equipment rapidly, have their own copper telephone lines and can bundle digital data services with their existing voice services to achieve a competitive advantage in serving customers. We believe that the traditional telephone companies have the potential to quickly deploy DSL services.

   National Long Distance Carriers. National long distance carriers, such as AT&T, MCI WorldCom, Qwest and Sprint, have deployed large-scale Internet access networks and automated ATM networks, sell connectivity to businesses and residential customers, and have high brand recognition. They also have interconnection agreements with many of the traditional telephone companies and are beginning to offer competitive DSL services.

   Other Fiber-Based Carriers. Companies such as Allegiance, ChoiceOne, e.spire, Intermedia and Williams have extensive fiber networks in many metropolitan areas, primarily providing high-speed data and voice circuits to small and large corporations. They also have interconnection agreements with the traditional telephone companies under which they have acquired collocation space in many large markets.

   Cable Modem Service Providers. Cable modem service providers, such as At Home and its cable partners, are offering or preparing to offer high-speed Internet access over cable networks to consumers. @Work, a division of At Home, has positioned itself to do the same for businesses. Where deployed, these networks provide high-speed local access services, in some cases at speeds higher than DSL service. They typically offer these services at lower prices than our services, in part by sharing the capacity available on their cable networks among multiple end users.

   Wireless and Satellite Data Service Providers. Several new companies, including Advanced Radio Telecom, Teligent and WinStar Communications, are emerging as wireless data service providers. In addition, other companies, including Motorola Satellite Systems and Hughes Communications, are emerging as satellite-based data service providers. These companies use a variety of new and emerging technologies, such as terrestrial wireless services, point-to-point and point-to-multipoint fixed wireless services and satellite-based network services.

   We may be unable to compete successfully against these competitors. The most significant competitive factors include: transmission speed, service reliability, breadth of product offerings, price/performance, network security, ease of access and use, content bundling, customer support, brand recognition, operating experience, capital availability and exclusive contracts with customers, including Internet service providers and businesses with multiple offices. We believe our services compete favorably within our service markets with respect to transmission speed, price/performance, ease of access and use and customer support. Many of our competitors enjoy competitive advantages over us based on their brand recognition, breadth of product offerings, operating experience and exclusive contracts with customers.

Interconnection Agreements with Traditional Telephone Companies

   We are required to enter into and implement interconnection agreements covering each of our target markets with the traditional local telephone company in that market in order to provide service. These agreements govern, among other things:

  . the price and other terms under which we locate our equipment in the telephone company's central offices,

  . the price we pay to lease copper telephone lines,

  . the special conditioning of these copper lines that the traditional telephone company provides to enable the transmission of DSL signals,

  . the price we pay to access the telephone company's transmission facilities, and

  . certain other terms and conditions of our relationship with the telephone company.

   Under the 1996 Telecommunications Act, traditional telephone companies have a statutory duty to negotiate in good faith with us for agreements for interconnection and access to certain unbundled network elements. This interconnection process is subject to review and approval by the state regulatory commissions. We have signed interconnection agreements with Ameritech, Bell Atlantic, BellSouth, SBC (including SNET) and GTE, which govern our relationships in 21 states. Certain of our interconnection agreements govern our relationship with the traditional telephone company throughout its service areas and others relate only to individual states. In addition, we are currently negotiating agreements with Pacific Bell, US West and Sprint and certain other carriers covering additional states. Future interconnection agreements may contain terms and conditions less favorable to us than those in our current agreements and could increase our costs of operations.

   During these interconnection negotiations, either the telephone company or we may submit disputes to the state regulatory commissions for mediation and, after the expiration of the statutory negotiation period set forth in the 1996 Telecommunications Act, we may submit outstanding disputes to the states for arbitration, as well as ask the state regulatory commissions to arbitrate a new agreement or particulars thereof.

   Under the 1996 Telecommunications Act, states have begun and, in a number of cases, completed regulatory proceedings to determine the pricing of unbundled network elements and services, and the results of these proceedings will determine the price we pay for, and whether it is economically attractive for us to use, these elements and services.

   Our interconnection agreements have terms of one or two years. Therefore, we will have to renegotiate our existing agreements when they expire. Although we expect to renew our interconnection agreements and believe the 1996 Telecommunications Act limits the ability of traditional telephone companies not to renew these agreements, we may not succeed in extending or renegotiating our interconnection agreements on favorable terms. Additionally, disputes have arisen and will likely arise in the future as a result of differences in interpretations of the interconnection agreements. These disputes have delayed our deployment of our networks. They have also adversely affected our service to our customers and our ability to enter into additional interconnection agreements with the traditional telephone companies in other states. Finally, the interconnection agreements are subject to state regulatory commission, FCC and judicial oversight. These government authorities may modify the terms of the interconnection agreements in a way that hurts our business.

Government Regulations

   A significant portion of the services that we offer will be subject to regulation at the federal and/or state levels. The Federal Communications Commission, or FCC, and state public utility commissions regulate telecommunications common carriers, which are companies that offer telecommunications services to the public or to all prospective users on standardized rates and terms. Our data transport services are common carrier services.

   The FCC exercises jurisdiction over common carriers, and their facilities and services, to the extent they are providing interstate or international communications. The various state utility commissions retain jurisdiction over telecommunications carriers, and their facilities and services, to the extent they are used to provide communications that originate and terminate within the same state. The degree of regulation varies from state to state.

   In recent years, the regulation of the telecommunications industry has been in a state of flux as the United States Congress and various state legislatures have passed laws seeking to foster greater competition in telecommunications markets. The FCC and state commissions have adopted many new rules to implement those new laws and to encourage competition. These changes, which are still incomplete, have created new opportunities and challenges for us and our competitors. Certain of these and other existing federal and state regulations are currently the subject of judicial proceedings, legislative hearings and administrative proposals which could change, in varying degrees, the manner in which this industry operates. Neither the outcome of these proceedings nor their impact upon the telecommunications industry or us can be predicted at this time. Indeed, future federal or state regulations and legislation may be less favorable to us than current regulations and legislation and therefore have a material and adverse impact on our business and financial prospects by undermining our ability to provide DSL services at competitive prices. In addition, we may expend significant financial and managerial resources to participate in proceedings setting rules at either the federal or state level, without achieving a favorable result.

 Federal Regulation and Legislation

   We must comply with the requirements of a common carrier under the Communications Act of 1934, as amended, to the extent we provide regulated interstate services. These requirements include an obligation that our charges, terms and conditions for communications services must be "just and reasonable" and that we may not make any "unjust or unreasonable discrimination" in our charges or terms and conditions. The FCC also has jurisdiction to act upon complaints against common carriers for failure to comply with their statutory obligations. We are not currently subject to price cap or rate of return regulation at the federal level and are not currently required to obtain FCC authorization for the installation, acquisition or operation of our facilities.

   The FCC has established different levels of regulation for dominant and non-dominant carriers. Of domestic carriers, only the traditional telephone companies created by AT&T's divestiture of its local telephone service, GTE, and other incumbent local exchange carriers are classified as dominant carriers and all other providers of domestic common carrier service, including us, are classified as non-dominant carriers. As a non-dominant carrier, we are subject to less FCC regulation than are dominant carriers.

   In November 1998, the FCC ruled that DSL and other advanced data services provided as dedicated access services in connection with interstate services such as Internet access are interstate services subject to the FCC's jurisdiction. Accordingly, we could offer DSL services without state regulatory authority, so long as we do not also provide local or intrastate telephone services via our network. This decision allows us to provide our DSL services in a manner that potentially reduces state regulatory obligations. This decision is currently subject to reconsideration and appeal.

   Comprehensive changes to the Communications Act were made by the 1996 Telecommunications Act, enacted on February 8, 1996. It represents a significant milestone in telecommunications policy by establishing competition in local telephone service markets as a national policy. The 1996 Telecommunications Act removes many state regulatory barriers to competition and forecloses state and local governments from creating laws preempting or effectively preempting competition in the local telephone service market.

   The 1996 Telecommunications Act places substantial interconnection requirements on the incumbent local exchange carriers.

  . Traditional telephone companies regulated as incumbent local exchange carriers are required to provide physical collocation, which allows companies such as us and other interconnectors to install and maintain their own network termination equipment in the central offices of incumbent local exchange carriers, and virtual collocation only if requested or if physical collocation is demonstrated to be technically infeasible. This is intended to enable us and other competitive carriers to deploy our equipment on a relatively convenient and economical basis.

  . Incumbent local exchange carriers are required to unbundle components of their local service networks so that other providers of local service can compete for a wide range of local service customers. This requirement is designed to provide us flexibility to purchase only the equipment we require to deliver our services.

  . Incumbent local exchange carriers are required to establish "wholesale" rates for their services to promote resale by competitive local exchange carriers and other competitors.

  . Incumbent local exchange carriers are required to establish number portability, which allows a customer to retain its existing phone number if it switches from the incumbent local exchange carriers to a competitive local service provider.

  . Incumbent local exchange carriers are required to establish dialing parity, which ensures that customers will not detect a quality difference in dialing telephone numbers or accessing operators or emergency services.

  . Incumbent local exchange carriers are required to provide nondiscriminatory access to telephone poles, ducts, conduits and rights-of-way. In addition, the 1996 Telecommunications Act requires incumbent local exchange carriers to compensate competitive carriers for traffic originated by them and terminated on the competitive carrier's network.

   The 1996 Telecommunications Act in some sections is self-executing. The FCC issues regulations interpreting the 1996 Telecommunications Act that impose specific requirements upon which we and our competitors rely. The outcome of various ongoing FCC rulemaking proceedings or judicial appeals of such proceedings could materially affect our business and financial prospects by increasing the cost or decreasing our flexibility in providing DSL services.

   The FCC prescribes rules applicable to interstate communications, including rules implementing the 1996 Telecommunications Act, a responsibility it shares in certain respects with the state regulatory commissions. As part of its effort to implement the 1996 Telecommunications Act, the FCC issued an order governing interconnection in August 1996. A federal appeals court for the Eighth Circuit, however, reviewed the initial rules and overruled some of their provisions, including some rules on pricing and nondiscrimination. In January 1999, the United States Supreme Court reversed elements of the Eighth Circuit's ruling, finding that the FCC has broad authority to interpret the 1996 Telecommunications Act and issue rules for its implementation, specifically including authority over pricing methodology. The Supreme Court upheld the FCC's directive to the incumbent carriers to combine unbundled elements for competitors, and to allow competitors to pick and choose among provisions in existing interconnection agreements. The Supreme Court also found that the FCC's interpretation of the rules for establishing unbundled elements was not consistent with standards prescribed in the 1996 Telecommunications Act, and required the FCC to reconsider and better justify its delineation of unbundled elements. The pick and choose rule permits a competitive local exchange carrier to select individual provisions of existing interconnection agreements yet still tailor its interconnection agreement to its individual needs by negotiating the remaining provisions. The FCC implemented a public rulemaking seeking comment on these issues, including particularly, which network elements should be offered on an unbundled basis by incumbent carriers, and a decision is expected later this year. Although the FCC has tentatively concluded that local copper telephone lines should continue to remain available as an unbundled element, there is no certainty as to the FCC's outcome on this issue or as to other network elements which the incumbent local exchange carriers will be required to unbundle. Moreover, this proceeding, as well as a companion FCC rulemaking, address related issues of significant importance to us, including:

  . the manner in which loops should be subject to unbundling;

  . compatibility among DSL services and between DSL and non-DSL services;
    and

  . the sharing of copper telephone lines between DSL services offered by one provider and analog voice services offered by another provider.

   In addition, some traditional telephone companies may take the position that they have no obligation to provide unbundled elements, including copper telephone lines, until the FCC issues new rules, which could adversely affect our ability to expand our network in accordance with our roll-out plan and therefore adversely affect our business.

   In March 1998, several traditional telephone companies petitioned the FCC to be relieved of certain regulatory requirements in connection with their own DSL and other advanced data services, including obligations to unbundle DSL copper line loops and to resell DSL services. In October 1998, the FCC ruled that DSL services are telecommunications services subject to the requirements of the 1996 Telecommunications Act and therefore, the incumbent local exchange carriers must unbundle such services and offer them for resale. The FCC also issued a notice of proposed rulemaking indicating its tentative conclusion to allow incumbent carriers to create separate affiliates for their DSL businesses that would have to operate as competitive carriers and would be permitted to operate free of the resale and unbundling obligations of the 1996 Telecommunications Act. While there has been no final FCC decision in this proceeding, in March 1999, the FCC announced new rules for collocation and interconnection. These rules are subject to reconsideration and appeal. The final outcome of these proceedings interpreting the requirements of the 1996 Telecommunications Act may be less favorable to us and adversely affect our ability to provide DSL services at a competitive price.

   The FCC recently adopted regulations which strengthen our leverage and that of competitive carriers in negotiating interconnection arrangements. Most significant for us, the FCC determined that incumbent local exchange carriers must make shared cage and cageless collocation available to competitive local exchange carriers, including DSL.net, and permit these competitors to collocate any equipment used for interconnection and access to unbundled network elements, even if the competitor's equipment includes switching or enhanced service functions. The incumbent carriers may not require that switching functions be disengaged. These rules are currently subject to appeal by several incumbent carriers.

   The 1996 Telecommunications Act also directs the FCC, in cooperation with state regulators, to establish a universal service fund that will provide subsidies to carriers that provide service to individuals in high-cost areas. A portion of carriers' contributions to the universal service fund also will be used to provide telecommunications related facilities for schools, libraries and certain rural health care providers. The FCC released its initial order in this context in June 1997, which requires all telecommunications carriers to contribute to the universal service fund. The FCC's implementation of universal service requirements remains subject to judicial and additional FCC review. Additional changes to the universal service regime, which could increase our costs, could have an adverse affect on us.

 State Regulation

   In November 1998, the FCC deemed pure data transmission to the Internet as interstate services subject only to federal jurisdiction. However, this decision is currently subject to reconsideration and appeal. Also, some of our services that are not limited to interstate access potentially may be classified as intrastate services subject to state regulation. All of the states where we operate, or intend to operate, require some degree of state regulatory commission approval to provide certain intrastate services and maintain ongoing regulatory supervision. In most states, intrastate tariffs are also required for various intrastate services, although we are not subject to price or rate of return regulation for tariffed intrastate services. Actions by state public utility commissions could cause us to incur substantial legal and administrative expenses and adversely affect our business.

   To date, we have been able to obtain authorizations to operate as a competitive local exchange carrier in 32 states and the District of Columbia, and we have filed for competitive local exchange carrier status in the remaining states. Although we expect to obtain certifications in all states, there is no guarantee that these certifications will be granted or obtained in a timely manner.

 Local Government Regulation

   In certain instances, we may be required to obtain various permits and authorizations from municipalities, such as for use of rights-of-way, in which we operate our own local distribution facilities. Whether various actions of local governments over the activities of telecommunications carriers such as ours, including requiring payment of franchise fees or other surcharges, pose barriers to entry for competitive local exchange carriers which violate the 1996 Telecommunications Act or may be preempted by the FCC is the subject of litigation. While we are not a party to this litigation, we may be affected by the outcome. If municipal governments impose conditions on granting permits or other authorizations or if they fail to act in granting such permits or other authorizations, the cost of providing DSL services may increase or negatively impact our ability to expand our network on a timely basis and adversely affect our business.

Intellectual Property

   We regard our products, services and technology as proprietary and attempt to protect them with copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods. There can be no assurance these methods will be sufficient to protect our technology and intellectual property. We also generally enter into confidentiality agreements with our employees and consultants, and generally control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products, services or technology without authorization, or to develop similar technology independently. Effective patent, copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries, and the global nature of the Internet makes it virtually impossible to control the ultimate destination of our proprietary information. There can be no assurance that the steps we have taken will prevent misappropriation or infringement of our technology. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition. In addition, some of our information, including our competitive carrier status in individual states and our interconnection agreements, is a matter of public record and can be readily obtained by our competitors and potential competitors, possibly to our detriment.

Employees

   As of July 19, 1999, we had approximately 92 employees. We believe that our future success will depend in part on our continued ability to attract, hire and retain qualified personnel. Competition for such personnel is intense, and we may be unable to identify, attract and retain such personnel in the future. None of our employees are represented by a labor union or are the subject of a collective bargaining agreement. We have never experienced a work stoppage and believe that our employee relations are good.

Properties

   Our headquarters consists of 31,500 square feet in an office building in New Haven, Connecticut, which we occupy under a lease that expires in May 2005. This lease may be extended for two additional five-year periods. In addition, we have a right of first refusal for additional space in the office building under certain circumstances. We also lease office space for local sales personnel and space for network equipment installations in a number of other locations. With respect to our arrangements to use space in traditional telephone companies' central offices, please see "Interconnection Agreements with Traditional Telephone Companies."

Legal Proceedings

   From time to time we are involved in legal proceedings, claims and litigation arising in the ordinary course of business, the outcome of which, in the opinion of management, would not have a material adverse effect on us. We are also a party to legal proceedings related to regulatory approvals. We are subject to state commission, FCC and court decisions as they relate to the interpretation and implementation of the 1996 Telecommunications Act, the interpretation of competitive carrier interconnection agreements in general and our interconnection agreements in particular. In some cases, we may be deemed to be bound by the results of ongoing proceedings of these bodies. We therefore may participate in proceedings before these regulatory agencies or judicial bodies that affect, and allow us to advance, our business plans.

                                   MANAGEMENT

Directors and Executive Officers

   The directors and executive officers of DSL.net are as follows:

Name                      Age                            Position
Paul K. Sun.............   39 Chairman of the Board and Chief Technology Officer
David F. Struwas........   51 President, Chief Executive Officer and Director
Raymond C. Allieri......   39 Senior Vice President, Sales and Marketing
Robert Q. Berlin........   33 Chief Financial Officer and Vice President, Strategic Planning
Alan A. Bolduc..........   44 Vice President, Operations
John M. Jaser...........   40 Vice President, Technology
Stephen Zamansky........   29 Vice President and General Counsel
Robert Gilbertson(1)....   58 Director
William J. Marshall(1)..   43 Director
James D. Marver.........   49 Director
William Seifert(1)......   49 Director

---------------------

(1) Member of the audit committee

   Currently we have six members on our board of directors. These directors were elected in accordance with an amended and restated voting agreement which terminates upon the closing of the offering. Each of these directors will hold office until the next annual meeting of our stockholders. Commencing at the next annual meeting of our stockholders, our Board of Directors will be divided into three classes. The members of each class will be determined by the Board of Directors prior to that meeting. At that meeting, our stockholders will elect one class of directors for a term expiring in one year, a second class of directors for a term expiring in two years, and a third class of directors for a term expiring in three years. Thereafter, each director will be elected for a three-year term, with one class of directors being elected at each annual meeting. Each director holds office until that director's successor is elected and qualified.

   Paul K. Sun has served as a director since January 1999 and Chairman of the Board of Directors since February 1999. In addition, he has also served as Chief Technology Officer since December 1999. From February 1997 to December 1998, Mr. Sun was a Director at PairGain Technologies, Inc. From December 1995 to February 1997, he was President and Chief Executive Officer of Avidia Systems, Inc., an ATM switch vendor, which was acquired by PairGain Technologies, Inc. in February 1997. From 1989 to 1995, Mr. Sun held various positions at TranSwitch Corporation, a now-public telecommunications-oriented semiconductor company, most recently as Manager of ATM Development.

   David F. Struwas joined DSL.net in August 1998 and has served as our President and Chief Executive Officer since November 1998 and as a director since January 1999. From January 1997 to August 1998, Mr. Struwas was a General Manager for Brooks Fiber-Worldcom. From May 1980 to January 1997, Mr. Struwas held various positions at Southern New England Telephone, most recently as Director of Marketing.

   Raymond C. Allieri has served as Senior Vice President, Sales and Marketing since June 1999. From 1988 to 1999, Mr. Allieri held various positions at MCI WorldCom Communications Corporation, most recently as Senior Vice President, Local Market Strategy and Development.

   Robert Q. Berlin has served as Chief Financial Officer and Vice President, Strategic Planning since July 1999, as Vice President, Strategic Planning since May 1999 and as Executive Director, Strategic Planning from January 1999 to May 1999. From December 1997 to January 1999, Mr. Berlin was Managing Director of Rice Sangalis Toole & Wilson, a private investment firm. From August 1994 to December 1997, he held various positions, including Managing Director at GE Capital Corporation. From June 1991 to August 1994, Mr. Berlin was a principal at CHF Capital Partners, a private investment firm.

   Alan A. Bolduc has served as Vice President, Operations since November 1998. From June 1998 to November 1998, Mr. Bolduc was Managing Director of Cablevision Lightpath of CT, Inc., a competitive carrier subsidiary of Cablevision. From January 1995 to May 1998, he was a General Manager at Brooks Fiber Communications of CT, Inc. From April 1992 to January 1995, Mr. Bolduc held various positions at Sprint Communications, most recently as National Account Manager.

   John M. Jaser has served as Vice President, Technology since May 1999. Mr. Jaser served as our President from March 1998 to November 1998 and was responsible for business development from November 1998 to May 1999. From January 1992 to March 1998, Mr. Jaser was the President and Chief Executive Officer of FutureComm, Inc., a consulting firm specializing in network planning, architecture and design.

   Stephen Zamansky has served as Vice President and General Counsel since May 1999. From August 1997 to May 1999, Mr. Zamansky was an associate at Day, Berry & Howard LLP. From October 1995 to August 1997, he was an associate at Sullivan & Cromwell. From August 1994 to August 1995, Mr. Zamansky was a legal clerk for a justice at the Supreme Judicial Court of Massachusetts.

   Robert Gilbertson has served as a director since January 1999. Mr. Gilbertson has been the President and Chief Executive Officer of Network Computing Devices, Inc. since May 1997. From April 1996 to April 1997, Mr. Gilbertson served as Chairman of Avidia Systems Inc. From January 1992 to May 1996, Mr. Gilbertson served as President and a director of CMX Systems, Inc., a manufacturer of precision measurement and positioning products.

   William J. Marshall has served as a director since January 1999. Mr. Marshall has been a Managing Partner at VantagePoint Venture Partners since 1998 and served as Senior Advisor from 1996 to 1998. From 1985 to 1996, Mr. Marshall was the Senior Managing Director and Chief Technology Officer of the Communications Technologies Group at Bear Stearns & Co. Inc. Mr. Marshall is a Co-Founder of the ATM Forum and was also a Board member of the Securities Industry Association Technology Committee.

   James D. Marver has served as a director since April 1999. Mr. Marver has been a Managing Partner at VantagePoint Venture Partners since co-founding the firm in 1996. From 1988 to 1996, Mr. Marver was Senior Managing Director and Head of the Global Technology Group at Bear Stearns & Co. Inc., as well as Head of the San Francisco Investment Banking office.

   William Seifert has served as a director since April 1999. Mr. Seifert has been a General Partner of Prism Ventures Partners II, L.P. since October 1998. From November 1997 to October 1998, Mr. Seifert was a consultant and private investor. Mr. Seifert founded Agile Networks, Inc. in November 1991 and served as its Chief Executive Officer until November 1997. Mr. Seifert is a director of Digital Lightwave, Inc.

Committees of the Board of Directors

   Our board of directors reviews and evaluates the salaries and incentive compensation of our management and key employees. In addition, our board of directors administers our 1999 Stock Plan and Employee Stock Purchase Plan.

   Our audit committee consists of Messrs. Gilbertson, Marshall and Seifert. It is responsible for reviewing the scope of annual audits, considering specific problems and questions that arise during the course of audits, monitoring the adequacy of accounting and audit controls, and such other functions as the board of directors may from time to time delegate to it. Our audit committee must report to the board of directors when asked to do so.

Director Compensation

   In February 1999, our board of directors approved the grant of non-qualified stock options to purchase 333,250 shares of our common stock to each of Mr. Gilbertson and Mr. Marshall for their services as directors and 79,980 shares to Mr. Marver for his service as our advisor, in each case at an exercise price of $0.0375 per share. In July 1999, our board approved additional grants of non-qualified stock options to purchase 53,320 and 133,300 shares of our common stock to Messrs. Marver and Seifert for their services as a director at an exercise price of $7.3875 per share. Each of these options provides that 25% of the shares subject to the option will become exercisable one year after the date of grant with the remaining amount becoming exercisable equally over the next 36 months. The board of directors has also provided that all options granted under the 1999 stock plan to a member of our board of directors or certain of our advisors will vest immediately upon a change of control. In addition, the option granted to Mr. Gilbertson provides that his option will become immediately exercisable in full in the event he is removed as a director for any reason other than in connection with a change of control of DSL.net. See "Management -- Stock Plan."

Executive Compensation

   The following summary compensation table sets forth the total compensation paid or accrued for the period from our inception on March 3, 1998 through December 31, 1998 for David Struwas, our Chief Executive Officer at December 31, 1998, and John M. Jaser, our Vice President, Technology, who served as our chief executive officer from March 1998 to November 1998 (the "named executive officers"). No other executive officer or employee had compensation in excess of $100,000 during the year ended December 31, 1998.

                           Summary Compensation Table

                                                     Annual Compensation
                                                 -------------------------------
                                                                     All Other
Name and Principal Position                      Salary      Bonus  Compensation
David Struwas................................... $34,867(1) $30,000    $6,682
 President and Chief Executive Officer
John M. Jaser...................................  20,975(2)     --        955
 Vice President, Technology(3)

---------------------

(1)Mr. Struwas' annual salary for fiscal year 1999 is $95,000.

(2)Mr. Jaser's annual salary for fiscal year 1999 is $65,000.

(3)Mr. Jaser served as President from March 1998 to November 1998.

   All other compensation consists of an amount equal to the fair market value of common stock, as determined by our board of directors, purchased in December 1998 by each named executive officer in exchange for a promissory note. The notes were subsequently cancelled in full satisfaction of our obligation to pay additional compensation under each of these agreements. Based on subsequent events such as the issuance of the Series A preferred stock and our decision to proceed with this offering, we have recorded aggregate stock compensation of $1,023,272 relating to these shares of common stock. See "Certain Transactions."

Option Grants

   No stock options or appreciation rights were granted during the year ended December 31, 1998 to Mr. Struwas or Mr. Jaser.

Stock Plans

   1999 Stock Plan. Our stock plan was adopted by the board of directors in February 1999 and approved by the stockholders in March 1999. A total of 12,364,200 shares of common stock have been authorized and reserved for issuance under the stock plan. No shares have been issued pursuant to the exercise of options. Under the terms of the stock plan, we are authorized to grant incentive stock options as defined under the Internal Revenue Code, non-qualified options, stock appreciation rights, stock awards or opportunities to make direct purchases of common stock to officers, directors, consultants and other employees of ours and our subsidiaries.

   The stock plan is administered by our board of directors. The board selects the individuals to whom options or other awards will be granted and determines the option exercise price and other terms of each award, subject to the provisions of the stock plan. Options generally provide that 25% of the shares exercisable under each option will vest one year following either the date of grant or the optionee's date of employment and thereafter vest in equal monthly installments over the next 36 months. The option exercise price may be paid in cash or in shares of common stock valued at fair market value on the exercise date. We may also allow the option to be exercised through a same-day sale program without any cash outlay by the optionee. The stock plan also provides that, if at any time following a change in control we terminate an optionee's business relationship with DSL.net or any of our subsidiaries without cause or the optionee terminates his or her business relationship with us for good reason, all options and other awards held by that optionee will immediately vest and become exercisable. In addition, the board of directors has provided that all options granted under the stock plan to any person serving as president, chief executive officer, seinor vice president, vice president, chief financial officer, chief technology officer, chairman of our board of directors, a member of our board of directors or a member of our advisory board will vest immediately upon a change in control. An option is not transferable by the recipient except by will or by the laws of descent and distribution, or, in the case of non-qualified stock options, is only transferable to the extent set forth in the agreement relating to the non-qualified stock option or pursuant to a valid domestic relations order. The term of the stock plan is ten years, unless sooner terminated by vote of our board of directors.

   1999 Employee Stock Purchase Plan. The 1999 Employee Stock Purchase Plan, or purchase plan, was adopted by the board of directors and received stockholder approval in July 1999. The purchase plan provides for the issuance of up to an aggregate of 300,000 shares of common stock to participating employees.

   The purchase plan is administered by our board of directors. All employees who have completed three months of employment and whose customary employment is more than 20 hours per week and for more than five months in any calendar year are eligible to participate in the purchase plan. The right to purchase common stock under the purchase plan will be made available through a series of offerings. On the first day of an offering period, we will grant to each eligible employee who has elected in writing to participate in the purchase plan an option to purchase shares of common stock. The employee will be required to authorize an amount, between 1% and 10% of the employee's compensation, to be deducted from the employee's pay during the offering period. On the last day of the offering period, the employee will be deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the purchase plan, the option exercise price is an amount equal to 85% of the fair market value of one share of common stock on either the first or last day of the offering period, whichever is lower. No employee may be granted an option that would permit the employee's rights to purchase common stock to accrue in excess of $25,000 in any calendar year. The first offering period under the purchase plan will commence upon the initial offering of the common stock to the public and continues through December, 1999. Thereafter, the offering periods will begin on each January 1 and July 1. Options granted under the purchase plan terminate upon an employee's voluntary withdrawal from the plan at any time or upon termination of employment. No options have been granted to date under the purchase plan.

Compensation Committee Interlocks and Insider Participation

   Our board of directors reviews salaries and incentive compensation for our employees and consultants and administers and grants stock options pursuant to the stock plan and the purchase plan. Other than John Jaser, none of our executive officers has served as a director or member of the compensation committee, or other committee serving an equivalent function, of any other entity, whose executive officers served as a director or member of our compensation committee. Mr. Jaser was our sole director and president for a portion of 1998 and also a director and executive officer of FutureComm, Inc.

                              CERTAIN TRANSACTIONS

Organization of DSL.net

   In connection with our formation in 1998, we issued and sold 2,544,817 shares of common stock for a purchase price of $250 to each of our founders, John Jaser and Felix Tang. Mr. Jaser is our Vice President, Technology. Mr. Tang is our Director of Network Engineering.

   In addition, we issued 20,000 shares of a prior series A preferred stock for an aggregate of $50,000 to another founder Paul Sun, who currently is the chairman of the board of directors and Chief Technology Officer.

   In anticipation of the Series A preferred financing, in December 1998 Mr. Sun exchanged 20,000 shares of a prior series A preferred stock for 7,634,451 shares of our common stock and in January 1999, Mr. Tang purchased 8 shares of common stock for an aggregate purchase price of $0.02.

Issuance of Notes and Warrants

   In November 1998, we issued a convertible promissory note in the aggregate principal amount of $41,667 and a warrant to purchase 10,416 shares of Series A preferred stock at an exercise price of $1.00 per share to VantagePoint Venture Partners, 1996, L.P. In addition, we issued a convertible promissory note in the aggregate principal amount of $83,333 and a warrant to purchase 20,834 shares of Series A preferred stock at an exercise price of $1.00 per share to VantagePoint Communications Partners, L.P., an affiliate of VantagePoint Venture Partners. Messrs. Marver and Marshall, two of our directors, are members of the general partners of each of these VantagePoint entities.

   Each of the notes issued to the VantagePoint entities provided for interest at 6.0% and was repayable on demand beginning on January 8, 1999. Each of these notes was converted in January 1999 in connection with the Series A preferred stock financing described below.

   Upon completion of this offering, each of the warrants will be exercisable in whole or in part, at any time or from time to time, until November 18, 2003, for an aggregate of 83,312 shares of common stock at an exercise price of $0.375 per share.

Issuance of Notes and Rights to Warrants

   Concurrently with the issuance of the convertible promissory notes and warrants to the VantagePoint entities, we issued three convertible promissory notes in the aggregate principal amount of $225,000 and contractual rights to warrants to purchase an aggregate of 56,250 shares of Series A preferred stock at an exercise price for $1.00 per share. Of that amount, one convertible demand promissory note in the principal amount of $100,000 and a contractual right to a warrant to purchase 25,000 shares of Series A preferred stock was issued to Robert Gilbertson, one of our directors.

   These convertible promissory notes provided for interest at 5.56% and were repayable on demand if we failed to issue equity securities having an aggregate purchase price of at least

$1,000,000 on or before September 30, 1998. These notes were automatically converted into an aggregate of 225,000 shares of Series A preferred stock in January 1999, of which Mr. Gilbertson was issued 100,000 shares. Upon completion of this offering, the shares of Series A preferred stock will be converted into 599,850 shares of common stock.

   In January 1999, the contractual rights to the warrants were exchanged for warrants to purchase an aggregate 56,250 shares of Series A preferred stock at an exercise price of $1.00 per share. A warrant to purchase 25,000 shares of Series A preferred stock at an exercise price of $1.00 per share was issued to Mr. Gilbertson. The warrant issued to Mr. Gilbertson may be exercised in whole or in part, at any time or from time to time, until the completion of this offering, after which the warrant will terminate and no longer be exercisable.

Issuance of Stock




   In December 1998, we issued 508,963 shares of common stock to Mr. Jaser in exchange for his promissory note in the principal amount of $955 and 3,562,744 shares of common stock to David Struwas in exchange for his promissory note in the principal amount of $6,682. Simultaneously with the issuance of this common stock, we entered into agreements with each of Mr. Jaser and Mr. Struwas that provided for additional compensation, after taxes, in the amount of $955 and $6,682, respectively, plus interest of 5.56% from the date of the agreement until the date of payment. The promissory notes of each of Mr. Jaser and Mr. Struwas were cancelled in January 1999 in full satisfaction of our obligations under each of these agreements.

   In January 1999, we issued 1,166,667 shares of Series A preferred stock and a warrant to purchase 1,166,667 shares of a prior series B preferred stock to VantagePoint Venture Partners 1996, L.P. for aggregate consideration of $1,166,667. These shares and warrants were subsequently exchanged in April 1999, for 2,166,667 shares of Series B preferred stock. In addition, we issued 2,333,333 shares of Series A preferred stock and a warrant to purchase 2,333,333 shares of a prior series B preferred stock to VantagePoint Communications Partners, L.P. for aggregate consideration of $2,333,333. A portion of the aggregate consideration paid by VantagePoint Venture Partners 1996, L.P. and VantagePoint Communications Partners, L.P. was in the form of the cancellation of each of the convertible promissory notes issued by DSL.net in November 1998. These shares and warrants were subsequently exchanged in April 1999 for 4,333,333 shares of Series B preferred stock. At the time of the exchange, the exchange rate was below the deemed fair market value of the common stock. In addition, certain shares of common stock owned by Messrs. Jaser, Struwas, Tang and Sun were made subject to vesting based on tenure and certain performance criteria under a stockholders' agreement described below.

   In March 1999, we issued 436,256 shares of common stock to Mr. Struwas having a fair market value as determined by our board of directors at the time of issuance of approximately $29,455. Based on subsequent events, we recorded compensation expense of $587,457 related to this issuance.

   In April 1999, in connection with a recapitalization to adjust the share ownership of each stockholder and the removal of certain vesting restrictions based on performance criteria contained in the stockholders' agreement described below, Mr. Jaser surrendered 867,660 shares of common stock, Mr. Tang surrendered 731,945 shares of common stock and Mr. Sun surrendered 1,502,651 shares of common stock to DSL.net.

   In April 1999, we issued an aggregate of 2,785,516 shares of Series C preferred stock at a price of $3.59 per share, for aggregate consideration of $10,000,002. Of that amount, we issued 185,701 shares to VantagePoint Venture Partners 1996, L.P., 371,402 shares to VantagePoint Communications Partners, L.P. and 1,392,758 shares to Prism Venture Partners II, L.P. Mr. Seifert, one of our directors, is a managing director of the general partner of Prism Venture Partners II, L.P. We also issued 819,778 shares to Oak Investment Partners VIII, L.P. and 15,877 shares to Oak VIII Affiliates Fund L.P.

   In May 1999, we issued an aggregate of 2,868,069 shares of Series D preferred stock at a purchase price of $10.46 per share, for aggregate consideration of $30,000,000, including a secured promissory note of VantagePoint Venture Partners III, L.P. in an aggregate principal amount of $5,999,429. Of that amount, we issued 191,204 shares to VantagePoint Venture Partners, 1996, L.P., 382,410 shares to VantagePoint Communications Partners, L.P., 573,614 shares to VantagePoint Venture Partners III, L.P. and 95,602 shares to Prism Venture Partners II, L.P. We also issued 515,823 shares of Series D preferred stock to Oak Investment Partners VIII, L.P. and 9,990 shares of Series D preferred stock to Oak VIII Affiliates Fund, L.P. VantagePoint Venture Partners III, L.P. paid the secured promissory note in full on May 28, 1999.

   In June 1999, we issued an aggregate of 95,603 shares of Series D preferred stock to Raymond C. Allieri, our Senior Vice President, Sales and Marketing, at a purchase price of $10.46 per share, for aggregate consideration of $1,000,007, including a secured promissory note in an aggegate principal amount of $999,911. The promissory note, as amended, matured on July 6, 1999 and provided for interest at 6.00% per annum. Mr. Allieri paid the promissory note in full on July 16, 1999.

   In January 1999, Messrs Jaser, Tang, Sun and Struwas entered into a Shareholders' Agreement which subjected 1,266,350, 1,055,291, 3,060,347 and 1,477,410 shares, respectively, to vesting pro-rata over 38 months. In addition, 1,454,181, 1,211,825, 1,635,451 and 1,696,544 shares of common stock, respectively, became subject to vesting over 84 months, or earlier if certain gross revenue and EBITDA targets are achieved. In April 1999, in connection with an Amended and Restated Shareholders' agreement and the recapitalization discussed above, the vesting provisions relating to our gross revenue and EBITA were removed. In addition all unvested shares will vest and the right to repurchase terminates upon a change of control.

   In connection with the preferred stock financings, we entered into an investors rights agreement which contained certain covenants, all of which will terminate upon the completion of this offering. In addition, we granted registration rights to certain holders of preferred stock and common stock. See "Description of Capital Stock--Registration Rights."

   We also entered into a voting agreement under which the parties agreed to elect nominees of certain holders to the board of directors. In addition, we entered into a right of first refusal and co-sale agreement which gave us and certain stockholders a right of first refusal and a right to sell shares in connection with any sale of shares held by Messrs. Jaser, Struwas, Sun and Tang. Each of these agreements will terminate upon the completion of this offering.

   Upon completion of this offering, each outstanding share of preferred stock will convert into 2.666 shares of common stock.

Issuance of Options

   In February 1999, we issued options to purchase 333,250 shares of our common stock to each of Messrs. Gilbertson and Marshall and options to purchase 79,980 shares of our common stock to Mr. Marver. Each option has an exercise price of $0.0375 per share, the fair market value of the common stock at the time of grant as determined by the board of directors. In July 1999, our board approved additional grants of non-qualified stock options to purchase 53,320 and 133,300 shares of our common stock to Messrs. Marver and Seifert, respectively, for their services as directors at an exercise price of $7.3875 per share, the fair market value of the common stock at the time of grant as determined by the board of directors. See "Management--Director Compensation."

Other

   In January 1999, we entered into an agreement with FutureComm, Inc., a Connecticut corporation, under which FutureComm, Inc. transferred and assigned all of its interest in certain equipment, agreements, licenses and intellectual property in return for payment of approximately $28,000. Mr. Jaser is the sole stockholder and director of FutureComm, Inc. and Mr. Jaser and Mr. Tang are officers of FutureComm, Inc.

   We are party to an agreement, dated as of April 1, 1999, with DMW Worldwide, Inc. under which we license software for use in connection with our operations support system. In addition, DMW will install and modify the software, and provide training, maintenance and support services in connection with the software. We expect to make payments approximating $2,000,000 in connection with this agreement. Two of our stockholders, VantagePoint Venture Parners 1996, L.P. and VantagePoint Communications Partners, L.P., in the aggregate, own in excess of 5% of the capital stock of DMW. Mr. Marshall and Mr. Marver, affiliates of VantagePoint Venture Partners 1996, L.P. and VantagePoint Communications Partners, L.P., are also members of our board of directors. In addition Mr. Marver is a director of DMW.

   We have adopted a policy whereby all future transactions between us and our officers, directors and affiliates will be on terms no less favorable to us than could be obtained from unaffiliated third parties and will be approved by a majority of the disinterested members of our board of directors.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information regarding beneficial ownership of our common stock as of July 21, 1999, and as adjusted to reflect the sale of the shares of common stock offered hereby, by:

  . each person known by us to be the beneficial owner of more than 5% of our common stock;

  . each named executive officer;

  . each of our directors; and

  . all named executive officers and directors as a group.

   Unless otherwise noted below, the address of each person listed on the table is c/o DSL.net, Inc., 545 Long Wharf Drive, New Haven, CT 06511, and each person has sole voting and investment power over the shares shown as beneficially owned except to the extent authority is shared by spouses under applicable law.

   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of common stock issuable by us to a person pursuant to options or warrants which may be exercised within 60 days after July 21, 1999 are deemed to be beneficially owned and outstanding for purposes of calculating the number of shares and the percentage beneficially owned by that person. However, these shares are not deemed to be beneficially owned and outstanding for purposes of computing the percentage beneficially owned by any other person.

   For purposes of calculating the percentage beneficially owned by any person, the number of shares deemed outstanding before the offering includes:

  . shares of common stock outstanding as of July 21, 1999;

  . shares of common stock issuable upon the conversion of preferred stock outstanding as of July 21, 1999; and

  . shares of common stock issuable upon the exercise of options and warrants which may be exercised by that person within 60 days of July 21, 1999.

   For purposes of calculating the percentage beneficially owned by any person, the number of shares deemed outstanding after the offering includes:

  . all shares deemed to be outstanding before the offering and

  . shares being sold in this offering, assuming no exercise of the underwriters' over-allotment option.

                                                       Percent of Common
                                       Shares          Stock Outstanding
                                    Beneficially ------------------------------
                                       Owned     Before Offering After Offering
David Struwas......................   3,999,000        8.02%          6.71%

John Jaser.........................   2,186,120        4.38           3.67


Robert Gilbertson(1)...............     333,250           *              *

James D. Marver(2).................  21,956,059       43.95          36.69

William J. Marshall(2).............  21,956,059       43.95          36.69

William Seifert(3).................   3,967,968        7.95            6.7

Paul Sun...........................   3,097,892        6.21           5.21

The VantagePoint Entities(2).......  21,956,059       43.95          36.69
 1001 Bayhill Drive
 Suite 100
 San Bruno, CA 94066

Prism Venture Partners II,            3,967,968        7.95           6.65
 L.P.(3)...........................
 100 Lowder Brook Drive
 Suite 2500
 Westwood, MA 02090

The Oak Entities(4)................   3,629,675        7.28           6.16
 One Gorham Island
 Westport, CT 06830

Stephen K. Gellman and Cecila S.      3,033,908        6.08           5.09
 Wu(5).............................

 Shipman & Goodwin L.L.P.
 One American Row
 Hartford, CT 06103
All executive officers and
 directors as a group
 (7 persons)(6)....................  35,539,189       71.08%         59.40%

---------------------
 * Less than 1%

(1) Includes 266,600 shares held by Mr. Gilbertson. Also includes 66,650 shares of common stock issuable upon exercise of a warrant held by Mr. Gilbertson.

(2) Includes 6,781,163 shares and warrants to purchase 27,769 shares held by VantagePoint Venture Partners 1996, L.P., of which VantagePoint Associates, LLC is the general partner. Also includes 13,562,329 shares and warrants to purchase 55,544 shares held by VantagePoint Communications Partners, L.P., of which VantagePoint Communications Associates, LLC is the general partner and 1,529,254(.9) shares held by VantagePoint Venture Partners III, L.P., of which VantagePoint Ventures Associates III, LLC is the general partner. Messrs Marver and Marshall are members of the general partner of each of the VantagePoint entities. Each of Mr. Marver and Mr. Marshall may be deemed to share voting and investment power with respect to such shares and each disclaims beneficial ownership of such shares.

(3) Includes 3,967,968 shares held by Prism Venture Partners II, L.P., of which Prism Investment Partners II, L.P. is the general partner, of which Prism Venture Partners II, L.L.C. is the general partner. Mr. Seifert is a managing director of Prism Venture Partners II, L.L.C. Mr. Seifert may be deemed to share voting and investment power with respect to such shares and disclaims beneficial ownership of such shares.

(4) Includes 3,560,713 shares held by Oak Investment Partners VIII, L.P., of which Oak Associates VIII, LLC is the general partner. Also inlcudes 68,962 shares held by Oak VIII Affiliates Fund, L.P., of which Oak VIII Affiliates Fund, LLC is the general partner.

(5) Includes an aggregate of 101,308 shares held in trust for Mr. Sun's children, of which Mr. Gellman and Ms. Wu are co-trustees, and 2,932,600 shares held in trust for Mr. Sun, of which Mr. Gellman and Ms. Wu are co-trustees. Each of Mr. Gellman and Ms. Wu may be deemed to share voting and investment power with respect to such shares and each disclaims beneficial ownership of such shares.
(6) See Notes 1 through 3.

                          DESCRIPTION OF CAPITAL STOCK

   Effective upon the closing of this offering, our authorized capital stock will consist of 200,000,000 shares of common stock, with a par value of $.0005 per share, and 20,000,000 shares of preferred stock, with a par value of $.01 per share.

Common Stock

   As of July 21, 1999 there were 49,889,594 shares of common stock outstanding and held of record by 25 stockholders, after giving effect to the conversion of all outstanding shares of preferred stock upon the closing of this offering.

   Based upon the number of shares outstanding as of July 21, 1999 and giving effect to the issuance of the shares of common stock offered by us hereby, there will be 59,489,594 shares of common stock outstanding upon the closing of this offering. In addition, as of July 21,1999, there were outstanding stock options for the purchase of a total of 5,259,352 shares of common stock at a weighted average exercise price of $0.54, and outstanding warrants for the purchase of a total of 129,226 shares of Series A preferred stock at a weighted average exercise price of $1.45. Upon completion of this offering warrants to purchase 56,250 shares of Series A preferred stock will terminate and the remaining warrants will be exercisable for 194,554 shares of common stock.

   Holders of common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. The holders of common stock are entitled to receive ratably such lawful dividends as may be declared by our board of directors. However, these dividends are subject to preferences that may be applicable to the holders of any outstanding shares of preferred stock. In the event of a liquidation, dissolution or winding up of the affairs of DSL.net, whether voluntary or involuntary, the holders of common stock will be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders. Any such pro rata distribution would be subject to the rights of the holders of any outstanding shares of preferred stock. The common stock has no preemptive, redemption, conversion or subscription rights. The rights, powers, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

   Upon completion of this offering, each outstanding share of preferred stock will be converted into 2.666 shares of our common stock. A new certificate of incorporation will be filed immediately after the completion of this offering and will delete all references to the Series A, B, C and D preferred stock.

   Our board of directors will be authorized, subject to any limitations prescribed by Delaware law, without further stockholder approval, to issue from time to time up to 20,000,000 shares of preferred stock, in one or more series. Our board of directors will be also authorized, subject to the limitations prescribed by Delaware law, to establish the number of shares to be included in each series and to fix the voting powers, preferences, qualifications and special or relative rights or privileges of each series. Our board of directors will be authorized to issue preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of common stock.

   We have no current plans to issue any preferred stock following this offering. However, the issuance of preferred stock or of rights to purchase preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Warrants

   As of July 21, 1999, we had outstanding six warrants to purchase an aggregate of 129,226 shares of Series A preferred stock:

  . Two warrants provide for the purchase of an aggregate of 31,250 shares of Series A stock at an exercise price of $1.00 per share, and are exercisable, in whole or in part, at any time or from time to time, until November 18, 2003. Upon completion of this offering, these warrants will be exercisable for an aggregate of 83,312 shares of common stock at an exercise price of $.375 per share.

  . Three warrants are to purchase an aggregate of 56,250 shares of Series A stock at an exercise price of $1.00 per share and are exercisable, in whole or in part, at any time or from time to time, until the date on which we complete our initial public offering.

  . The sixth warrant is to purchase an aggregate of 41,726 shares of Series
    A preferred stock at an exercise price of $2.40 per share and is exercisable, in whole or in part, at any time or from time to time until three years following the date on which we complete our initial public offering. Upon completion of this offering, this warrant will be exercisable for 111,241 shares of common stock at an exercise price of $0.90 per share.

All of the outstanding warrants contain certain protections against dilution resulting from stock splits, stock dividends and our consolidation or merger with or into another person or sale of all or substantially all of our assets.



Registration Rights

   Under the terms of the investors' rights agreement dated as of May 12, 1999, holders of an aggregate of 49,439,594 shares of common stock, including shares issuable upon conversion of the outstanding preferred stock, are entitled to certain rights with respect to the registration of these shares under the Securities Act.

   If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the holders of registration rights are entitled to notice of such registration. These holders are also entitled to include their shares of common stock in such registration. However, in the event of a registration pursuant to an underwritten public offering of common stock, the underwriters have the right, subject to certain conditions, to limit the number of shares included in such registration.

   The holders of at least 40% of the then-outstanding shares of common stock held by all of the holders of registration rights are entitled, at any time following 180 days after the effective date of this prospectus, to request that we file a registration statement under the Securities Act covering the sale of the shares held by the requesting holders of registration rights. Upon the receipt of such a request, we must use commercially reasonable efforts to effect such registration. We are not required to effect more than two such demand registrations.

   Once we have qualified to use Form S-3 to register securities under the Securities Act, the holders of registration rights have the right to request that we file a registration statement on Form S-3 or any successor thereto for a public offering of all or any portion of their shares, provided that the reasonably anticipated aggregate price to the public of such offering would not be less than $1,000,000. We are not required to effect a registration in this manner more than once in any six-month period.

   In general, all fees, costs and expenses of such registrations will be borne by us. We have agreed to indemnify the holders of registration rights against, and provide contribution with respect to, certain liabilities relating to any registration in which any shares of these holders are sold under the Securities Act.

Anti-Takeover Effects of Provisions of our Certificate of Incorporation and By-Laws and Delaware General Corporation Law

   Our certificate of incorporation and by-laws and the Delaware General Corporation Law contain certain provisions that could be deemed to have anti-takeover effects. These provisions could discourage, delay or prevent a change in control of DSL.net or an acquisition of DSL.net at a price which many stockholders may find attractive. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

 Certificate of Incorporation and By-Laws

   Our new certificate of incorporation will be filed immediately after the closing of this offering and our by-laws will be amended prior to the offering. The following description relates to the new certificate of incorporation and the amended by-laws. Our certificate of incorporation provides that beginning on the date of the first annual meeting of stockholders following completion of this offering, the board will be divided into three classes as nearly equal in size as possible with staggered three year terms. In addition, our certificate of incorporation provides that any director may be removed without cause only by the vote of at least 75% of the shares entitled to vote for the election of directors or with cause by the vote of at least a majority of such shares. This provision could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of DSL.net.

   Our by-laws provide that, except as otherwise provided by law or our certificate of incorporation, newly created directorships resulting from an increase in the authorized number of directors or vacancies on our board of directors may be filled only by:

  . a majority of the directors then in office, though less than a quorum is then in office; or

  . the sole remaining director.

   These provisions prevent a stockholder from enlarging our board of directors and filling the new directorships with such stockholder's own nominees without board of directors approval.

   These provisions of our certificate of incorporation and by-laws may have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of DSL.net, or of attempting to change the composition or policies of the Board, even though such attempts might be beneficial to DSL.net or its stockholders.

   Our by-laws provide that, unless otherwise prescribed by law or the certificate of incorporation, only a majority of our board of directors, the Chairman of the board of directors or the President is able to call a special meeting of stockholders. Our certificate of incorporation and by-laws also provide that, unless otherwise prescribed by law or our certificate of incorporation, stockholder action may be taken only at a duly called and convened annual or special meeting of stockholders and may not be taken by written consent. These provisions, taken together, prevent stockholders from forcing consideration by the stockholders of stockholder proposals over the opposition of our board of directors, except at an annual meeting.

   Our by-laws also establish an advance notice procedure for stockholders to make nominations of candidates for election as director, or to bring other business before an annual meeting of our stockholders. Under the notice procedure, notice of stockholder nominations or proposals to be made at an annual meeting or a special meeting in lieu of an annual meeting generally must be received by us not less than 120 days nor more than 150 days prior to the first anniversary of the date of the proxy statement delivered to the stockholders in connection with the preceding year's annual meeting. However, if the number of directors to be elected to our board of directors is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased board of directors at least 70 days prior to the first anniversary of the preceding year's annual meeting, then notice must be received not later than the 10th day following the earlier of the day such notice was mailed or the day such public disclosure was made. The notice will be timely only with respect to any director nominees for any position caused by the increase in our board of directors. Notice of stockholder nominations or proposals to be made at a special meeting called by our board of directors for the purpose of electing one or more directors (other than a special meeting in lieu of an annual meeting), must be received not earlier than the 90th day prior to such special meeting nor later than the close of business on the 60th day prior to such special meeting or the 10th day following the earlier of the day such notice was mailed or the day such public disclosure was made. These notices must contain certain prescribed information.

   The notice procedure affords our board of directors an opportunity to consider the qualifications of proposed director nominees or the merit of stockholder proposals, and, to the extent deemed appropriate by our board of directors, to inform stockholders about such matters. The notice procedure also provides a more orderly procedure for conducting annual meetings of stockholders. Our by-laws do not give our board of directors any power to approve or disapprove stockholder nominations for the election of directors or proposals for action. However, the notice procedure may prevent a contest for the election of directors or the consideration of stockholder proposals. This could deter a third party from soliciting proxies to elect its own slate of directors or to approve its own proposal if the proper advance notice procedures are not followed, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to DSL.net and its stockholders.

 Delaware General Corporation Law

   As provided in Section 203 of the Delaware General Corporation Law, our certificate of incorporation authorizes the board of directors, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders. Such factors may include:

  . the interests of our stockholders, including the possibility that these interests might be best served by the continued independence of DSL.net;

  . whether the proposed transaction might violate Federal or state laws;

  . the consideration being offered in the proposed transaction in relation to the then current market price for our outstanding capital stock, as well as in relation to the market price for our capital stock over a period of years, the estimated price that might be achieved in a negotiated sale of DSL.net as a whole or in part or through orderly liquidation, the premiums over a market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and our financial condition and future prospects; and

  . the social, legal and economic effects upon employees, suppliers, customers, creditors and others having similar relationships with DSL.net, upon the communities in which we conduct our business and upon the economy of the state, region and nation.

   The foregoing provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party acquiring, control of DSL.net. We are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder.

   Section 203 does not apply if:

  . prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  . upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

   The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests.

   Section 203 defines "business combination" to include:

  . any merger or consolidation involving the corporation and the interested stockholder;

  . any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

  . subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  . any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

  . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

   In general, Section 203 defines an "interested stockholder" as any entity or person who beneficially owns 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the past three years, and any entity or person associated with, affiliated with or controlling or controlled by such entity or person.

 Limitation of Liability

   Our certificate of incorporation provides that no director or officer of DSL.net shall be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability:

  . for any breach of the director's duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . under Section 174 of the Delaware General Corporation Law, relating to unlawful payment of dividends or unlawful stock purchase or redemption of stock; or

  . for any transaction from which the director derives an improper personal benefit.

   Our certificate of incorporation further provides for the indemnification of, and advancement of expenses to, our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. A principal effect of these provisions is to limit or eliminate the potential liability of our directors and officers for monetary damages arising from breaches of their duty of care, subject to certain exceptions. These provisions may also shield directors and officers from liability under federal and state securities laws.

Stock Transfer Agent

   The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, Inc.

                        SHARES ELIGIBLE FOR FUTURE SALE

   If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options, in the public market following this offering, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

   Upon completion of this offering, we will have outstanding an aggregate of 59,639,556 shares of our common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. If the underwriters' over-allotment is exercised in full, we will have outstanding an aggregate of 61,011,374 shares of our common stock, assuming no exercise of outstanding options or warrants. As of July 19, 1999, we had approximately 25 holders of our common stock. Of these shares, all of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. This leaves 50,039,556 shares eligible for sale in the public market as follows:

       Number of Shares               Date
      ------------------- ---------------------------------
               0          After the date of this
                          prospectus.
          14,293,394      After 180 days from the date of
                          this prospectus (subject, in some
                          cases, to volume limitations).
          35,746,162      At various times after 180 days
                          from the date of this prospectus.

   Lock-Up Agreements. All of our officers and directors and substantially all of our stockholders have signed lock-up agreements under which they agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exerciseable or exchangeable for shares of our common stock other than shares purchased in the open market following the completion of this offering, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner:

  . with the prior written consent of Donaldson, Lufkin & Jenrette Securities
    Corporation;

  . in the case of gifts or estate planning transfers where the donee signs a lock-up agreement; or

  . in the case of distributions to stockholders or affiliates of the stockholders where the recipient signs a lock-up agreement.

   Donaldson, Lufkin & Jenrette Securities Corporation has advised us that it has no current intention to consent to any disposition of shares covered by these lock-up agreements, but will consider each request for its consent at the time and under the circumstances of the request.

   Rule 144. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of our common stock then outstanding, which will equal approximately 596,395 shares immediately after this offering; or

  . the average weekly trading volume of our common stock on the Nasdaq
    National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

   Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

   Rule 144(k). Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, Rule 144(k) shares may be sold immediately upon the completion of this offering. None of the shares of common stock that will be outstanding after completion of this offering will be eligible to be sold under Rule 144(k) until at least March 19, 2000.


   Rule 701. In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchases shares of our common stock from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

   As of June 30, 1999, there were outstanding warrants to purchase an aggregate of 129,226 shares of Series A preferred stock at a weighted average exercise price of $1.45, all of which are presently exercisable. Upon completion of this offering, the warrants will be exercisable for 194,554 shares of common stock at a weighted average exercise price of $0.68. In addition, as of June 30, 1999, there were outstanding stock options to purchase an aggregate of 5,042,739 shares of common stock at a weighted average exercise price of $0.25, of which 101,084 are presently exercisable or exercisable within 60 days.

   Following this offering, we intend to file registration statements under the Securities Act covering approximately 12,364,200 shares of common stock issued upon the exercise of stock options, subject to outstanding options or reserved for issuance under the stock plan. Accordingly, shares registered under such registration statements will, subject to Rule 144 provisions applicable to affiliates, be available for sale in the open market, except to the extent that such shares are subject to vesting restrictions or the contractual restrictions described above. See "Management -- Stock Plans."

   In addition, the holders of an aggregate of shares of 49,439,594 common stock, including shares issuable upon conversion of the outstanding preferred stock, are entitled to certain rights with respect to the registration of these shares. See "Description of Capital Stock--Registration Rights."

                                  UNDERWRITING

   Subject to the terms and conditions contained in an underwriting agreement
dated     , 1999, the underwriters named below, who are represented by
Donaldson, Lufkin & Jenrette Securities Corporation, Deutsche Bank Securities Inc., Lehman Brothers Inc. and DLJdirect Inc. have severally agreed to purchase from us the number of shares opposite their names below:

                                                                        Number
      Underwriters:                                                    of Shares
      Donaldson, Lufkin & Jenrette Securities Corporation.............
      Deutsche Bank Securities Inc....................................
      Lehman Brothers Inc.............................................
      DLJdirect Inc...................................................
                                                                          ---
        Total.........................................................
                                                                          ===

   The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares included in this offering are subject to approval of certain legal matters and to certain other conditions. The underwriters are obligated to purchase and accept delivery of all the shares, other than those shares covered by the over-allotment option described below, if they purchase any of the shares.

   The underwriters propose to initially offer some of the shares directly to the public at the initial public offering price on the cover page of this prospectus and some of the shares to certain dealers at the initial public
offering price less a concession not in excess of $    per share. The
underwriters may allow, and such dealers may re-allow, a concession not in
excess of $    per share on sales to other dealers. After the initial offering of the shares to the public, the representatives may change the public offering price and such concessions. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   Staples has indicated an interest in purchasing $5,000,000 of common stock directly from us at the initial public offering price in connection with this offering, although it is not bound to do so. The sale of shares of common stock to Staples will be made on the same terms and conditions available to the public, except that:

  . they will purchase the shares directly from us at the initial public offering price applicable to shares sold to the public;

  . they have agreed not to sell any shares of common stock that they may acquire in connection with the offering for a period of 180 days from the date of this prospectus; and

  .no underwriting discount or commissions will be paid on the shares sold to Staples.

   These shares may not be purchased by Staples. Any shares not purchased by Staples will not be offered to the general public on the same basis as the other shares offered hereby.

   In addition, the underwriters have reserved up to 460,000 additional shares of common stock for sale to our directors, employees and associates. There can be no assurance that any of the reserved shares will be so purchased. The number of shares available for sale to the general public in the offering will be reduced by the number of reserved shares sold. Any reserved shares not so purchased will be offered to the general public on the same basis as the other shares offered hereby.

   The following table shows the underwriting fees to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock.

                                                                  Paid by Us
                                                               -----------------
                                                                  No      Full
                                                               Exercise Exercise
Per share.....................................................   $        $
Total.........................................................

   We will pay the offering expenses, estimated to be $1,050,000.

   We have granted to the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase up to 1,371,818 additional shares at the initial public offering price minus the underwriting fees. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise this option, each underwriter will become obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitments.

   We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect any of those liabilities.

   We, our executive officers and directors, and substantially all of our stockholders have agreed, for a period of 180 days from the date of this prospectus, not to, without the prior written consent of Donaldson, Lufkin &
Jenrette:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

  . enter into any swap or other arrangement that transfer all or a portion of the economic consequences associated with the ownership of any common stock, regardless of whether any of the transactions described in clause
    (1) or (2) is to be settled by the delivery of common stock, or such other securities, in cash or otherwise. None of the restrictions set forth above shall apply to any shares of common stock purchased in the open market following the completion of this offering.

   However, we may:

  . grant stock options or stock awards under the 1999 stock plan and the employee stock purchase plan;

  . issue shares of our stock upon the exercise of options, warrants or rights or the conversion of currently outstanding securities; and

  . issue, offer and sell shares of our common stock or securities convertible, exercisable or exchangeable for common stock in transactions not involving a public offering, as long as each recipient of the securities agrees in writing to be bound by the restrictions in this paragraph.

   In addition, during this period, we have agreed not to file any registration statement with respect to, and each of our executive officers and directors and a significant majority of our stockholders have agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, without the prior written consent of Donaldson, Lufkin & Jenrette.

   We have applied for quotation of our common stock on the Nasdaq National Market under the symbol "DSLN."

   Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of our common stock included in this offering in any jurisdiction where action for that purpose is required. The shares included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of any these shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to the offering of our common stock and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of our common stock included in this offering in any jurisdiction where that would not be permitted or legal.

   In connection with this offering, certain underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may overallot this offering, creating a syndicate short position. In addition, the underwriters may bid for and purchase shares of our common stock in the open market to cover syndicate short positions or to stabilize the price of our common stock. These activities may stabilize or maintain the market price of our common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

   Prior to this offering, there has been no established public market for our common stock. The initial public offering price for the shares of our common stock offered by this prospectus will be determined by negotiation between us and the representatives of the underwriters. The factors to be considered in determining the initial public offering price include:

  . our history and the prospects for the industry in which we compete;

  . our past and present operations;

  . our historical results of operations;

  . our prospects for future earnings;

  . the recent market prices of securities of generally comparable companies;
    and

  . the general conditions of the securities market at the time of the offering.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered hereby will be passed upon for us by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. Certain legal matters will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP.

                                    EXPERTS

   The financial statements as of December 31, 1998 and for the period from inception (March 3, 1998) through December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

   We have filed with the SEC a registration statement, including exhibits, schedules and amendments. This prospectus is a part of the registration statement and includes all of the information which we believe is material to an investor considering whether to make an investment in our common stock. We refer you to the registration statement for additional information about us, our common stock and this offering, including the full texts of the exhibits, some of which have been summarized in this prospectus. After this offering, we will be subject to the informational requirements of the Securities Exchange Act. We will be required to file annual and quarterly reports, proxy statements and other information with the SEC.

   You can inspect and copy our registration statement, reports and other information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site that contains our registration statement, reports and other information. The address of the SEC's Internet site is "http://www.sec.gov."

   We intend to furnish our stockholders annual reports containing financial statements audited by our independent accountants.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Accountants......................................... F-2

Balance Sheets as of December 31, 1998 and June 30, 1999 (unaudited)...... F-3

Statements of Operations for the period from inception (March 3, 1998)
 through December 31, 1998, for the period from inception (March 3, 1998)
 through June 30, 1998 (unaudited) and for the six months ended June 30,
 1999 (unaudited)......................................................... F-4

Statements of Changes in Stockholders' Equity (Deficit) for the period from inception (March 3, 1998) through December 31, 1998 and for the six months ended June 30, 1999 (unaudited)................................... F-5

Statements of Cash Flows for the period from inception (March 3, 1998)
 through December 31, 1998, for the period from inception (March 3, 1998)
 through June 30, 1998 (unaudited) and for the six months ended June 30,
 1999 (unaudited)......................................................... F-6

Notes to Financial Statements............................................. F-7

                       Report of Independent Accountants

To the Board of Directors and
Stockholders of DSL.net, Inc.

In our opinion, the accompanying balance sheet and the related statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of DSL.net, Inc. (a development stage company) at December 31, 1998 and the results of its operations and its cash flows for the period from inception (March 3, 1998) through December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Hartford, Connecticut

May 26, 1999, except for the
seventh paragraph of Note 7
referencing the July 1999 stock
dividend which is as of July 21,
1999

                                 DSL.net, Inc.

                                 BALANCE SHEETS

                                                            June 30, 1999
                                                      ---------------------------
                                                                      Pro Forma
                                        December 31,     Actual        (Note 2)
                                            1998       (unaudited)   (unaudited)
                Assets
 Current assets:
   Cash and cash equivalents..........  $    39,479   $  30,470,703  $ 30,470,703
   Marketable securities..............           --       5,528,091     5,528,091
   Accounts receivable (net of
    allowance of $17,000 at June 30,
    1999).............................       30,597          66,037        66,037
   Prepaid expenses and other current
    assets............................           --         413,418       413,418
                                        -----------   -------------  ------------
     Total current assets.............       70,076      36,478,249    36,478,249
 Fixed assets, net (Note 3)...........      284,338       6,185,168     6,185,168
 Other assets.........................       15,566         911,904       911,904
                                        -----------   -------------  ------------
     Total assets.....................  $   369,980   $  43,575,321  $ 43,575,321
                                        ===========   =============  ============
 Liabilities and Stockholders' Equity
               (Deficit)
 Current liabilities:
   Accounts payable...................  $   231,073   $   1,430,065  $  1,430,065
   Accrued liabilities................       16,219         906,889       906,889
   Deferred revenue...................        5,392          30,278        30,278
   Current portion of capital lease
    payable (Note 5)..................       16,494         382,123       382,123
   Current portion of notes payable
    (Note 4)..........................       66,667              --            --
                                        -----------   -------------  ------------
     Total current liabilities........      335,845       2,749,355     2,749,355
 Long-term portion of capital lease
  payable (Note 5)....................           --         556,060       556,060
 Notes payable (Note 4)...............      350,000         786,907       786,907
                                        -----------   -------------  ------------
 Commitments and contingencies (Note
  5)
     Total liabilities................      685,845       4,092,322     4,092,322
                                        -----------   -------------  ------------

 Stockholders' equity (deficit) (Notes
  7 and 9):
  Convertible preferred stock, $0.001
   par value; 16,826,500 shares
   authorized;
   Series A convertible preferred
    stock; 0, 225,000 and 0 shares
    issued and outstanding,
    respectively......................           --         225,000            --
   Series B convertible preferred
    stock; 0, 6,500,000 and 0 shares
    issued and outstanding,
    respectively......................           --      15,424,999            --
   Series C convertible preferred
    stock; 0, 2,785,516, and 0 issued
    and outstanding, respectively.....           --       9,941,104            --
   Series D convertible preferred
    stock; 0, 2,963,672 and 0 issued
    and outstanding, respectively.....           --      30,973,869            --
   Common stock, $0.0005 par value;
    508,963,394, 53,320,000 and
    53,320,000 shares authorized;
    16,795,800, 14,129,800 and
    47,385,985 shares issued and
    outstanding.......................        8,398           7,065        23,693
 Additional paid-in capital...........    2,465,374       8,039,317    64,587,661
 Note receivable from officer.........           --        (999,911)     (999,911)
 Deferred compensation................           --    (12,439,562)   (12,439,562)
 Accumulated deficit..................   (2,789,637)   (11,688,882)   (11,688,882)
                                        -----------   -------------  ------------
     Total stockholders' (deficit)
      equity..........................  $  (315,865)  $  39,482,999  $ 39,482,999
                                        -----------   -------------  ------------
     Total liabilities and
      stockholders' equity............  $   369,980   $  43,575,321  $ 43,575,321
                                        ===========   =============  ============

   The accompanying notes are an integral part of these financial statements.

                                 DSL.net, Inc.

                            STATEMENTS OF OPERATIONS

                                  For the Period
                                  From Inception  For the Period
                                  (March 3, 1998) From Inception
                                      Through     (March 3, 1998)  Six Months
                                   December 31,       through         Ended
                                       1998        June 30, 1998  June 30, 1999
                                                    (unaudited)    (unaudited)
Revenue.........................    $    31,533     $    3,489    $    184,173
                                    -----------     ----------    ------------
Operating expenses:
  Network and operations........        127,054            705       1,482,628
  General and administrative....        230,272          3,896       1,554,013
  Sales and marketing...........         35,961          1,397       1,235,589
  Stock compensation............      2,423,272             --       2,616,805
                                    -----------     ----------    ------------
    Total operating expenses....    $ 2,816,559     $    5,998    $  6,889,035
                                    -----------     ----------    ------------
Operating loss..................    $(2,785,026)    $   (2,509)   $ (6,704,862)
                                    -----------     ----------    ------------
Interest expense (income), net..          4,611            232        (207,615)
                                    -----------     ----------    ------------
    Net loss....................    $(2,789,637)    $   (2,741)    $(6,497,247)
                                    ===========     ==========    ============
Imputed divided on preferred
 stock (Note 7).................            --             --       11,998,000
                                    -----------     ----------    ------------
Loss applicable to common
 stock..........................    $(2,789,637)    $   (2,741)   $(18,495,247)
                                    ===========     ==========    ============
Net loss per share-basic and
 diluted........................    $     (0.55)    $    (0.00)   $     (0.71)
                                    ===========     ==========    ============
Shares used in computing net
 loss per share.................      5,118,342      5,089,634       9,151,630
                                    ===========     ==========    ============
Pro forma net loss per common
 share (unaudited)..............    $     (0.55)    $    (0.00)   $      (0.25)
                                    ===========     ==========    ============
Pro forma shares used in
 computing net loss per common
 share (unaudited)..............      5,118,342      5,089,634      26,411,314
                                    ===========     ==========    ============


   The accompanying notes are an integral part of these financial statements.

                                 DSL.net, Inc.

          STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                 Note
                     Preferred Stock          Common Stock       Additional   Receivable
                  -----------------------  -------------------    Paid-in        from       Deferred    Accumulated
                    Shares      Amount       Shares    Amount     Capital      Officer    Compensation    Deficit        Total
Initial
 capitalization,
 including
 retroactive
 effect of stock
 splits.........      20,000  $    50,000   5,089,634  $   500  $         --  $    (500)  $         --  $         --  $    50,000
Exchange of
 Series A
 preferred stock
 for common
 stock..........     (20,000)     (50,000)  7,634,451    5,862     1,444,138         --             --            --    1,400,000
Issuance of
 common stock...          --           --   4,071,715    2,036     1,021,236         --             --            --    1,023,272
Repayment of
 note receivable
 from officer...          --           --          --       --            --        500             --            --          500
Net loss........          --           --          --       --            --         --             --    (2,789,637)  (2,789,637)
                  ----------  -----------  ----------  -------  ------------  ---------   ------------  ------------  -----------
Balance at
 December 31,
 1998...........          --  $        --  16,795,800  $ 8,398  $  2,465,374  $      --   $         --  $ (2,789,637) $  (315,865)
Issuance of
 preferred
 stock and
 warrants.......   9,249,188   43,187,217          --       --     1,155,000         --             --            --   44,342,217
Deferred
 compensation--
 restricted
 stock..........          --           --          --       --     3,733,854         --     (3,733,854)           --           --
Conversion of
 notes payable..     225,000      225,000          --       --           --          --             --            --      225,000
Stock
 compensation...          --           --     436,256      218       587,239         --             --            --      587,457
Deferred
 compensation--
 stock options..          --           --          --       --    11,514,694         --    (11,514,694)           --           --
Amortization of
 deferred
 compensation...          --           --          --       --            --         --        858,806            --      858,806
Issuance of
 warrants.......          --           --          --       --       112,000         --             --            --      112,000
Surrender of
 common stock...          --           --  (3,102,256)  (1,551)     (778,087)        --        779,638            --           --
Acceleration
 associated with
 surrender......          --           --          --       --            --         --      1,170,542            --    1,170,542
Exchange of
 preferred
 stock..........   3,000,000   13,152,755          --       --   (10,750,757)        --             --    (2,401,998)          --
Note receivable
 from officer...          --           --          --       --            --   (999,911)            --            --     (999,911)
Net loss........          --           --          --       --            --         --             --    (6,497,247)  (6,497,247)
                  ----------  -----------  ----------  -------  ------------  ---------   ------------  ------------  -----------
Balance at June
 30, 1999
 (unaudited)....  12,474,188  $56,564,972  14,129,800  $ 7,065   $ 8,039,317  $(999,911)  $(12,439,562) $(11,688,882) $39,482,999
                  ==========  ===========  ==========  =======  ============  =========   ============  ============  ===========

   The accompanying notes are an integral part of these financial statements.

                                 DSL.net, Inc.

                            STATEMENTS OF CASH FLOWS

                                                       For the
                                   For the Period    Period From
                                   From Inception     Inception
                                   (March 3, 1998) (March 3, 1998) For the Six
                                       through         through     Months Ended
                                    December 31,      June 30,       June 30,
                                        1998            1998           1999
                                                     (unaudited)   (unaudited)
Cash flows from operating
 activities:
 Net loss.........................   $(2,789,637)      $(2,741)    $(6,497,247)
 Adjustments to reconcile net loss
  to net cash used by
  operating activities:
  Depreciation and amortization...         5,744           --          236,282
  Noncash compensation expense....     2,423,272           --        2,616,805
  Changes in operating assets and
   liabilities:
   Increase in accounts
    receivable....................       (30,597)       (1,361)        (35,440)
   Increase in prepaid expenses
    and other current assets......           --            --         (304,912)
   Increase in other assets.......       (15,566)          --         (896,338)
   Increase in accounts payable...       231,073           --        1,198,993
   Increase in accrued
    liabilities...................        16,814         2,675         890,075
   Increase in deferred revenue...         5,392           --           24,886
                                     -----------       -------     -----------
    Net cash used in operating
     activities...................      (153,505)       (1,427)     (2,766,896)
                                     -----------       -------     -----------
Cash flows from investing
 activities:
   Purchases of fixed assets......      (290,082)       (4,847)     (6,133,618)
   Purchases of marketable
    securities....................           --            --       (5,528,091)
                                     -----------       -------     -----------
    Net cash used in investing
     activities...................      (290,082)       (4,847)    (11,661,709)
                                     -----------       -------     -----------
Cash flows from financing
 activities:
   Initial capitalization.........        50,500           --              --
   Proceeds from bridge
    financing.....................       350,000           --              --
   Proceeds from equipment credit
    facility......................           --            --          786,907
   Proceeds from equipment notes
    payable.......................       124,000           --          980,370
   Proceeds from preferred stock
    issuance......................            --        50,000      43,217,305
   Payments on equipment notes
    payable.......................       (41,434)          --          (66,667)
   Principal payments under
    capital lease obligation......           --           (867)        (58,086)
                                     -----------       -------     -----------
    Net cash provided by financing
     activities...................       483,066        49,133      44,859,829
                                     -----------       -------     -----------
Net increase in cash and cash
 equivalents......................        39,479        42,859      30,431,224
Cash and cash equivalents at
 beginning of period..............            --            --          39,479
                                     -----------       -------     -----------
Cash and cash equivalents at end
 of period........................   $    39,479       $42,859     $30,470,703
                                     ===========       =======     ===========
Supplemental disclosure:
 Cash paid (received):
  Interest........................   $     2,524       $   232     $  (207,615)
                                     ===========       =======     ===========

   The accompanying notes are an integral part of these financial statements.

                                 DSL.net, Inc.

                         NOTES TO FINANCIAL STATEMENTS


1. Formation and Operations of the Company

   DSL.net, Inc. (the "Company") was incorporated in Delaware on March 3, 1998 and operations commenced March 28, 1998. The Company was formed to provide dedicated high-speed digital communications services using digital subscriber line (DSL) technology. During the period ended December 31, 1998, the Company was considered a development stage company in accordance with Statement of Financial Accounting Standard No. 7. As of June 30, 1999, the Company is no longer considered a development stage enterprise.

2. Summary of Significant Accounting Policies

   Significant accounting policies followed in the preparation of these financial statements are as follows:

Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The markets for the Company's services are characterized by intense competition, rapid technological development, regulatory changes, and frequent new product introductions, all of which could impact the future value of the Company's assets.

Unaudited interim financial statements

   The unaudited balance sheet as of June 30, 1999, the unaudited statements of operations and cash flows for the six months ended June 30, 1999 and for the period from inception through June 30, 1998, and the unaudited statement of changes in stockholders equity for the six months ended June 30, 1999, have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles. In the opinion of management, all adjustments (consisting of only normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 1999 are not necessarily indicative of results that may be expected for the year ending December 31, 1999.

Unaudited pro forma balance sheet

   Upon the closing of DSL's anticipated initial public offering, all of the outstanding shares of preferred stock will automatically convert into common stock. This conversion has been reflected in the unaudited pro forma balance sheet as of June 30, 1999.

                                 DSL.net, Inc.

Cash equivalents and marketable securities

   The Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents. The carrying value of cash equivalents at June 30, 1999 was approximately $24,430,000.

   The Company considers its investment portfolio to be available-for-sale securities as defined in Statement of Financial Accounting Standards ("SFAS") No. 115. Marketable securities as of June 30, 1999 consist of debt securities and certificates of deposit with maturities of five months to a year. Securities are available for sale and are carried at fair value. The unrealized or realized gains/losses earned on the securities as of June 30, 1999 were de minimus.

Fixed assets

   Fixed assets are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, which are between 3 and 5 years. Leasehold improvements are amortized over the shorter of the term of the related lease or the useful life of the asset. Maintenance and repairs are charged to expense as incurred. Collocation space improvements represent payments to carriers for infrastructure improvements within their central offices to allow the Company to install its equipment, which allows the Company to interconnect with the carrier's network. These payments are being amortized over their estimated useful lives of five years.

Income taxes

   The Company uses the liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities and net operating loss carryforwards, all calculated using presently enacted tax rates.

Revenue recognition

   Revenue is recognized pursuant to the terms of each contract on a monthly service fee basis. Deferred revenue represents payments received in advance of the services provided. Revenue related to installation and activation fees are recognized to the extent of direct costs incurred. Any excess installation and activation fees over direct costs are deferred and amortized to revenue over the service contract. Such revenue is not expected to significantly exceed the direct costs. In certain situations, the Company will waive non-recurring installation and activation fees in order to obtain a sale. The Company will expense the related direct costs as incurred.

Long-lived assets

   Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, requires that long-lived assets and certain intangible assets be reviewed for impairment whenever events or changes in circumstances indicate

                                 DSL.net, Inc.

that the carrying amount may not be recoverable. If undiscounted expected future cash flows are less than the carrying value of the assets, an impairment loss is to be recognized based on the fair value of the assets. No impairment losses have been recognized to date.

Segment information

   In 1998, the Company adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS No. 131). SFAS No. 131 supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. The Company operates in one segment: high-speed Internet access and data communications services. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 had no impact on the Company's financial statements for the periods presented.

Stock compensation

   The Company applies Accounting Principles Board Opinion No. 25 (APB 25) and related interpretations in accounting for its stock option plan and stock awards with the disclosure provisions of Statement of Financial Accounting Standards No. 123 (SFAS 123). Under APB 25, compensation expense is computed to the extent that the fair market value of the underlying stock on the date of grant exceeds the exercise price of the employee stock option or stock award. Compensation so computed is then recognized over the vesting period. The Company accounts for equity instruments issued to nonemployees in accordance with SFAS 123 and Emerging Issues Task Force ("EITF") 96-18.

   Stock compensation expense includes amortization of deferred compensation and charges related to stock grants which are not subject to vesting requirements. Stock compensation expense for the period from inception (March 3, 1998) to December 31, 1998 and for the six months ended June 30, 1999 totaled $2,423,272 and $2,616,805, respectively.

Earnings (loss) per share

   The Company computes net loss per share pursuant to Statement of Financial Accounting Standards No. 128, Earnings Per Share. Basic net loss per share is computed by dividing income or loss applicable to common stockholders by the weighted average number of shares of the Company's common stock outstanding during the period. Diluted net loss per share is determined in the same manner as basic net loss per share except that the number of shares is increased assuming exercise of dilutive stock options and warrants using the treasury stock method and dilutive conversion of the Company's preferred stock.

                                 DSL.net, Inc.

   During the year ended December 31, 1998 and the six month period ended June 30, 1999, options to purchase no shares and 5,042,739 shares of common stock, respectively, preferred stock convertible into no shares and 33,256,185 shares of common stock, respectively, and warrants to purchase 233,275, and 344,517 shares of common stock, respectively, were excluded from the calculation of earnings per share since their inclusion would be antidilutive for all periods presented.

   Pro forma basic and diluted earnings per share have been calculated assuming the conversion of all outstanding shares of preferred stock into common stock, as if the shares had converted immediately upon their issuance.

Comprehensive Income

   The Company has adopted the accounting treatment prescribed by Statement of Financial Accounting Standards No. 130, Comprehensive Income. The adoption of this statement had no material impact on the Company's financial statements for the periods presented.

Recently issued accounting pronouncements

   In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SoP 98-1). SoP 98-1 provides guidance for determining whether computer software is internal-use software, and guidance on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. The Company has not yet determined the impact of adopting SoP 98-1, which will be effective for the Company's year ending December 31, 1999.

   In April 1998, the Accounting Standards Executive Committee issued Statement of Position 98-5 (SoP 98-5), Reporting on the Costs of Start-Up Activities, which provides guidance on the financial reporting of start-up costs and organizational costs. It requires costs of start-up activities and organizational costs to be expensed as incurred. SoP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. As the Company has not capitalized such costs to date, the adoption of SoP 98-5 is not expected to have an impact on the financial statements of the Company.

3. Fixed Assets

                                                        December 31,  June 30,
                                                            1998        1999
                                                                     (unaudited)
   Network equipment..................................    $161,814   $ 2,987,960
   Furniture, fixtures, office equipment and
    software..........................................      61,535     1,412,753
   Vehicles...........................................         --         75,697
   Collocation costs..................................      66,733     1,947,290
                                                          --------   -----------
                                                           290,082     6,423,700
     Less: accumulated depreciation and amortization..       5,744       238,532
                                                          --------   -----------
                                                          $284,338   $ 6,185,168
                                                          ========   ===========

                                 DSL.net, Inc.

   As of December 31, 1998 and June 30, 1999, the recorded cost of the equipment under capital lease was $22,699 and $860,754 (unaudited), respectively. Accumulated amortization for this equipment under capital lease was $1,265 and $140,830 (unaudited) as of December 31, 1998 and June 30, 1999, respectively.

   Depreciation and amortization expense related to fixed assets was $5,744 and $232,788 (unaudited) for the period from inception March 3, 1998 to December 31, 1998 and for the six months ended June 30, 1999, respectively.

4. Debt

Notes payable

   In August 1998, the Company issued a $100,000 demand note payable for funding capital expenditures and operating expenses. The note was originally payable October 1, 1998, and bore interest at 5.56% per annum. At December 31, 1998, $66,667 remained unpaid. The amount was paid in January 1999.

   In November 1998, the Company entered into a series of Note and Warrant Purchase Agreements pursuant to which the Company received $350,000 and issued $350,000 principal amount of secured convertible promissory notes (the "Bridge Notes") and warrants (the "Bridge Warrants") to acquire 87,500 shares of Series A Preferred Stock. The Notes, which expire in January 1999 or September 2000, bear interest at 5.56% or 6.0% per annum, depending upon the holder, and are convertible into preferred shares at a rate equal to the Company's next qualified equity financing. The Bridge Warrants, valued at approximately $18,000, are exercisable at $0.375 per share for a period of five years or until an initial public offering of the Company's common stock.

Credit Facility

   In May 1999, the Company entered into a secured credit facility (the "Credit Facility") with a bank which will provide up to $5.0 million for the purchase of telecommunications and office equipment and vehicles. The Credit Facility expires in May 2000, at which time amounts outstanding will convert to a term loan payable over 36 months. The Credit Facility bears interest on outstanding borrowings at 1% over the higher of the bank's prime rate or the federal funds rate plus 0.5%. The Credit Facility is secured by a lien on certain equipment and vehicles owned by the Company located at its principal office, and imposes certain financial and other covenants. The amount outstanding was $786,907 as of June 30, 1999. Financing costs associated with the Credit Facility of $83,868 were deferred over the four year life of the facility and term loan payable. Amortization expense recorded on the deferred costs was $3,494 for the six months ended June 30, 1999.

5. Commitment and Contingencies

Leases

   Rent expense under operating leases was approximately $14,275 and $179,783 (unaudited), for the period from inception (March 3, 1998) through December 31, 1998 and for the six months ended June 30, 1999.

                                 DSL.net, Inc.

   The Company is obligated under a capital equipment lease expiring in May
2000.

   The present value of future minimum lease payments as of December 31, 1998 is as follows:

                                                              Operating Capital
                                                               Leases   Leases
   1999...................................................... $225,318  $12,444
   2000......................................................  378,588    5,185
   2001......................................................   99,000       --
   2002......................................................   99,000       --
   2003......................................................   90,750       --
   Thereafter................................................       --       --
                                                              --------  -------
     Total................................................... $892,656   17,629
                                                              ========
   Less--Amount representing interest........................             1,135
                                                                        -------
   Present value of future minimum lease payments............           $16,494
                                                                        =======

   In September 1998, the Company entered into an operating lease agreement for office space in Norwalk, Connecticut. The table above indicates the minimum lease payments due under that lease. In February 1999, the Company cancelled the Norwalk lease and entered into an operating lease for office space in New Haven, Connecticut. Annual minimum lease payments under this lease are $192,283 (unaudited) in 1999 and $745,290 (unaudited) for each of the years 2000 through 2004, and $279,484 in 2005. Costs related to exiting the Norwalk lease were $42,900 and were expensed as incurred.

   In March 1999, the Company entered into a master lease agreement to provide up to $2,000,000 for capital equipment purchases over an initial twelve month period, subject to renewal options. Individual capital leases are amortized over 30 or 36 month terms and bear interest at 8% to 9% per annum. The outstanding balance under this agreement at June 30, 1999 was $503,832 (unaudited).


Litigation

   The Company is involved in litigation concerning claims arising in the ordinary course of its business. The Company does not believe any of the legal claims or proceedings will result in a material adverse effect on its business, financial position, results of operations or cash flows.

Other Matters

   As part of the master lease agreement, the Company issued 41,726 warrants (the "Lease Warrants") to the lessor to purchase Series A Preferred Stock at a formula-based price equal to approximately $2.40 per share. The warrants are exercisable until the earlier of March 4, 2006 or three years after an initial public offering of the Company's common stock. The value of these warrants is approximately $112,000 and is being amortized to interest expense over the life of the capital lease obligation. Interest expense related to the warrants was $9,333 for the six months ended June 30, 1999.

                                 DSL.net, Inc.

   The Company has entered into interconnection agreements. The agreements have terms of one to two years and are subject to certain renewal and termination provisions by either party generally upon 30 day notification. The table above includes the Company's obligation under its interconnection agreements over their initial terms. The Company anticipates that it will renew such agreements beyond their initial terms.

6. Related Party Transactions

   In January 1999, the Company entered an Asset Transfer Agreement with FutureComm, Inc. whose sole shareholder is an officer and founder of the Company. The amount paid by the Company in exchange for certain equipment, agreements, licenses and intellectual property was approximately $28,000.

   In May 1999, the Company entered into an agreement to license and implement an operations support system from a software vendor. Two stockholders of the Company, in the aggregate, own 16% of the outstanding capital stock of the software vendor.

7. Stockholders' Equity

Capital stock transactions

   In March 1998, the Company's founding stockholders were issued 5,089,634 shares of Common Stock and 20,000 shares of a prior series A preferred stock for $50,500.

   In December 1998, the Company's Board of Directors declared a 50:1 reverse stock split. The accompanying financial statements have been restated to reflect this stock split. Concurrently, the preferred shareholder exchanged all the then outstanding Series A Preferred Stock for 7,634,451 shares of common stock, adjusted for stock splits. The value attributed to this exchange, which provided 3.75 shares of common stock for every split-effected share of preferred stock, was approximately $1.4 million which has been charged to compensation expense.

   In December 1998, the Company issued 4,071,715 shares of common stock to two officers in exchange for promissory notes totaling $7,637. Such notes were subsequently forgiven by the Company. Compensation expense of $1,023,272, or $0.25 per share, has been recognized related to this issuance.

   In March 1999, the Company issued 436,256 shares of common stock to an executive officer of the Company, adjusted for stock splits. Compensation expense of $587,457 has been recognized related to this issuance.

   In April 1999, the Company's founding shareholders surrendered 3,102,256 shares of common stock. Such stock was previously made subject to certain employment tenure and performance vesting criteria. In exchange, the vesting criteria on other restricted common stock owned by the

                                 DSL.net, Inc.

founders was removed. This share surrender and acceleration of vesting resulted in a compensation charge of approximately $1.2 million in the second quarter of 1999 and eliminated approximately $780,000, or $0.25 per share, from deferred compensation.

   In May 1999, the Company declared a 2:1 stock dividend of its Common Stock. The accompanying financial statements have been restated to reflect this stock dividend.

   In July 1999, the Company declared a 0.333:1 stock dividend of its Common Stock. The accompany financial statements have been restated to reflect this stock dividend.

Convertible voting preferred stock

   In January 1999, the Company's Board of Directors declared a stock split of 1,909.09 shares for every outstanding common share. The accompanying financial statements have been restated to reflect this stock split. In conjunction with this split and sale of Series A Preferred Stock described below, certain employment tenure and performance criteria were required of management in order to fully vest in a portion of their original founders' shares. The value attributed to these 14,857,397 nonvested shares is reflected in deferred compensation of approximately $3,734,000, or $0.25 per share, and is being amortized over the related employment term, which may be accelerated based upon the likelihood of attaining certain performance of measures.

   In January 1999, the Company issued 3,500,000 shares of convertible voting preferred stock designated as Series A Preferred Stock, together with warrants to purchase 3,500,000 shares of a prior Series B Preferred Stock (the "Warrant Shares"), at an exercise price of $1.00 per share, for an aggregate of $3,500,000. A total of $1,155,000 of the related proceeds has been allocated to the Warrants.

   The Warrant Shares, which are exercisable for a period of 5 years, are subject to a repurchase right by the Company contingent upon a specified rate of return upon an initial public offering or acquisition of the Company. If the Company exercises its repurchase right, it shall be obligated to pay the holder the original exercise price plus interest from the date of exercise at 8% per annum.

   In January 1999, the holders of $225,000 of Bridge Notes (Note 4) converted $225,000 of the Bridge Notes into 225,000 shares of Series A Preferred Stock. The remaining $125,000 of Bridge Notes reduced the proceeds paid to the Company for the Series A Preferred Stock.

   In April 1999, the certain holders of the Series A Preferred Stock exchanged 3,500,000 shares of Series A Preferred Stock and warrants to purchase 3,500,000 shares of series B preferred stock, for 6,500,000 shares of Series B Preferred Stock. This exchange, which was not contemplated in the original Series A Preferred Stock purchase agreement, afforded the holders an exchange rate of $0.54 per share which was lower than the deemed fair market value of the preferred stock at the time of exchange of $3.59 per share. The difference between the carrying value and the deemed fair market value has been treated as an imputed non-cash dividend for purposes of calculating net loss per common share, although no assets of the Company were expended. The imputed dividend, which

                                 DSL.net, Inc.

reduces additional paid-in capital and increases the carrying value of the Series B Preferred Stock, was approximately $11,998,000 for the six month period ended June 30, 1999. The imputed dividend will be given no other accounting treatment in the 1999 financial statements of the Company.

   In April 1999, the Company issued 2,785,516 shares of convertible voting preferred stock designated as Series C Preferred Stock at $3.59 per share for net proceeds of $9,941,104 (unaudited).

   In May 1999, the Company issued 2,868,069 shares of convertible voting preferred stock designated as Series D Preferred Stock at $10.46 per share for net proceeds of $29,973,864 (unaudited).

Rights and preferences

   The Series A, Series B, Series C, Series D and Series E Preferred stockholders are entitled to receive noncumulative cash dividends of $0.08 per share, $0.04 per share, $0.29 per share, $0.84 per share and $1.58 per share, respectively, per annum when and as declared by the Board of Directors. In the event of any voluntary or involuntary liquidation of the Company, the Preferred stockholders shall be entitled to the original per share issuance price, plus any declared but unpaid dividends. Remaining assets, if any, shall be distributed to the Preferred and Common stockholders on a pro rata basis assuming full conversion of all such Preferred Stock.

   At the option of the Preferred stockholders, their shares may be converted to common stock at the rate of one share of common stock for one share of Preferred Stock adjusted for certain dilutive issuances, stock splits or combinations. The Preferred Stock shall automatically convert into shares of common stock upon the sale of the Company's Common Stock in a firm commitment public offering pursuant to which the public offering proceeds are not less than $5 per share of common stock, and the aggregate net proceeds are not less than $30 million.

   The Series A, Series B, Series C, Series D and Series E Preferred stockholders shall have voting rights similar to common shareholders and other rights, including the power to elect directors to the seven member board as follows: Series A and B (as a class) elect two directors, Series C elects one director, and Series A, B, C, D and E together with common shareholders elect two directors. In addition, the holders of common stock elect two directors.

Common stock reserved

   The Company has reserved shares of common stock as follows:

                                                        December 31,  June 30,
                                                            1998        1999
                                                                     (unaudited)
   Conversion of Preferred stock.......................         --   33,256,185
   1999 Stock Plan.....................................         --   12,364,200
   Conversion of promissory notes......................    933,100           --
   Stock warrants......................................     87,500      129,226
                                                         ---------   ----------
                                                         1,020,600   45,749,611
                                                         =========   ==========

                                 DSL.net, Inc.

Stock warrants

   At December 31, 1998 and June 30, 1999 the Company had outstanding stock purchase warrants to purchase preferred stock totaling 87,500 and 129,226 (unaudited), respectively, to be adjusted for stock splits upon conversion of preferred stock to common stock:

                                                        December 31,  June 30,
                                                            1998        1999
                                                                     (unaudited)
   Lease Warrants for Series A Preferred Stock.........        --       41,726
   Bridge Warrants for Series A Preferred Stock........    87,500       87,500
                                                           ------      -------
                                                           87,500      129,226
                                                           ======      =======

8. Income Taxes

   The Company's gross deferred tax assets and liabilities were comprised of the following:

                                                                    December 31,
                                                                        1998
   Gross deferred tax asset:
     Net operating loss carryforwards..............................  $1,076,382
     Other.........................................................      53,599
                                                                     ----------
                                                                      1,129,981
   Gross deferred tax liability:
     Depreciation..................................................       8,054
                                                                     ----------
                                                                      1,121,927
   Valuation allowance.............................................  (1,121,927)
                                                                     ----------
   Net deferred taxes..............................................  $       --
                                                                     ==========

   The Company has provided a valuation allowance for the full amount of the net deferred tax asset, since management has not determined that these future benefits will more likely than not be realized as of December 31, 1998.

   At December 31, 1998, the Company had approximately $2.7 million of federal net operating loss carryforwards that begin to expire in 2018, and $2.7 million of state net operating loss carryforwards that expire in 2003.

   The amount of the net operating carryforwards that may be utilized annually to offset future taxable income and tax liability will be limited as a result of certain ownership changes pursuant to Section 382 of the Internal Revenue Code.

9. Incentive Stock Award Plan

   In February 1999, the Company's Board of Directors adopted the 1999 Stock Plan (the "Plan") under which employees, directors, advisors and consultants can be granted any or all of the following: stock options, including incentive stock options and non-qualified stock options, stock appreciation rights, and stock awards. A total of 9,864,200 shares were authorized under the Plan.

                                 DSL.net, Inc.

   Options generally vest 25% after one year, then ratably over the next thirty-six months and are exercisable once vested for ten years from the date of grant.

   A summary of activity under the Plan as of June 30, 1999 (unaudited) is as follows:

                                                                     Weighted
                                                                     Average
                                                                  --------------
                                                      Number of   Fair  Exercise
                                                        Shares    Value  Price
   Outstanding at Inception..........................         --  $  --  $  --
   Granted...........................................  6,109,139   2.21   0.23
   Exercised.........................................         --     --     --
   Canceled.......................................... (1,066,400)  1.35  (0.07)
                                                      ----------  -----  -----
   Outstanding at June 30, 1999 (unaudited)..........  5,042,739  $2.37  $0.25
                                                      ==========  =====  =====

   The following summarizes the outstanding and exercisable options under the Plan as of June 30, 1999:

                               Options Outstanding         Options Exercisable
                          ----------------------------- --------------------------
   Exercise     Number     Weighted Avg   Weighted Avg    Number     Weighted Avg
    Price     Outstanding Remaining Life Exercise Price Exercisable Exercise Price
   $0.04 -
     0.07      2,530,034       9.68          $0.05           --           --
   $0.39 -
     0.53      2,512,705       9.88          $0.46           --           --
               ---------       ----          -----          ---          ---
               5,042,739       9.78          $0.25           --           --
               =========       ====          =====          ===          ===

   If compensation expenses had been recognized based on the fair value of the options at their grant date, in accordance with Financial Accounting Standard No. 123 ("FAS 123"), the results of operations for the six months ended June 30, 1999 (unaudited) would have been as follows:

   Net loss:
     As reported................................................. $ (6,497,247)
     Pro forma under FAS 123.....................................  (16,970,959)
   Basic and diluted net loss per share:
     As reported................................................. $      (0.71)
     Pro forma under FAS 123..................................... $      (0.64)

   The estimated fair value at date of grant for options granted for the six months ended June 30, 1999 (unaudited) ranged from $0.16 to $1.20. The minimum value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions (unaudited):

   Risk free interest rate........................................ 4.88% - 5.63%
   Expected dividend yield........................................ None
   Expected life of option........................................ 10 years
   Expected volatility............................................ .0001%

   As additional options are expected to be granted in future years and the options vest over several years, the above pro forma results are not necessarily indicative of future pro forma results.

                                 DSL.net, Inc.

   Deferred compensation of approximately $11,514,694 (unaudited) has been attributed to those common stock options granted during the six months ended June 30, 1999, with an exercise price below estimated fair value. Stock compensation expense is recognized over the four year vesting period and totaled $2,616,805 (unaudited) for the six months ended June 30, 1999.

10. Subsequent Events (unaudited)

   In July 1999, the Company's Board of Directors adopted the 1999 Employee Stock Purchase Plan (the "Purchase Plan") under which employees can purchase common shares during designated offering periods for an amount equal to 85% of the fair market value of the underlying common stock. The first offering period will commence upon an initial public offering of common stock and continue through December 1999. There are 300,000 shares reserved under this plan.

   In July 1999, the Company issued 939,086 shares of convertible voting preferred stock designated as Series E Preferred Stock at $19.70 per share for net proceeds of approximately $18,468,000.

   The Series E Preferred stockholders have rights and preferences similar to those of the Series A, B, C, and D Stockholders described in Note 7. In connection with the issuance of the Series E preferred stock, the Company also entered into strategic business relationships with the purchasers. In connection with these business relationships, the Company expects to amortize to operating expenses any difference between the price paid by the strategic business partners for their Series E convertible preferred stock and the deemed fair market value of the underlying common stock.

[Picture of the Backbone network and the routing of network traffic from the customer back to the network operations center and the Internet]

Text:

 . DSL.net

 . Network Design

 . DSL.net NETWORK OPERATIONS CENTER, NEW HAVEN, CT

 . NETWORK

 . NEW YORK

 . INTERNET

 . REGIONAL HUB

 . CUSTOMER

 . CUSTOMER

 . BACKBONE NETWORK

 . CENTRAL OFFICE

 . CENTRAL OFFICE & LOCAL HUB

 . CUSTOMER

 . CENTRAL OFFICE

 . CUSTOMER

 . CUSTOMER

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
    , 1999

                                    [LOGO]

                                 DSL.net, Inc.

                                      Shares

                            ----------------------
                                   PROSPECTUS
                            ----------------------


                          Donaldson, Lufkin & Jenrette

                           Deutsche Banc Alex. Brown

                              Lehman Brothers

                                 DLJdirect Inc.

--------------------------------------------------------------------------------
We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of DSL.net have not changed since the date hereof.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Until    , 1999 (25 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of the common stock offered hereby are as follows:

      SEC registration fee.......................................... $   36,602
      NASD filing fee...............................................     12,000
      Nasdaq National Market listing fee............................     95,000
      Printing and engraving expenses...............................    175,000
      Legal fees and expenses.......................................    350,000
      Accounting fees and expenses..................................    350,000
      Blue Sky fees and expenses (including legal fees).............      5,000
      Transfer agent and registrar fees and expenses................      5,000
      Miscellaneous.................................................     21,398
                                                                     ----------
        Total....................................................... $1,050,000
                                                                     ==========

---------------------
*To be filed by Amendment.

   DSL.net will bear all expenses shown above.

Item 14. Indemnification of Directors and Officers.

   The Delaware General Corporation Law and the certificate of incorporation of DSL.net that will become effective immediately following this offering and the by-laws as amended prior to this offering will provide for indemnification of our directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers will be indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of DSL.net and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws filed as Exhibits
3.02 and 3.04 hereto, respectively.

   The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of DSL.net against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to the form of Underwriting Agreement filed as Exhibit 1.01 hereto.

   In addition, we have an existing directors and officers liability insurance policy.

Item 15. Recent Sales of Unregistered Securities.

   In the three years preceding the filing of this registration statement, the Company has issued the following securities that were not registered under the Securities Act:

   (a) Issuances of Capital Stock, Notes and Warrants

   In March 1998, DSL.net issued and sold an aggregate of (i) 5,089,634 shares of common stock for an aggregate of $500 and (ii) 20,000 shares of a prior Series A preferred stock for an aggregate of $50,000.

   In August 1998, DSL.net issued a promissory note in the aggregate principal amount of $100,000.

   In November 1998, DSL.net issued five convertible promissory notes in the aggregate principal amount of $350,000, two warrants to purchase an aggregate 31,250 shares of Series A preferred stock at a price of $1.00 per share and rights to warrants to purchase 56,250 shares of old Series A preferred stock at a price of $1.00 per share.

   In December 1998, DSL.net issued and sold an aggregate of (i) 7,634,451 shares of common stock in exchange for 20,000 shares of a prior series A preferred stock and (ii) 4,071,707 shares of common stock in exchange for promissory notes in an aggregate principal amount of $7,637.

   In January 1999, DSL.net issued and sold 3,500,000 shares of Series A preferred stock and warrants to purchase 3,500,000 shares of a prior series B preferred stock for an aggregate of $3,500,000, a portion of which was paid by the conversion of two convertible promissory notes in the aggregate principal amount of $125,000. In addition, DSL.net issued three warrants to purchase 56,250 shares of Series A preferred stock at a price of $1.00 per share in exchange for the rights to warrants to purchase 56,250 warrants of Series A preferred stock. DSL.net also issued an aggregate of 225,000 shares of Series A preferred stock in conversion of three convertible promissory notes in the aggregate principal amount of $225,000. Each outstanding share of Series A preferred stock is convertible into 2.666 shares of common stock. Finally, DSL.net issued 8 shares of common stock for aggregate consideration of $0.02.

   In March 1999, DSL.net issued and sold an aggregate of 436,256 shares of common stock for services valued at $29,455. Based on subsequent events, DSL.net recognized compensation expense of $587,457 in connection with the issuance of these shares. In addition, DSL.net issued one warrant to purchase 41,726 shares of Series A preferred stock at an exercise price of $2.40 per share.

   In April 1999, DSL.net issued and sold an aggregate of 6,500,000 shares of Series B preferred stock in exchange for 3,500,000 shares of Series A preferred stock and the cancellation of warrants to purchase 3,500,000 shares of a prior series B preferred stock. In addition, in April 1999, DSL.net issued and sold an aggregate of 2,785,516 shares of Series C preferred stock for aggregate consideration of $10,000,002. Each outstanding share of preferred stock is convertible into 2.666 shares of common stock.

   In May 1999, DSL.net issued and sold an aggregate of 2,868,069 shares of Series D preferred stock for aggregate consideration of $30,000,001, including a secured promissory note in an aggregate principal amount of $5,999,429, which note has since been paid in full. Each outstanding share of Series D preferred stock is convertible into 2.666 shares of common stock.

   In June 1999, DSL.net issued an aggregate of 95,603 shares of Series D preferred stock for aggregate consideration of $1,000,007, including a secured promissory note in an aggregate principal amount of $999,912. In addition, in July 1999, DSL.net issued an aggregate of 939,086 shares of Series E preferred stock for aggregate consideration of $18,499,994. Each outstanding share of Series E preferred stock is convertible into 2.666 shares of common stock.

   (b) Grants and Exercises of Stock Options

   As of July 21, 1999, DSL.net has granted options to purchase an aggregate of 5,042,739 shares of common stock under the 1999 Stock Plan at exercise prices ranging from $.04 to $7.39 for an aggregate purchase price of approximately $2,862,170. No shares of common stock have been issued in connection with the exercise of options.

   No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of certain options to purchase common stock and employee stock grants, Rule 701 under the Securities Act. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits:

 Exhibit
   No.                                   Exhibit
 -------                                 -------
  1.01*   Form of Underwriting Agreement.

  3.01*   Restated Certificate of Incorporation of DSL.net, as amended.

  3.02*   Form of Amended and Restated Certificate of Incorporation of DSL.net
          (to be filed immediately after the closing of the offering).

  3.03*   By-Laws of DSL.net.

  3.04* Amended and Restated By-laws of DSL.net (to be effective immediately after the closing of the offering).

  4.01*   Specimen Certificate for shares of DSL.net's Common Stock.

  4.02*   Description of Capital Stock (contained in the Certificate of
          Incorporation filed as Exhibit 3.02).

  4.03+   Form of Stock Purchase Warrant dated as of November 18, 1998 between
          DSL.net and certain investors.

  4.04+ Form of Warrant Agreement dated as of January , 1999 between DSL.net and certain investors.

  4.05+   Stock Subscription Warrant dated as of March 4, 1999 by and between
          DSL.net and Comdisco, Inc.

  5.01*   Legal Opinion of Testa, Hurwitz & Thibeault, LLP.

 10.01**+ 1999 Stock Plan.

 10.02+   Registration Rights Provisions contained in the Amended and Restated
          Investors' Rights Agreement dated as of May 12, 1999 between DSL.net and the purchasers named therein.

 10.03*   Master Lease Agreement dated as of March 4, 1999 between Comdisco,
          Inc. and DSL.net, as modified by the Addendum thereto.

 10.04+ Credit Agreement dated as of May 12, 1999 by and between DSL.net and Fleet National Bank.

 10.05+ Security Agreement dated as of May 12, 1999 by and between DSL.net and Fleet National Bank.

 10.06+   Lease Agreement dated February 5, 1999 by and between DSL.net and
          Long Wharf Drive, LLC., as amended.

 10.07* Amended and Restated Shareholders' Agreement, as amended, by and among DSL.net and certain investors.

 23.01*   Consent of Testa, Hurwitz & Thibeault, LLP (contained in Exhibit
          5.01).

 23.02    Consent of PricewaterhouseCoopers, LLP.

 24.01    Power of Attorney (contained on page II-5).

 27.01    Financial Data Schedule.

---------------------
*  To be filed by amendment.
** Indicates a management contract or any compensatory plan, contract or arrangement.

+  Previously filed.

   (b) Financial Statement Schedules

   None.

   All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Item 17. Undertakings.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement (File No. 333-80141) to be signed on its behalf by the undersigned, thereunto duly authorized, in New Haven, Connecticut on July 22, 1999.

                                          DSL.NET, INC.

                                          By: /s/ Robert Q. Berlin
                                              ---------------------------

                                             Robert Q. Berlin

                                             Chief Financial Officer and Vice
                                             President,  Strategic Planning

                                SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                         Title(s)                 Date
              ---------                         --------                 ----
                  *                    President, Chief Executive    July 22, 1999
______________________________________  Officer and Director
           David F. Struwas             (Principal Executive
                                        Officer)

                                       Chief Financial Officer       July 22, 1999
______________________________________  and Vice President,
           Robert Q. Berlin             Strategic Planning
                                        (Principal Financial and
                                        Accounting Officer)

                  *                    Director                      July 22, 1999
______________________________________
          Robert Gilbertson

                  *                    Director                      July 22, 1999
______________________________________
         William J. Marshall

                  *                    Director                      July 22, 1999
______________________________________
           William Seifert

                  *                    Director                      July 22, 1999
______________________________________
           James D. Marver

                  *                    Director                      July 22, 1999
______________________________________
             Paul K. Sun

   /s/ Robert Q. Berlin
*By: ___________________________

   Robert Q. Berlin

   as Attorney-in-Fact

                                                               Schedule II

                              DSL.net, Inc.

                    Valuation and Qualifying Accounts

                              (In Thousands)

                                                 Additions
                          Balance at  ------------------------------- Deductions Balance at
                         beginning of Charge to costs Charge to other   Net of     end of
      Description           period     and expenses      accounts     Write-offs   period
      -----------        ------------ --------------- --------------- ---------- ----------
Allowance for Doubtful
 Accounts:
 Period from inception
  (March 3, 1998 through
  December 31, 1998)....     $--            $--             $--          $--        $--
Six months ended June
 30, 1999 (unaudited)...      --             17              --           --         17

                                 Exhibit Index

 Exhibit
   No.                                   Exhibit
 -------                                 -------
  1.01*   Form of Underwriting Agreement.

  3.01*   Restated Certificate of Incorporation of DSL.net, as amended.

  3.02*   Form of Amended and Restated Certificate of Incorporation of DSL.net
          (to be filed immediately after the closing of the offering).

  3.03*   By-Laws of DSL.net.

  3.04* Amended and Restated By-laws of DSL.net (to be effective immediately after the closing of the offering).

  4.01*   Specimen Certificate for shares of DSL.net's Common Stock.

  4.02*   Description of Capital Stock (contained in the Certificate of
          Incorporation filed as Exhibit 3.02).

  4.03+   Form of Stock Purchase Warrant dated as of November 18, 1998 between
          DSL.net and certain investors.

  4.04+ Form of Warrant Agreement dated as of January 8, 1999 between DSL.net and certain investors.

  4.05+   Stock Subscription Warrant dated as of March 4, 1999 by and between
          DSL.net and Comdisco, Inc.

  5.01*   Legal Opinion of Testa, Hurwitz & Thibeault, LLP.

 10.01**+ 1999 Stock Plan.

 10.02+   Registration Rights Provisions contained in the Amended and Restated
          Investors' Rights Agreement dated as of May 12, 1999 between DSL.net and the purchasers named therein.

 10.03*   Master Lease Agreement dated as of March 4, 1999 between Comdisco,
          Inc. and DSL.net, as modified by the Addendum thereto.

 10.04+ Credit Agreement dated as of May 12, 1999 by and between DSL.net and Fleet National Bank.

 10.05+ Security Agreement dated as of May 12, 1999 by and between DSL.net and Fleet National Bank.

 10.06+   Lease Agreement dated February 5, 1999 by and between DSL.net and
          Long Wharf Drive, LLC., as amended.

 10.07* Amended and Restated Shareholders' Agreement, as amended, by and among DSL.net and certain investors, as amended.

 23.01*   Consent of Testa, Hurwitz & Thibeault, LLP (contained in Exhibit
          5.01).

 23.02    Consent of PricewaterhouseCoopers, LLP.

 24.01    Power of Attorney (contained on page II-5).

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*  To be filed by amendment.
** Indicates a management contract or any compensatory plan, contract or arrangement.

+  Previously filed.